Exhibit 99.1

PRO FORMA VALUATION REPORT

SECOND-STEP CONVERSION

NorthEast Community Bancorp, Inc. │White Plains, New York

PROPOSED HOLDING COMPANY FOR:
NorthEast Community Bank │ White Plains, New York

Dated as of February 5, 2021

1311-A Dolley Madison Boulevard

Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

February 5, 2021

Boards of Directors

NorthEast Community Bancorp, MHC

NorthEast Community Bancorp, Inc.
NorthEast Community Bank

325 Hamilton Avenue

White Plains, New York 10601

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On November 4, 2020, the Boards of Directors of NorthEast Community Bancorp, MHC (the “MHC”) and NorthEast Community Bancorp, Inc. (“NECB”) adopted a plan of conversion whereby the MHC will convert to stock form. As a result of the conversion, NECB, which currently owns all of the issued and outstanding common stock of NorthEast Community Bank (the “Bank”), will be succeeded by a new Maryland corporation with the name of NorthEast Community Bancorp, Inc. (“NorthEast Community Bancorp” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as NorthEast Community Bancorp or the Company, unless otherwise identified as NECB. As of December 31, 2020, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 59.65% of the common stock (the “MHC Shares”) of NECB. The remaining 40.35% of NECB’s common stock is owned by public stockholders.

It is our understanding that NorthEast Community Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plan consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
February 5, 2021

offering and a syndicated or firm commitment offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of NECB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Company, NECB, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the second-step conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company, the Bank and the MHC, including the prospectus as filed with the FRB and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company, the Bank and the MHC that has included a review of audited financial information for the years ended December 31, 2016 through December 31, 2020, a review of various unaudited information and internal financial reports through December 31, 2020, and due diligence related discussions with the Company’s management; BDO USA, LLP, the Company’s independent auditor; Kilpatrick Townsend & Stockton LLP, the Company’s conversion counsel and Piper Sandler & Co., the Company’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which NorthEast Community Bancorp operates and have assessed NorthEast Community Bancorp’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on NorthEast Community Bancorp and the industry as a whole. We have analyzed the potential effects of the stock conversion on NorthEast Community Bancorp’s operating characteristics and financial performance as they relate to the pro forma market value of NorthEast Community Bancorp. We have analyzed the assets held by the MHC, which will be consolidated with NorthEast Community Bancorp’s assets and equity pursuant to the completion of the second-step conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared NorthEast Community Bancorp’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the

Boards of Directors
February 5, 2021

market for existing thrift issues, initial public offerings by thrifts and thrift holding companies and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on NorthEast Community Bancorp’s representation that the information contained in the regulatory applications and additional information furnished to us by NorthEast Community Bancorp and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by NorthEast Community Bancorp, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of NorthEast Community Bancorp. The valuation considers NorthEast Community Bancorp only as a going concern and should not be considered as an indication of NorthEast Community Bancorp’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for NorthEast Community Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of NorthEast Community Bancorp’s stock alone. It is our understanding that there are no current plans for selling control of NorthEast Community Bancorp following completion of the second-step conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which NorthEast Community Bancorp’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and thus will increase equity. After accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.08%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ pro forma ownership interest was reduced from 40.35% to 40.27% and the MHC’s ownership interest was increased from 59.65% to 59.73%.

Valuation Conclusion

It is our opinion that, as of February 5, 2021, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of NECB – was $171,593,320 at the midpoint, equal to 17,159,332 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows: $145,854,320 or 14,585,432 shares at the minimum and $197,332,310 or 19,733,231 shares at the maximum.

Boards of Directors
February 5, 2021

Based on this valuation and taking into account the ownership interest represented by the shares owned by the MHC, the midpoint of the offering range is $102,500,000 equal to 10,250,000 shares at $10.00 per share. The resulting offering range and offering shares, all based on $10.00 per share, are as follows: $87,125,000 or 8,712,500 shares at the minimum and $117,875,000 or 11,787,500 shares at the maximum,

Establishment of the Exchange Ratio

The conversion regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and NECB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.4041 shares of the Company’s stock for every one share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1935 at the minimum and 1.6147 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of NorthEast Community Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step conversion.

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of NECB as of December 31, 2020, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of NECB and the exchange of the public shares for newly issued shares of NorthEast Community Bancorp’s common stock as a full public company was determined independently by the Boards of Directors of the MHC and NECB. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

Boards of Directors
February 5, 2021

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation may be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of NorthEast Community Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of NorthEast Community Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS
NORTHEAST COMMUNITY BANCORP, INC.
NORTHEAST COMMUNITY BANK

White Plains, New York

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.11
Lending Activities and Strategy		I.12
Asset Quality		I.15
Funding Composition and Strategy		I.16
Subsidiaries		I.17
Legal Proceedings		I.17

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.5
Regional Economy		II.7
Unemployment Trends		II.9
Market Area Deposit Characteristics and Competition		II.10

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.10
Interest Rate Risk		III.12
Credit Risk		III.14
Summary		III.14

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS
NORTHEAST COMMUNITY BANCORP, INC.
NORTHEAST COMMUNITY BANK
White Plains, New York

(continued)

DESCRIPTION	PAGE NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.2
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.9
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.16
	D.	Trading in NECB’s Stock	IV.16
8.	Management		IV.17
9.	Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments			IV.18
Valuation Approaches			IV.18
1.	Price-to-Earnings (“P/E”)		IV.20
2.	Price-to-Book (“P/B”)		IV.21
3.	Price-to-Assets (“P/A”)		IV.21
Comparison to Recent Offerings			IV.23
Valuation Conclusion			IV.23
Establishment of the Exchange Ratio			IV.24

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES
NORTHEAST COMMUNITY BANCORP, INC.
NORTHEAST COMMUNITY BANK
White Plains, New York

TABLE Number	DESCRIPTION	page

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.6
2.2	Primary Market Area Employment Sectors	II.8
2.3	Largest Employers in Local Market Area	II.9
2.4	Unemployment Trends	II.10
2.5	Deposit Summary	II.11
2.6	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.11
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.13
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.15
4.3	Market Pricing Versus Peer Group	IV.22

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. Overview and Financial Analysis

Introduction

NorthEast Community Bank, or the “Bank”, established in 1934, is a New York chartered stock savings bank headquartered in White Plains, New York. NorthEast Community Bank serves the New York metropolitan area through the main office, six branch offices and two loan production offices (“LPOs”), which are located in the counties of Westchester, New York, Orange, Bronx and Rockland. The Company also maintains three branch offices and one LPO in the Boston metropolitan area, which are located in the counties of Norfolk, Middlesex and Essex. Deposits are generated through the branch offices, while the Company conducts lending activities throughout the Northeastern United States, including New York, Massachusetts, Connecticut, New Jersey, New Hampshire and Pennsylvania. A map of NorthEast Community Bank’s full serve branch office locations is provided in Exhibit I-1. NorthEast Community Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”).

NorthEast Community Bancorp, Inc. (“NECB”) is the federally chartered mid-tier holding company of the Bank. NECB owns 100% of the outstanding common stock of the Bank. Since its formation in 2006, NECB has been engaged primarily in the business of holding the common stock of the Bank. NECB completed its initial public offering on July 5, 2006, pursuant to which it sold 5,951,250 shares or 45.0% of its outstanding common stock to the public and issued 7,273,750 shares or 55.0% of its common stock outstanding to NorthEast Community Bancorp, MHC (the “MHC”), the mutual holding company parent of NECB. The MHC and NECB are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”). At December 31, 2020, NECB had total consolidated assets of $968.2 million, deposits of $771.7 million and equity of $153.8 million or 15.89% of total assets. Excluding goodwill of $651,000, NECB’s tangible equity equaled $153.2 million or 15.82% of total assets at December 31, 2020. NECB’s audited financial statements for the most recent period are included by reference as Exhibit I-2.

Plan of Conversion

On November 4, 2020, the respective Board of Directors of NECB and the MHC adopted

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

a Plan of Conversion, whereby the MHC will convert to stock form. As a result of the conversion, NECB, which currently owns all of the issued and outstanding common stock of the Bank, will be succeeded by NorthEast Community Bancorp, Inc. (“NorthEast Community Bancorp” or the “Company”), a newly formed Maryland corporation. Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will also hereinafter be also referred to as NorthEast Community Bancorp or the Company, unless otherwise identified as NECB. As of December 31, 2020, the MHC had a majority ownership interest of approximately 59.65% in and its principal asset consisted of 7,273,750 common stock shares of NECB (the “MHC Shares”). The remaining 4,920,861 shares or approximately 40.35% of NECB’s common stock was owned by public shareholders.

It is our understanding that NorthEast Community Bancorp will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plan consisting of the Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of NECB will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

Strategic Overview

NorthEast Community Bancorp maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. The Company is pursuing a strategy of strengthening its community bank franchise dedicated to meeting the banking needs of business and retail customers in the communities that are served by the Company. Growth strategies are emphasizing loan growth that is primarily targeting growth of construction loans and commercial business loans.

The Company’s objective is to fund asset growth primarily through deposit growth, emphasizing growth of lower cost core deposits. Core deposit growth is expected to be in part facilitated by growth of commercial lending relationships, pursuant to which the Company is

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

seeking to establish a full-service banking relationship with its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. NorthEast Community Bancorp offers wealth management and financial planning services under the name Harbor West Financial Planning Wealth Management (“Harbor West”), a division of the Bank, through a networking arrangement with a registered broker-dealer and investment advisor.

Loans constitute the major portion of the Company’s composition of interest-earning assets, with construction loans comprising more than half of the Company’s loan portfolio composition. Cash and investments serve as a supplement to the Company’s lending activities, in which cash and cash equivalents account for the largest portion of the Company’s cash and investment holdings for purposes of managing liquidity and interest rate risk.

Deposits have consistently served as the primary funding source for the Company, supplemented with borrowings as an alternative funding source for purposes of managing funding costs and interest rate risk. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Company’s deposit base. Borrowings currently held by the Company consist of FHLB advances.

NorthEast Community Bancorp’s earnings base is largely dependent upon net interest income and operating expense levels. The Company experienced net interest margin expansion in 2017 and 2018, which was supported by an increase the yield-cost spread. Comparatively, the Company experienced net interest margin compression during 2019, as the result of a lower yield-cost spread. For 2020, net interest margin expansion was realized through a wider yield-cost spread. Overall, the Company has maintained a relatively strong net interest margin over the past five years, which has been largely realized through lending diversification into loans with relatively high yields. Operating expense ratios have increased in recent years, primarily in connection with the personnel added to implement growth strategies, manage compliance and staffing a new branch location. Non-interest operating income has been a fairly stable and a relatively limited contributor to the Company’s earnings, reflecting limited diversification into fee-based products and services. Loan loss provisions have had a varied impact on the Company’s earnings over the past five years, based on loan growth, credit quality trends and more recently to address the continued economic uncertainty resulting from the Covid-19 pandemic.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

A key component of the Company’s business plan is to complete a second-step conversion offering. The Company’s strengthened capital position will increase operating flexibility and facilitate implementation of planned growth strategies, including increasing lending capacity to the Company’s current loan customers as well as to prospective loans customers of the Company. Additionally, in the near term, the second-step offering will serve to substantially increase regulator capital and liquidity and, thereby, facilitate building and maintaining loss reserves while also providing the Company with greater flexibility to work with borrowers affected by the Covid-19-induced recession. The Company’s strengthened capital position will also provide more of a cushion against potential credit quality related losses in future periods. NorthEast Community Bancorp’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will serve to raise the level of interest-earning assets funded with equity and, thereby, reduce the ratio of interest-earning assets funded with interest-bearing liabilities as the balance of interest-bearing liabilities will initially remain relatively unchanged following the conversion, which may facilitate a reduction in NorthEast Community Bancorp’s funding costs. NorthEast Community Bancorp’s strengthened capital position will also position the Company to pursue additional expansion opportunities. Such expansion could potentially include establishing or acquiring additional banking offices to gain a market presence in nearby markets that are complementary to the Company’s existing branch network. As a fully-converted institution, the Company’s stronger capital position and greater capacity to offer stock as consideration for an acquisition may also facilitate increased opportunities to grow through acquisitions. At this time, the Company has no specific plans for expansion through acquisitions.

The projected uses of proceeds are highlighted below.

•	NorthEast Community Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds, in which some or all may be held as a deposit at the Bank. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•	NorthEast Community Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

the Bank are anticipated to become part of general operating funds and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with NorthEast Community Bancorp’s operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five years. From yearend 2016 through yearend 2020, NorthEast Community Bancorp’s assets increased at a 7.15% annual rate. Asset growth was largely driven by loan growth and was primarily funded by deposit growth. A summary of NorthEast Community Bancorp’s key operating ratios over the past five years is presented in Exhibit I-3.

NorthEast Community Bancorp’s loans receivable portfolio increased at a 6.95% annual rate from yearend 2016 through yearend 2020, which provided for a slight decrease in the loans-to-assets ratio from 85.25% at yearend 2016 to 84.62% at yearend 2020. Northeast Community Bancorp’s emphasis on construction lending is reflected in its loan portfolio composition, as 66.18% of total loans receivable consisted of construction loans at year end 2020.

Trends in the Company’s loan portfolio since yearend 2016 show that the concentration of construction loans comprising total loans increased from 39.84% at yearend 2016 to 66.18% at yearend 2020. Multi-family/mixed-use/non-residential real estate loans and commercial business loans constitute the primary types of lending diversification for the Company. From yearend 2016 to yearend 2020, Multi-family/mixed-use/non-residential real estate loans decreased from 48.86% of total loans to 22.03% of total loans and commercial business loans increased from 9.10% of total loans to 10.98% of total loans. Other areas of lending diversification for the Bank have been fairly limited, consisting primarily of 1-4 family permanent mortgage loans and, to a much lesser extent, consumer loans. As of December 31, 2020, 1-4 family permanent mortgage loans equaled 0.75% of total loans and the balance of consumer loans was nominal.

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will initially be

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

Table 1.1
NorthEast Community Bancorp, Inc.
Historical Balance Sheet Data

											12/31/16-
											12/31/20
											Annual.
	At December 31,										Growth
	2016		2017		2018		2019		2020		Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$734,504	100.00%	$814,821	100.00%	$870,325	100.00%	$955,171	100.00%	$968,221	100.00%	7.15%
Cash and cash equivalents	43,173	5.88%	43,601	5.35%	51,352	5.90%	127,675	13.37%	69,191	7.15%	12.51%
Certificates of deposit	648	0.09%	150	0.02%	100	0.01%	100	0.01%	100	0.01%	-37.32%
Investment securities	8,005	1.09%	13,963	1.71%	14,811	1.70%	19,198	2.01%	17,716	1.83%	21.97%
Loans receivable, net	626,139	85.25%	704,124	86.41%	747,841	85.93%	747,882	78.30%	819,281	84.62%	6.95%
FHLB stock	3,774	0.51%	3,306	0.41%	2,360	0.27%	1,348	0.14%	1,595	0.16%	-19.37%
Bank-owned life insurance	22,363	3.04%	22,949	2.82%	23,516	2.70%	24,082	2.52%	24,691	2.55%	2.51%
Goodwill and other intangible assets	911	0.12%	850	0.10%	789	0.09%	749	0.08%	651	0.07%	NM

Deposits	$545,346	74.25%	$625,211	76.73%	$687,096	78.95%	$779,158	81.57%	$771,706	79.70%	9.07%
Borrowings	70,249	9.56%	62,869	7.72%	42,461	4.88%	21,000	2.20%	28,000	2.89%	-20.54%

Equity	$109,452	14.90%	$116,897	14.35%	$129,618	14.89%	$142,113	14.88%	$153,825	15.89%	8.88%
Tangible equity	108,541	14.78%	116,047	14.24%	128,829	14.80%	141,364	14.80%	153,174	15.82%	8.99%

Loans/Deposits		114.81%		112.62%		108.84%		95.99%		106.16%

Number of Offices		12		11		12		13		13

(1)   Ratios are as a percent of ending assets.

Sources: NorthEast Community Bancorp's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

primarily invested into liquid funds, some or all of which may be held as a deposit at the Bank. Since yearend 2016, the Company’s level of cash and investment securities (inclusive of FHLB and ACBB stock) ranged from a low of 7.49% of assets at yearend 2017 to a high of 15.53% of assets at yearend 2019 and equaled 9.15% of assets at yearend 2020. As of December 31, 2020, the Company held investment securities totaling $17.7 million or 1.83% of assets. A $10.3 million in investment in a community development mutual fund comprised the most significant component of the Company’s investment securities portfolio at December 31, 2020. Other investments held by the Company at December 31, 2020 consisted of municipal bonds ($4.2 million) and mortgage-backed securities ($3.2 million). As of December 31, 2020, $7.4 million of the investment securities portfolio was maintained as held to maturity and $10.3 million was maintained as available for sale. Exhibit I-4 provides historical detail of the Company’s investment portfolio. As of December 31, 2020, the Company also held $69.2 million of cash and cash equivalents, $100,000 of certificates of deposit (“CDs”) and $1.6 million of FHLB stock.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which covers the lives of certain officers of the Company. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2020, the cash surrender value of the Company’s BOLI equaled $24.7 million or 2.55% of assets.

NorthEast Community Bancorp’s funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From yearend 2016 through yearend 2020, the Company’s deposits increased at a 9.07% annual rate. Total deposits trended higher from yearend 2016 through yearend 2019, which was followed by deposits declining in 2020. Deposits as a percent of assets ranged from a low of 74.25% at yearend 2016 to a high of 81.57% at yearend 2019. As of December 31, 2020, deposits equaled 79.70% of assets. Transaction and savings account deposits comprise the largest concentration of the Company’s deposits and accounted for 54.95% of the Company’s total deposits as of December 31, 2020, with the remaining 45.05% of total deposits consisting of CDs.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. Over the five-year period covered in Table 1.1, borrowings ranged from a low of $21.0 million or 2.20% of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

assets at yearend 2019 to a high of $70.2 million or 9.56% of assets at yearend 2016. As of December 31, 2020, borrowings totaled $28.0 million or 2.89% of assets and consisted entirely of FHLB advances.

The Company’s equity increased at an 8.88% annual rate from yearend 2016 through yearend 2020, as retention of earnings was partially offset by payment of cash dividends and stock repurchases. Stronger equity growth relative to asset growth provided for an increase in the Company’s equity-to-assets ratio from 14.90% at December 31, 2016 to 15.89% at December 31, 2020. Similarly, the Company’s tangible equity-to-assets ratio increased from 14.78% at December 31, 2016 to 15.82% at December 31, 2020. The Company maintained $651,000 of goodwill at December 31, 2020, equal to 0.07% of assets. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2020. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, the significant increase in NorthEast Community Bancorp’s pro forma capital position will initially depress its return on equity (“ROE”).

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the years ended December 31, 2016 through December 31, 2020. During the period covered in Table 1.2, the Company’s reported earnings from a low of $5.0 million or 0.76% of average assets during 2016 to a high of $13.0 million or 1.53% of average assets during 2018. For 2020, the Company reported earnings of $12.3 million or 1.31% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings, while non-interest operating income has been a fairly limited contributor to the Company’s earnings. Loan loss provisions have had a varied impact on the Company’s earnings and non-operating income and losses have been a relatively minor earnings factor throughout the period covered in Table 1.2

For the period covered in Table 1.2, the Company’s net interest income to average assets ratio ranged from a low of 3.49% during 2016 to a high of 4.51% during 2018. The Company’s net interest income to average assets ratio decreased to 4.03% during 2019 and then increased to 4.15% during 2020. The increase in the Company’s net interest income ratio from 2016 through 2018 was realized through a more significant increase in the interest income ratio compared to the increase in the interest expense ratio. The increase in the interest income

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

NorthEast Community Bancorp, Inc.

Historical Income Statements

For the Year Ended December 31,
2016	2017	2018	2019	2020
Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$28,585	4.30%	$37,336	4.92%	$47,820	5.63%	$53,816	5.59%	$48,977	5.22%
Interest expense	(5,380)	-0.81%	(6,525)	-0.86%	(9,478)	-1.12%	(15,034)	-1.56%	(9,977)	-1.06%
Net interest income	$23,205	3.49%	$30,811	4.06%	$38,342	4.51%	$38,782	4.03%	$39,000	4.15%
Provision for loan losses	(146)	-0.02%	(51)	-0.01%	(1,114)	-0.13%	(727)	-0.08%	(814)	-0.09%
Net interest income after provisions	$23,059	3.47%	$30,760	4.05%	$37,228	4.38%	$38,055	3.95%	$38,186	4.07%

Other non-interest operating income	$2,175	0.33%	$2,222	0.29%	$2,348	0.28%	$2,491	0.26%	$2,286	0.24%
Operating expense	(17,040)	-2.57%	(18,448)	-2.43%	(22,784)	-2.68%	(23,944)	-2.49%	(25,088)	-2.67%
Net operating income	$8,194	1.23%	$14,534	1.91%	$16,792	1.98%	$16,602	1.72%	$15,384	1.64%

Non-Operating Income/(Losses)
Gain/(Loss) on disposition of equipment	$(49)	-0.01%	$(7)	0.00%	$20	0.00%	$37	0.00%	$(61)	-0.01%
Unrealized gain on equity securities	-	0.00%	-	0.00%	-	0.00%	291	0.03%	288	0.03%
Net non-operating income(losses)	$(49)	-0.01%	$(7)	0.00%	$20	0.00%	$328	0.03%	$227	0.02%

Net income before tax	$8,145	1.23%	$14,527	1.91%	$16,812	1.98%	$16,930	1.76%	$15,611	1.66%
Income tax provision	(3,118)	-0.47%	(6,477)	-0.85%	(3,785)	-0.45%	(3,977)	-0.41%	(3,282)	-0.35%
Net income (loss)	$5,027	0.76%	$8,050	1.06%	$13,027	1.53%	$12,953	1.34%	$12,329	1.31%

Adjusted Earnings
Net income	$5,027	0.76%	$8,050	1.06%	$13,027	1.53%	$12,953	1.34%	$12,329	1.31%
Add(Deduct): Non-operating income	49	0.01%	7	0.00%	(20)	0.00%	(328)	-0.03%	(227)	-0.02%
Tax effect (2)	(19)	0.00%	(3)	0.00%	4	0.00%	69	0.01%	48	0.01%
Adjusted earnings	$5,057	0.76%	$8,054	1.06%	$13,011	1.53%	$12,694	1.32%	$12,150	1.29%

Expense Coverage Ratio (3)	1.36	x	1.67	x	1.68	x	1.62	x	1.55	x
Efficiency Ratio (4)	67.28%	55.86%	55.95%	58.04%	60.82%

(1)  Ratios are as a percent of average assets.

(2)  Assumes a 38.0% effective tax rate for 2016 and 2017 and a 21.0% effective tax rate for 2018 through 2020.

(3)  Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.

(4)  Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.

Sources:  NorthEast Community Bancorp's prospectus, audited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

ratio was facilitated by growth of higher yielding loans, which more than offset the increase in the Company’s cost of interest-bearing liabilities. The decline in the Company’s net interest income ratio during 2019 was due to interest rate spread compression that resulted from a more significant increase in the cost of interest of interest-bearing liabilities compared to the increase in the yield on interest-earnings assets, while the increase in the net interest income ratio during 2020 was due to interest rate spread expansion that resulted from a less significant decrease in the yield on interest-earning assets compared to the decrease in the cost of interest-bearing liabilities. Overall, during the past five fiscal years, the Company’s interest rate spread ranged from a low of 3.55% during 2016 to a high of 4.36% during 2018 and equaled 3.94% during 2020. The Company’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibit I-3 and Exhibit I-5.

Non-interest operating income has been somewhat of a limited contributor to the Company’s earnings over the past five years, reflecting the Company’s somewhat limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of $2.2 million or 0.33% of average assets during 2016 to a high of $2.5 million or 0.26% of average assets during 2019. For 2020, non-interest operating income amounted to $2.3 million or 0.24% of average assets. Fees and service charges, income earned on BOLI and wealth management advisory fees generated through Harbor West constitute the major sources of the Company’s non-interest operating revenues.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of $17.0 million or 2.57% of average assets during 2016 to a high of $25.1 million or 2.67% of average assets during 2020. The upward trend in the Company’s operating expenses since 2016 has been primarily related to normal cost increases, as well as personnel added to implement growth strategies, manage regulatory compliance and staff new branch locations.

Overall, the general trends in the Company’s net interest income ratio and operating expense ratio showed an increase in core earnings, as indicated by the Company’s expense coverage ratios (net interest income divided by operating expenses). NorthEast Community Bancorp’s expense coverage ratio equaled 1.36 times during 2016, versus a ratio of 1.55 times during 2020. Likewise, NorthEast Community Bancorp’s efficiency ratio (operating expenses as

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11

a percent of the sum of net interest income and other operating income) of 67.28% during 2016 was less favorable compared to its efficiency ratio of 60.82% recorded during 2020.

During the period covered in Table 1.2, the amount of loan loss provisions recorded by the Company ranged from $51,000 or 0.01% of average assets during 2017 to $1.1 million or 0.13% of average assets during 2018. For 2020, loan loss amounted to $814,000 or 0.09% of average assets. As of December 31, 2020, the Company maintained valuation allowances of $5.1 million, equal to 0.62% of total loans and 142.44% of non-performing loans. As of December 31, 2020, non-performing loans totaled $3.6 million or 0.43%% of total loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five years.

Non-operating income and losses have not been a significant factor in the Company’s earnings over the past five years, consisting of gains and losses on disposition of equipment and an unrealized gain on equity securities. For 2020, the Company reported a non-operating gain of $227,000 or 0.02% of average assets. The net non-operating gain for 2020 consisted of a $61,000 loss on disposition of equipment and a $288,000 unrealized gain on equity securities. Overall, the items that comprise the Company’s non-operating income and losses are not viewed to be part of the Company’s core or recurring earnings base.

The Company’s effective tax rate ranged from 22.51% during 2018 to 44.59% during 2017 and equaled 21.02% during 2020. The relatively high effective tax rate recorded for fiscal year 2017 includes a reduction in the value of NorthEast Community Bancorp’s deferred tax assets and a corresponding charge to income tax expense of $1.1 million as a result of the enactment of the Tax Cuts and Jobs Act of 2017, which reduced the maximum federal corporate income tax rate to 21% from 35%. As set forth in the prospectus, the Company’s effective marginal tax rate is 21.0%.

Interest Rate Risk Management

The Company’s balance sheet is asset-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of falling and lower interest rates. After experiencing interest spread compression during 2019, the Company’s interest rate spread increased during 2020. Interest rate spread compression in 2019 was due to a more significant increase in average funding costs relative to the average yield earned on interest-earning assets, while interest rate expansion during 2020 was due to a more significant decline in average funding costs relative to the decline in yield earned on

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12

interest-earning assets. The Company’s interest rate risk analysis indicated that as of December 31, 2020, in the event of a 200 basis point instantaneous parallel increase in interest rates, net interest income would increase by 24.96% in year 1 and net portfolio value would increase by 11.43% (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through lending diversification which emphasizes origination of adjustable rate or shorter term fixed rate balloon loans and maintaining a relatively high level of liquidity in the prevailing low interest rate environment. As of December 31, 2020, of the Company’s total loans due after December 31, 2021, ARM loans comprised 88.4% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits, utilizing longer term fixed rate FHLB advances with laddered extending out to more than five years. Transaction and savings account deposits comprised 54.95% of the Company’s total deposits as of December 31, 2020.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

NorthEast Community Bancorp’s lending activities have emphasized the origination of construction loans and such loans comprise the largest concentration of the Company’s loan portfolio. Beyond construction loans, lending diversification by the Company has emphasized multi-family/mixed-use/non-residential real estate loans followed by commercial business loans. Other areas of lending diversification for the Company include 1-4 family permanent mortgage loans and a nominal amount of consumer loans. The Company considers its lending territory to be the Northeastern United States, including New York, Massachusetts, New Jersey, Connecticut, Pennsylvania and New Hampshire. Pursuant to the Company’s strategic plan, the Company is continuing to pursue a diversified lending strategy emphasizing construction and commercial business loans as the primary areas of targeted loan growth. Exhibit I-9 provides

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13

historical detail of NorthEast Community Bancorp’s loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2020.

Construction Loans. Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, condominium complexes, single-family developments, commercial real estate and multi-family properties. On a limited basis, the Company supplements originations of construction loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by the Company. Construction loans are interest only loans during the construction period, which are typically 18 to 36 months, and are tied to the prime rate as published in The Wall Street Journal. Construction loans are generally offered up to a maximum loan-to-value (“LTV”) ratio of 75%-80% of the appraised market value of the completed property. Construction loans in the New York counties of Orange, Sullivan and Rockland consist primarily of loans to construct contemporary townhouse-style condominium buildings and complexes containing four to 250 units. Construction loans in Bronx County consist primarily of loans to construct affordable rental apartment buildings containing between ten and 50 or more apartments. The average balance of loans in the construction loan portfolio was $1.2 million at December 31, 2020. As of December 31, 2020, the largest outstanding construction loan had a balance of $13.5 million and was performing in accordance with its terms at December 31, 2020. This loan is secured by a non-residential building located in the Town of Palm Tree, New York. All construction loans were performing according to their terms at December 31, 2020. As of December 31, 2020, the Company’s outstanding balance of construction loans totaled $545.8 million equal to 66.18% of total loans outstanding.

Multi-family, Mixed-Use and Non-Residential Real Estate Loans Multi-family, mixed-use and non-residential real estate loans consist of loans originated by the Company, which are largely collateralized by properties in the Company’s regional lending area. Multi-family loans are comprised primarily of loans on moderate income apartment buildings located in the Company’s lending territory and include loans on cooperative apartment buildings (in the New York area) and loans for Section 8 multifamily housing. Mixed-use real estate loans are secured by properties that are intended for both residential and business use. The Company also originates multi-family and mixed-use real estate loans in Massachusetts and several northeastern states. Non-residential real estate loans are generally secured by office buildings, medical facilities and retail shopping centers.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

The Company originates a variety of adjustable-rate and balloon multi-family and mixed-use real estate loans. The adjustable-rate loans have fixed rates for a period of one, two, three and five years and then adjust every one, two, three or five years thereafter, based on the terms of the loan. Maturities on these loans can be up to 15 years, and typically they amortize over a 20 to 30-year period. Interest rates on adjustable-rate loans are adjusted to a rate that equals the applicable one-, two-, three- or five-year Federal Home Loan Bank (“FHLB”) of New York or FHLB of Boston advance rate plus a margin. The balloon loans have a maximum maturity of five years. The Company’s current policy is to require a minimum debt service coverage ratio of between 1.25x and 1.40x depending on the rating of the underlying property. On multifamily and mixed-use real estate loans, the Company’s current policy is to finance up to 75% of the lesser of the appraised value or purchase price of the property securing the loan on purchases and refinances of Class A and B properties and up to 65% of the lesser of the appraised value or purchase price for properties that are rated Class C.

The Company’s non-residential real estate loans are structured in a manner similar to its multi-family and mixed-use real estate loans, typically at a fixed rate of interest for three to five years and then a rate that adjusts every three to five years over the term of the loan, which is typically 15 years. Interest rates and payments on these loans generally are based on the one-, two-, three- or five-year FHLB of New York or FHLB of Boston advance rate plus a margin. Loans are secured by first mortgages that generally do not exceed 75% of the property’s appraised value.

On December 31, 2020, the largest outstanding multi-family real estate loan had a balance of $8.5 million and was performing according to its terms at December 31, 2020. This loan is secured by a 218 unit apartment complex located in Philadelphia, Pennsylvania. The largest mixed-use real estate loan had a balance of $2.7 million and was performing according to its terms at December 31, 2020. This loan is secured by four mixed-use buildings with 11 apartment units and five commercial units located in Brooklyn, New York. At December 31, 2020, the largest outstanding non-residential real estate loan had an outstanding balance of $10.0 million. This loan is secured by a 16-acre site which is listed on the national and state registries for historic places. The property consists of 12 buildings totaling approximately 160,000 square feet, including a large central convent, chapel, elementary school, high school, administrative building and other ancillary structures located in White Plains, New York. This loan was performing according to its terms at December

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

31, 2020. As of December 31, 2020, the Company’s outstanding balance of multi-family, mixed-use and non-residential real estate loans totaled $181.7 million, equal to 22.03% of total loans outstanding, and consisted of $90.5 million of multi-family loans, $60.7 million of non-residential real estate loans and $30.5 million of mixed-use real estate loans.

Commercial Business Loans. The commercial business loan portfolio is generated through extending loans to small-to medium-sized businesses operating in the local market area. Commercial business lending is a targeted area of loan growth for the Company, pursuant to which the Company is seeking to become a full-service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by the Company consist of lines of credit secured by general business assets and equipment, which are indexed to The Wall Street Journal prime rate. At December 31, 2020, the largest outstanding commercial and industrial loan and the largest outstanding commercial and industrial line of credit relationship with one borrower was comprised of three lines of credit totaling $30.0 million, with outstanding balances totaling $2.8 million and remaining available lines of credit totaling $27.2 million. However, the borrower cannot at any one time have an outstanding balance of more than $10 million combined over all three lines of credit. One of the lines of credit totaling $10.0 million, with a $1.5 million outstanding balance and a remaining available line of $8.5 million at December 31, 2020, is the Company’s largest outstanding commercial and industrial line of credit and is secured by the assets of a construction company. At December 31, 2020, these loans was performing in accordance with its terms. As of December 31, 2020, the Company’s outstanding balance of commercial business loans totaled $90.6 million equal to 10.98% of total loans outstanding.

Consumer Loans. Consumer lending has been a very limited area of lending diversification for the Company, with such loans consisting of personal loans, loans secured by savings accounts or CDs (share loans), and overdraft protection for checking accounts which is linked to statement savings accounts and has the ability to transfer funds from the statement savings account to the checking account when needed to cover overdrafts. As of December 31, 2020, the Company held $42,000 of consumer loans equal to 0.01% of total loans outstanding.

Asset Quality

Over the past five years, NorthEast Community Bancorp’s balance of non-performing

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

assets ranged from a low of $4.0 million or 0.46% of assets at December 31, 2018 to a high of $11.6 million or 1.58% of assets at December 31, 2016. As of December 31, 2020, non-performing assets totaled $5.6 million or 0.58% of assets. As shown in Exhibit I-11, non-performing assets at December 31, 2020 consisted of $3.6 million of non-accruing loans and $2.0 million of real estate owned. The entire balance of non-accruing loans held by the Company at December 31, 2020 consisted of non-residential real estate loans. Likewise, the entire balance of real estate owned held by the Company at December 31, 2020 consisted of non-residential real estate properties.

To track the Company’s asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed on a regular basis by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2020, the Company maintained loan loss allowances of $5.1 million, equal to 0.62% of total loans outstanding and 142.44% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2020 deposits accounted for 96.50% of NorthEast Community Bancorp’s combined balance of deposits and borrowings. Exhibit I-12 sets forth the Company’s deposit composition for the past three fiscal years. Transaction and savings account deposits constituted 54.95% of total deposits as of December 31, 2020, as compared to 42.48% of total deposits as of December 31, 2018. The increase in the concentration of core deposits comprising total deposits at yearend 2020 compared to yearend 2018 was due to growth of core deposits and a decline in CDs.

The balance of the Company’s deposits consists of CDs, which equaled 45.05% of total deposits as of December 31, 2020 compared to 57.52% of total deposits as of December 31, 2018. NorthEast Community Bancorp’s current CD composition reflects a higher concentration of short-term CDs (maturities of one year or less). The CD portfolio totaled $347.7 million at December 31, 2020 and $211.8 million or 60.92% of the CDs were scheduled to mature in one year or less. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of December 31, 2020. As of December 31, 2020, jumbo CDs (CD accounts with balances of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

$100,000 or more) amounted to $271.4 million or 78.05% of total CDs. The Company held $71.1 million of brokered CDs at December 31, 2020.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. FHLB advances have been the only source of borrowings utilized by the Company over the past five years. The Company maintained $28.0 million of FHLB advances at December 31, 2020 with a weighted average rate of 2.52%. FHLB advances held by the Company at December 31, 2020 had laddered terms with maturities extending out to more than five years. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three years.

Subsidiaries

The Company’s only subsidiary is NorthEast Community Bank. The Bank maintains the following subsidiaries:

New England Commercial Properties LLC was formed in October 2007 to facilitate the purchase or lease of real property by NorthEast Community Bank and to hold real estate owned acquired by NorthEast Community Bank through foreclosure or deed-in-lieu of foreclosure. As of December 31, 2020, New England Commercial Properties, LLC had no assets other than a foreclosed office building located in Pittsburgh, Pennsylvania.

NECB Financial Services Group LLC was formed in April 2012 as a complement to NorthEast Community Bank’s existing investment advisory and financial planning services division, Harbor West Financial Planning Wealth Management, to sell life insurance products and fixed-rate annuities. NECB Financial Services Group LLC is licensed in the States of New York and Connecticut.

72 West Erickson LLC was formed in April 2015 to hold real property that NorthEast Community Bank uses as branch offices.

Legal Proceedings

From time to time, the Company is involved in routine legal proceedings in the ordinary course of business.  Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to the Company’s financial condition, results of operations and cash flows.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

NorthEast Community Bancorp serves the New York City metropolitan area through the main office, six branch offices and two loan production offices (“LPOs”), which are located in the counties of Westchester, New York, Orange, Bronx and Rockland. The Company also maintains three branch offices and one LPO in the Boston metropolitan area, which are located in the counties of Norfolk, Middlesex and Essex. Deposits are generated through the branch offices, while the Company conducts lending activities throughout the Northeastern United States, including New York, Massachusetts, Connecticut, New Jersey, Pennsylvania and New Hampshire. Exhibit II-1 provides information on the Bank’s office facilities.

Construction loans originated by the Company in Bronx, Kings, Orange, Rockland and Sullivan Counties in New York and Brooklyn (Kings County) are almost exclusively located within homogeneous communities that demonstrate significant population growth concentrated in well-defined existing, and newer expanding, communities. The communities are substantially different from New York State and nationwide economic fluctuations and are considered to be high absorption areas, i.e., where the demand for rental or purchase properties is far greater than available supply.

With operations in major metropolitan areas, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The New York and Boston metropolitan areas have highly diversified economies, which have been have been significantly impacted by the Covid-19 pandemic.

Future growth opportunities for NorthEast Community Bancorp depend on the future growth and stability of the national and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area and the resultant impact on value.

RP® Financial, LC.	MARKET AREA II.2

National Economic Factors

The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, July 2020 manufacturing activity increased to an index reading of 54.2 and July service sector activity accelerated to an index reading of 58.1. U.S. employers added 1.8 million jobs in July and the July unemployment rate fell to 10.2%. In late-July, economic data suggested that the economic recovery was stalling, as filings for initial unemployment claims rose for two consecutive weeks after nearly four months of declining weekly unemployment claims and second quarter GDP contracted at a record annual rate of 32.9%. July existing home sales increased 24.7%, while new home sales in July rose 13.9%. At the same time, the number of homeowners that were at least 90 days delinquent soared to a 10-year high in July. August manufacturing activity accelerated to an index reading of 56.0. Comparatively, August service sector activity slowed to an index 56.9. The U.S. economy added 1.4 million jobs in August and the August unemployment rate declined to 8.4%. Record low mortgage rates helped to fuel a 2.4% increase in August existing home sales and a 4.8% increase in August new home sales. August retail sales increased 0.6%, while durable-goods orders for August increased 0.4%. The consumer confidence index for September surged to 101.8, which was its highest level since March. September manufacturing activity increased to an index reading of 55.4, while September service sector activity accelerated to an index reading of 57.8. The U.S. economy added 661,000 jobs in September and the September unemployment rate dropped to 7.9%. Existing home sales for September increased 9.4%, versus a 3.5% decline in September new home sales. Third quarter GDP rebounded from the pandemic-induced slump, increasing at a 33.1% annualized pace.

Manufacturing activity for October 2020 expanded at its quickest pace in more than two years with an index reading of 59.3, while October service sector activity declined to an index reading of 56.6. U.S. employers added 638,000 jobs in October and the October unemployment rate dropped to 6.9%. October existing home sales rose to a 14-year high with an increase of 4.3% from September existing home sales, as low borrowing costs and a shift in living preferences during the pandemic fueled a surge in home purchases. November manufacturing and service activity slowed to respective index readings of 57.5 and 55.9. The U.S. economy added 245,000 job in November, which was less than expected, and the November unemployment rate dropped to 6.7%. November retail sales dropped 1.1%, amid a surge in coronavirus infections and new business restrictions. Existing home sales declined

RP® Financial, LC.	MARKET AREA II.3

2.5% in November, versus an 11.0% decline in November new home sales. Manufacturing activity for December accelerated to an index reading of 60.7, while service sector activity for December accelerated to an index reading of 57.2. U.S. payrolls for December declined by 140,000 which was the first decline since April. The December unemployment rate remained at 6.7%. Retail sales for December were down 0.7%. Existing and new home sales for December increased by 0.7% and 1.6%, respectively. Fourth quarter GDP increased at a 4.0% annualized rate, while GDP for all of 2020 contracted 3.5%.

January 2021 manufacturing activity slowed to an index reading of 58.7, while service sector activity for January accelerated to an index reading of 58.7. U.S. employers added 49,000 jobs in January and the January unemployment rate fell to 6.3%.

In terms of interest rates trends over the past few quarters, a stable interest rate environment prevailed at the start of the third quarter of 2020. Long-term Treasury yields edged lower going into the second half of July, as a surge in coronavirus cases forced a number of states to reimpose lockdown measures. In mid-July, the average rate on a 30-year fixed rate mortgage fell to 2.98%, its lowest level on record. The 10-year Treasury yield edged below 0.60% going into late-July. At the conclusion of its late-July policy meeting, the Federal Reserve left its benchmark rate near zero and reiterated that it would continue to support the economy. The 10-year Treasury yield remained below 0.60% heading into mid-August and then trended up slightly to above 0.70% in late-August after the Federal Reserve dropped its long-standing practice of pre-emptively lifting interest rates to head off higher inflation. At the start of September, the 10-year Treasury yield fell below 0.70% and then edged back up over 0.70% with the release of the August employment report. For the balance of September, the 10-year Treasury yield stabilized in a range between 0.64% and 0.71% as the Federal Reserve signaled that it would keep its benchmark rate near zero through 2023.

Economic reports indicating the U.S. economy was continuing to improve and hopes of a new coronavirus relief deal pushed the 10-year Treasury yield above 0.75% in early-October 2020, which was followed by long-term Treasury yields stabilizing through mid-October. After increasing to a yield of 0.85% heading into late-October, the 10-year Treasury edged lower at the beginning of the last week of October as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Stronger-than-expected third quarter GDP growth pushed the 10-year Treasury yield up to 0.88% at the end of October. After edging lower with the release of the October employment report, long-term Treasury yields surged higher in the second week of November on news that a coronavirus vaccine being

RP® Financial, LC.	MARKET AREA II.4

developed was 90% effective. Long-term Treasury yields edged lower going into the second half of November, as states implemented new lockdown measures amid a resurgence of coronavirus infections. Promising results for multiple Covid-19 vaccines and signs that U.S. lawmakers were committed to completing a new Covid-19 relief package contributed to long-term Treasury yields edging higher in early-December, which was followed by interest rates stabilizing for the balance of 2020. At its final meeting of the year in mid-December, the Federal Reserve left its benchmark at near zero and made no changes to its asset purchase program.

Interest rates remained stable at the start of 2021 and then edged higher following the Georgia Senate election run-offs in early-January, as the 10-year Treasury yield climbed above 1.0% on expectations that additional fiscal stimulus would be forthcoming with Democrats taking control of the Senate. The 10-year Treasury yield stabilized around 1.10% going into the last week of January and then edged lower at the end of January, amid concerns of delays in distribution of the Covid-19 vaccine and the ability to end lockdowns or other restrictions. The Federal Reserve concluded its late-January meeting leaving its benchmark rate near zero and keeping its easy money policies in place. Expectations of more stimulus pushed long-term Treasury yields higher at the end of January and the first week of February, which provided for some steepening of the yield curve. As of February 5, 2021, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.06% and 1.19%, respectively, versus comparable year ago yields of 1.49% and 1.66%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in January 2021, GDP growth was projected to increase 4.3% in 2021 and then decrease to 3.0% in 2022. The U.S. unemployment rate was forecasted to equal 6.1% in June 2021 and then decrease to 5.3% in December 2021. An average of 419,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate to equal 0.13% in June 2021 and then edge up to 0.14% in December 2021. On average, the economists forecasted that the 10-year Treasury yield would equal 1.24% in June 2021 and then increase to 1.44% in December 2021. The surveyed economists also forecasted home prices would rise by 5.5% in 2021 and 2020 housing starts were forecasted to increase from 1.38 million in 2020 to 1.49 million in 2021.

The January 2021 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2021 existing home sales to increase by 10.2% from 2020 sales and new home sales were forecasted to increase by 18.1% in 2021 from sales in 2020. The 2021

RP® Financial, LC.	MARKET AREA II.5

median sale prices for existing and new homes were forecasted to increase by 3.2% and 0.4%, respectively. Total mortgage production was forecasted to decrease in 2021 to $2.719 trillion, compared to $3.573 trillion in 2020. The forecasted decrease in 2021 originations was based on a 10.5% increase in purchase volume and a 46.7% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.574 trillion in 2021, versus refinancing volume totaling $1.145 trillion. Housing starts for 2021 were projected to increase by 7.2% to total 1.481 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by NorthEast Community Bancorp. Demographic data for the primary market area counties where the Company maintains branch locations and conducts significant lending activities, as well as for New York, Massachusetts and the U.S., is provided in Table 2.1.

Population and household data indicate that the market area served by the Company’s branches is largely a mix of urban and suburban markets. For 2021, the Company’s market area counties ranged in population from a low of 75,000 in Sullivan County to a high of 2.6 million in New York County. From 2016 through 2021, annual population growth rates ranged from a 0.8% decrease in population for Kings County to a 0.5% increase in population for Orange County. Comparatively, over the past five years, New York’s population decreased at a 0.5% annual rate and Massachusetts’ population increased at a 0.3% annual rate. Comparative growth trends for households generally paralleled population growth trends, as the counties of Orange, Middlesex and Essex experienced the strongest growth in households and Kings County experienced the largest decline in households. Population and household growth trends for the primary market area counties that experienced growth over the past five years are generally projected to continue over the next five years, while the projected population and growth trends for the primary market area counties that experienced loss of population and households over the past five years are generally projected to show no change or slight increases in population and households over the next five years.

Income measures show that the counties of New York, Westchester, Rockland, Norfolk and Middlesex are relatively affluent markets, with median household and per capita income measures that were above the comparable state and U.S. measures. Comparatively, median

RP® Financial, LC.	MARKET AREA II.6

Table 2.1
NorthEast Community Bancorp, Inc.
Summary Demographic Data

	Year			Growth Rate
	2016	2021	2026	2016-2021	2021-2026
				(%)	(%)
Population (000)
USA	322,431	330,946	340,574	0.5%	0.6%
New York	19,853	19,402	19,339	-0.5%	-0.1%
New York, NY	1,648	1,630	1,638	-0.2%	0.1%
Bronx, NY	1,456	1,415	1,415	-0.6%	0.0%
Westchester, NY	980	967	970	-0.3%	0.1%
Orange, NY	377	388	394	0.5%	0.3%
Rockland, NY	328	327	331	-0.1%	0.2%
Kings, NY	2,658	2,552	2,550	-0.8%	0.0%
Sullivan, NY	75	75	75	0.1%	-0.1%
Massachusetts	6,810	6,928	7,085	0.3%	0.4%
Norfolk, MA	699	711	729	0.4%	0.5%
Middlesex, MA	1,592	1,622	1,666	0.4%	0.5%
Essex, MA	778	794	814	0.4%	0.5%

Households (000)
USA	122,265	125,733	129,596	0.6%	0.6%
New York	7,544	7,402	7,397	-0.4%	0.0%
New York, NY	797	789	794	-0.2%	0.1%
Bronx, NY	510	496	496	-0.6%	0.0%
Westchester, NY	360	356	358	-0.2%	0.1%
Orange, NY	128	131	133	0.5%	0.3%
Rockland, NY	104	103	104	-0.2%	0.2%
Kings, NY	982	950	954	-0.7%	0.1%
Sullivan, NY	29	30	30	0.2%	0.0%
Massachusetts	2,661	2,721	2,792	0.4%	0.5%
Norfolk, MA	269	275	283	0.4%	0.5%
Middlesex, MA	618	632	651	0.5%	0.6%
Essex, MA	300	307	315	0.5%	0.6%

Median Household Income ($)
USA	55,551	67,761	73,868	4.1%	1.7%
New York	60,445	74,462	83,994	4.3%	2.4%
New York, NY	74,526	93,854	104,246	4.7%	2.1%
Bronx, NY	33,942	43,015	47,779	4.9%	2.1%
Westchester, NY	86,168	102,782	113,311	3.6%	2.0%
Orange, NY	70,186	82,420	89,220	3.3%	1.6%
Rockland, NY	82,412	94,873	101,450	2.9%	1.3%
Kings, NY	49,716	68,871	79,563	6.7%	2.9%
Sullivan, NY	49,289	58,081	63,363	3.3%	1.8%
Massachusetts	69,807	87,126	96,373	4.5%	2.0%
Norfolk, MA	88,926	108,468	118,393	4.1%	1.8%
Middlesex, MA	86,767	109,090	120,213	4.7%	2.0%
Essex, MA	68,821	84,426	93,601	4.2%	2.1%

Per Capita Income ($)
USA	30,002	37,689	41,788	4.7%	2.1%
New York	34,045	43,801	49,170	5.2%	2.3%
New York, NY	63,858	80,041	86,845	4.6%	1.6%
Bronx, NY	17,828	23,001	26,126	5.2%	2.6%
Westchester, NY	48,416	60,382	65,591	4.5%	1.7%
Orange, NY	31,628	39,154	42,728	4.4%	1.8%
Rockland, NY	35,151	44,037	46,977	4.6%	1.3%
Kings, NY	27,827	39,799	46,294	7.4%	3.1%
Sullivan, NY	26,101	33,265	36,705	5.0%	2.0%
Massachusetts	38,791	50,520	56,238	5.4%	2.2%
Norfolk, MA	47,509	60,544	65,959	5.0%	1.7%
Middlesex, MA	47,267	61,793	68,022	5.5%	1.9%
Essex, MA	36,172	48,443	53,856	6.0%	2.1%

2021 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	19.0	26.8	24.8	18.4	11.4
New York	17.6	26.9	25.0	19.0	11.8
New York, NY	13.1	31.5	28.7	16.5	12.2
Bronx, NY	21.4	29.1	25.6	15.8	9.2
Westchester, NY	18.3	24.5	24.3	19.5	12.5
Orange, NY	20.9	27.2	22.6	18.0	10.0
Rockland, NY	22.8	26.1	21.0	16.9	11.3
Kings, NY	20.0	28.5	27.2	15.7	9.9
Sullivan, NY	17.4	23.8	22.8	21.8	13.1
Massachusetts	16.7	27.0	25.1	19.6	11.9
Norfolk, MA	17.3	25.1	25.2	20.0	12.1
Middlesex, MA	16.8	27.8	27.2	18.4	11.0
Essex, MA	17.7	25.4	23.9	20.5	12.1

	Less Than	$25,000 to	$50,000 to
2021 HH Income Dist. (%)	25,000	50,000	100,000	$100,000+
USA	18.0	20.3	29.0	32.7
New York	18.4	17.5	26.0	38.1
New York, NY	19.8	12.7	19.8	47.7
Bronx, NY	33.6	22.3	25.5	18.7
Westchester, NY	13.3	13.7	22.1	51.0
Orange, NY	15.3	17.0	26.2	41.6
Rockland, NY	13.8	14.4	24.0	47.7
Kings, NY	22.4	17.6	23.9	36.2
Sullivan, NY	22.4	22.5	28.9	26.2
Massachusetts	15.6	15.3	25.0	44.1
Norfolk, MA	11.2	12.0	23.5	53.4
Middlesex, MA	11.8	12.1	22.4	53.7
Essex, MA	16.2	15.7	25.3	42.8

Source: S&P Global Market Intelligence

RP® Financial, LC.	MARKET AREA II.7

household and per capita income measures for Bronx County were somewhat lower than the comparable New York and U.S. measures, reflecting some areas of poverty in the inner city. Projected five-year income growth rates for the primary market area counties were generally in line with the comparable projected growth rates for New York, Massachusetts and the U.S.

A comparison of household income distribution measures provides another indication of the relative affluence of New York, Westchester, Rockland, Norfolk and Middlesex Counties, which maintained significantly higher percentages of households with incomes above $100,000 compared to the U.S and state measures. The less affluent nature of Bronx County is also indicated by the household income distribution measures, which show that, in comparison to the U.S. and New York, Bronx County maintained a much higher percentage of households with incomes of less than $25,000 and a much lower percentage of households with incomes above $100,000.

Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and state measures, with Bronx County exhibiting a relatively younger population and Westchester and Sullivan Counties exhibiting relatively older populations among the primary market area counties.

Regional Economy

Comparative employment data shown in Table 2.2 shows that employment in services and education/healthcare/social services were the two largest employment sectors for all of the primary market area counties, as well as for New York and Massachusetts. With the exception of New York County, wholesale/retail trade jobs were the third largest employment sector for all of the primary area counties and for New York and Massachusetts. Finance/insurance/real estate jobs were the third largest employment sector for New York County. Other noteworthy employment sectors for many of the primary market area counties included finance/insurance/real estate, manufacturing and construction. Overall, the distribution of employment exhibited in the primary market area is indicative of a diverse economic environment.

RP® Financial, LC.	MARKET AREA II.8

Table 2.2
NorthEast Community Bancorp, Inc.
Primary Market Area Employment Sectors
(Percent of Labor Force)

			New York	Bronx	Westchester	Orange	Rockland	Kings	Sullivan	Norfolk	Middlesex	Essex
Employment Sector	New York	Massachusetts	County	County	County	County	County	County	County	County	County	County
Services	26.6%	26.9%	35.4%	26.7%	29.9%	21.7%	24.7%	29.3%	25.0%	28.0%	29.6%	27.5%
Education,Healthcare, Soc. Serv.	27.6%	28.1%	23.0%	32.9%	27.1%	26.5%	33.1%	27.9%	29.8%	28.5%	28.5%	25.9%
Government	4.5%	3.9%	2.5%	3.7%	3.4%	7.0%	4.4%	3.8%	6.2%	3.7%	3.5%	4.0%
Wholesale/Retail Trade	12.7%	12.5%	9.4%	12.8%	11.1%	16.9%	12.6%	11.6%	14.5%	11.5%	10.7%	13.3%
Finance/Insurance/Real Estate	8.0%	7.4%	15.7%	6.6%	10.0%	5.4%	6.7%	7.7%	3.8%	10.2%	7.1%	6.6%
Manufacturing	6.1%	8.9%	3.1%	3.2%	4.1%	6.4%	5.4%	3.2%	4.8%	6.5%	9.8%	10.4%
Construction	5.7%	5.8%	2.0%	4.9%	6.9%	7.3%	6.0%	5.0%	7.2%	5.6%	4.7%	5.9%
Information	2.9%	2.3%	6.3%	1.6%	3.1%	2.2%	2.9%	4.7%	1.9%	2.5%	3.1%	2.1%
Transportation/Utility	5.4%	3.8%	2.6%	7.6%	4.1%	5.8%	4.2%	6.7%	6.1%	3.3%	2.8%	3.9%
Agriculture	0.5%	0.4%	0.0%	0.1%	0.2%	0.8%	0.0%	0.1%	0.8%	0.2%	0.1%	0.3%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence

The market areas served by the Company, characterized primarily as the New York and Boston metropolitan areas, has a highly developed and diverse economy. Financial services, professional services and healthcare companies are among the largest employers in the New York and Boston metropolitan areas. Tourism also is a prominent component of the Company’s market area economy, as New York City and Boston rank among the nation’s top tourist destinations. Table 2.3 lists the major employers in the New York City and Boston metropolitan areas.

RP® Financial, LC.
MARKET AREA
II.9

Table 2.3

NorthEast Community Bancorp, Inc.

Largest Employers in Local Market Areas

Company	Industry	Employees
New York Area
JPMorgan Chase & Co	Financial Services	249,257
Citi	Financial Services	219,000
ABM Industries	Facility Management	110,000
Pfizer	Pharmaceutical	96,500
Carl Icahn	Hedge Fund	90,980
Phillip Morris	Tobacco	79,500
Omnicon Group	Communications and Marketing	78,500
PwC	Professional Services	60,790
Alcoa	Aluminum Manufacturing and Processing	60,000
Marsh & McLennan	Professional Services	60,000

Source: MoneyInc

Company	Industry	Employees
Boston Area
Massachusetts General Hospital	Health Care	16,999
Brigham and Women's Hospital	Health Care	13,303
U Mass System Admin Office	Medical Business Admin	10,000
Boston Children's Hospital	Health Care	8,000
Boston University	Higher Education	8,000
Beth Israel Deaconess Med. Center	Health Care	7,743
Massachusetts Bay Transportation	Transportation	6,001
Boston Medical Center	Health Care	5,335
Boston University Medical Campus	Higher Education-Medical	5,000
Floating Hospital for Children	Health Care	5,000

Source: Infogroup, 2020

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S., New York and Massachusetts, are shown in Table 2.4. December 2020 unemployment rates for the primary market area counties ranged from a low of 5.5% for Rockland County to a high of 15.1% for Bronx County. Comparative unemployment rates for the U.S., New York and Massachusetts equaled 6.5%, 8.1% and 7.1%, respectively. Pursuant

RP® Financial, LC.
MARKET AREA
II.10

to the coronavirus-induced recession, the December 2020 unemployment rates for the primary market area counties, New York, Massachusetts and the U.S. were all higher compared to a year ago.

Table 2.4

NorthEast Community Bancorp, Inc.

Unemployment Trends(1)

	Dec. 2019	Dec. 2020
Region	Unemployment	Unemployment
USA	3.4%	6.5%
New York	3.7%	8.1%
New York, NY	2.8%	8.7%
Bronx, NY	4.4%	15.1%
Westchester, NY	3.8%	6.0%
Orange, NY	3.9%	5.9%
Rockland, NY	3.5%	5.5%
Kings, NY	3.2%	11.3%
Sullivan, NY	4.4%	6.2%
Massachusetts	2.4%	7.1%
Norfolk, MA	2.0%	6.4%
Middlesex, MA	1.8%	6.0%
Essex, MA	2.4%	7.7%

(1) Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence

Market Area Deposit Characteristics and Competition

The Company’s deposit base is closely tied to the economic fortunes of the New York City and Boston metropolitan areas and, in particular, the areas that are nearby to one of NorthEast Community Bancorp’s branches. Table 2.5 displays deposit market trends from June 30, 2015 through June 30, 2020 for all commercial bank and savings institution branches located in the primary market area counties, as well as New York and Massachusetts. Consistent with New York and Massachusetts, commercial banks maintained a larger market share of deposits than savings institutions in all the primary market area counties. Overall, from June 30, 2015 to June 30, 2020, bank and thrift deposits increased in all of the primary market area counties.

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MARKET AREA
II.11

Table 2.5

NorthEast Community Bancorp, Inc.

Deposit Summary

	As of June 30,
	2015			2020			Deposit
		Market	No. of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2015-2020

	(Dollars in Thousands)						(%)
New York	$1,339,440,000	100.0%	5,262	$2,141,550,000	100.0%	4,634	9.8%
Commercial Banks	1,272,782,000	95.0%	4,449	2,071,807,000	96.7%	4,011	10.2%
Savings Institutions	66,658,000	5.0%	813	69,743,000	3.3%	623	0.9%

New York County	$879,056,000	100.0%	692	$1,444,806,000	100.0%	625	10.4%
Commercial Banks	873,620,000	99.4%	652	1,437,136,000	99.5%	589	10.5%
Savings Institutions	5,436,000	0.6%	40	7,670,000	0.5%	36	7.1%
NorthEast Community Bancorp	65,558	0.0%	2	105,895	0.0%	2	10.1%

Bronx County	$11,529,000	100.0%	153	$15,746,000	100.0%	140	6.4%
Commercial Banks	9,731,000	84.4%	126	13,673,000	86.8%	115	7.0%
Savings Institutions	1,798,000	15.6%	27	2,073,000	13.2%	25	2.9%
NorthEast Community Bancorp	68,390	0.6%	1	86,893	0.6%	1	4.9%

Westchester County	$71,252,000	100.0%	363	$152,498,000	100.0%	294	16.4%
Commercial Banks	64,231,000	90.1%	318	146,908,000	96.3%	268	18.0%
Savings Institutions	7,021,000	9.9%	45	5,590,000	3.7%	26	-4.5%
NorthEast Community Bancorp	112,163	0.2%	1	176,834	0.1%	1	9.5%

Orange County	$6,451,000	100.0%	250	$10,516,000	100.0%	100	10.3%
Commercial Banks	5,784,000	89.7%	173	9,477,000	90.1%	77	10.4%
Savings Institutions	667,000	10.3%	77	1,039,000	9.9%	23	9.3%
NorthEast Community Bancorp	NA	0.0%	0	116,436	1.1%	2	NA

Rockland County	$12,342,000	100.0%	95	$21,303,000	100.0%	75	11.5%
Commercial Banks	11,982,000	97.1%	88	20,962,000	98.4%	68	11.8%
Savings Institutions	360,000	2.9%	7	341,000	1.6%	7	-1.1%
NorthEast Community Bancorp	NA	0.0%	0	127,583	0.6%	1	NA

Massachusetts	$371,438,000	100.0%	2,191	$498,537,000	100.0%	2,118	6.1%
Commercial Banks	304,253,000	81.9%	1,338	409,892,000	82.2%	1,293	6.1%
Savings Institutions	67,185,000	18.1%	853	88,645,000	17.8%	825	5.7%

Norfolk County	$23,347,000	100.0%	245	$33,065,000	100.0%	248	7.2%
Commercial Banks	14,106,000	60.4%	143	22,818,000	69.0%	158	10.1%
Savings Institutions	9,241,000	39.6%	102	10,247,000	31.0%	90	2.1%
NorthEast Community Bancorp	28,203	0.1%	1	81,176	0.2%	1	23.5%

Middlesex County	$52,221,000	100.0%	511	$75,001,000	100.0%	498	7.5%
Commercial Banks	35,055,000	67.1%	332	53,897,000	71.9%	333	9.0%
Savings Institutions	17,166,000	32.9%	179	21,104,000	28.1%	65	4.2%
NorthEast Community Bancorp	24,706	0.0%	1	33,437	0.0%	1	6.2%

Essex County	$19,720,000	100.0%	250	$29,331,000	100.0%	249	8.3%
Commercial Banks	11,052,000	56.0%	153	16,320,000	55.6%	140	8.1%
Savings Institutions	8,668,000	44.0%	97	13,011,000	44.4%	109	8.5%
NorthEast Community Bancorp	31,162	0.2%	1	40,500	0.1%	1	5.4%

Source: FDIC.

RP® Financial, LC.
MARKET AREA
II.12

The Company maintains its largest balance of deposits in Westchester County, where the Company is headquartered. Based on June 30, 2020 deposit data, NorthEast Community Bancorp’s $176.8 million of deposits provided for a 0.1% market share of bank and thrift deposits in Westchester County. The Bank’s deposit market share in the primary market area counties ranged from 0.0% in New York and Middlesex Counties to 1.1% in Orange County. Five year annual deposit growth rates for the primary market area counties ranged from 6.4% for Bronx County to 16.4% for Westchester County. For the five year period covered in Table 2.5, the Company recorded deposit growth in all of the primary market area counties and increased deposit market share in the counties of Orange, Rockland and Norfolk. The Company did not maintain branch locations in the counties of Orange and Rockland, as of June 30, 2015.

As implied by the Company’s relatively low market shares of deposits in the primary market area counties, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by NorthEast Community Bancorp. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, NorthEast Community Bancorp has sought to emphasize its community orientation in the markets served by its branches. Table 2.6 lists the Company’s largest competitors in the market area counties, based on deposit market share.

RP® Financial, LC.
MARKET AREA
II.13

Table 2.6

NorthEast Community Bancorp, Inc.

Market Area Deposit Competitors

Location	Name	Market Share	Rank
New York County, NY	JPMorgan Chase & Co. (NY)	48.85
	Bank of New York Mellon Corp. (NY)	13.35
	HSBC Holdings	8.82
	Bank of America Corporation (NC)	7.19
	Citigroup Inc. (NY)	5.72
	NorthEast Community Bancorp (NY)	0.01	70 out of 85

Bronx County, NY	JPMorgan Chase & Co. (NY)	37.82
	Citigroup Inc. (NY)	16.45
	Apple Financial Holdings Inc. (NY)	7.93
	Toronto-Dominion Bank	6.57
	Capital One Financial Corp. (VA)	6.20
	NorthEast Community Bancorp (NY)	0.55	19 out of 24

Westchester County, NY
	JPMorgan Chase & Co. (NY)	27.38
	Citigroup Inc. (NY)	11.53
	Wells Fargo & Co. (CA)	7.74
	Bank of America Corporation (NC)	6.30
	Sterling Bancorp (NY)	6.05
	NorthEast Community Bancorp (NY)	0.12	25 out of 32

Orange County, NY
	KeyCorp (OH)	19.45
	JPMorgan Chase & Co. (NY)	18.66
	Toronto-Dominion Bank	13.04
	Sterling Bancorp (NY)	8.85
	Orange County Bancorp Inc. (NY)	7.06
	NorthEast Community Bancorp (NY)	1.11	15 out of 24

Rockland County, NY
	Sterling Bancorp (NY)	46.75
	JPMorgan Chase & Co. (NY)	20.66
	M&T Bank Corp. (NY)	8.81
	KeyCorp (OH)	6.91
	Toronto-Dominion Bank	4.95
	NorthEast Community Bancorp (NY)	0.60	11 out of 15

Norfolk County, MA
	Bank of America Corporation (NC)	23.72
	Citizens Financial Group Inc. (RI)	14.55
	Independent Bank Corp. (MA)	6.03
	NB Financial MHC (MA)	5.71
	Banco Santander	5.13
	NorthEast Community Bancorp (NY)	0.24	37 out of 43

Middlesex County, MA
	Bank of America Corporation (NC)	23.90
	Citizens Financial Group Inc. (RI)	12.18
	Toronto-Dominion Bank	6.06
	Century Bancorp Inc. (MA)	5.59
	Cambridge Financial Group Inc. (MA)	5.39
	NorthEast Community Bancorp (NY)	0.04	47 out of 51

Essex County, MA
	Toronto-Dominion Bank	12.94
	Salem Five Bancorp (MA)	10.38
	Bank of America Corporation (NC)	10.36
	Inst for Svgs in Newburyport (MA)	10.08
	Eastern Bankshares Inc. (MA)	9.06
	NorthEast Community Bancorp (NY)	0.14	32 out of 35

Source: S&P Global Market Intelligence

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of NorthEast Community Bancorp’s operations versus a group of comparable savings institutions (the "Peer Group") selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of NorthEast Community Bancorp is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to NorthEast Community Bancorp, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 43 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since NorthEast Community Bancorp

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of NorthEast Community Bancorp. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

o	Screen #1 Mid-Atlantic and New England institutions with assets between $500 million and $2.0 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Eight companies met the criteria for Screen #1 and all eight were included in the Peer Group: Elmira Savings Bank of New York, ESSA Bancorp, Inc. of Pennsylvania, HV Bancorp, Inc. of Pennsylvania, PCSB Financial Corporation of New York, Provident Bancorp, Inc. of Massachusetts, Prudential Bancorp, Inc. of Pennsylvania, Randolph Bancorp, Inc. of Massachusetts and Severn Bancorp, Inc. of Maryland. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

o	Screen #2 Midwest institutions with assets between $500 million and $2.0 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Two companies met the criteria for Screen #2 and both were included in the Peer Group: IF Bancorp, Inc. of Illinois and HMN Financial, Inc. of Minnesota. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Northeast Community Bancorp, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of NorthEast Community Bancorp’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to NorthEast Community Bancorp’s characteristics is detailed below.

o	Elmira Savings Bank of New York. Comparable due to similar concentration of deposits funding assets, similar operating expense ratio as a percent of average assets and similar concentrations of commercial real estate loans and commercial business loans as percent of assets.

RP® Financial, LC.	Peer Group Analysis
Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of September 30, 2020 or the Most Recent Date Available

										As of
										February 5, 2021
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
ESBK	Elmira Savings Bank	NASDAQCM	MA	Elmira	NY	$674	12	Dec	3/1/1985	$12.24	$43
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,894	23	Sep	4/3/2007	$15.59	$157
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$898	14	Dec	6/30/1994	$19.00	$91
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$508	5	Dec	1/11/2017	$16.81	$34
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$726	8	Jun	7/7/2011	$20.50	$66
PCSB	PCSB Financial Corporation	NASDAQCM	MA	Yorktown Heights	NY	$1,791	16	Jun	4/20/2017	$15.75	$241
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,498	7	Dec	7/15/2015	$12.10	$219
PBIP	Prudential Bancorp, Inc.	NASDAQGM	MA	Philadelphia	PA	$1,223	10	Sep	3/29/2005	$12.69	$101
RNDB	Randolph Bancorp, Inc.	NASDAQGM	NE	Stoughton	MA	$723	5	Dec	7/1/2016	$20.00	$103
SVBI	Severn Bancorp, Inc.	NASDAQCM	MA	Annapolis	MD	$939	7	Dec	NA	$7.80	$100

Source:  S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

o	ESSA Bancorp, Inc. of Pennsylvania. Comparable due to similar concentration of deposits funding assets and similar concentration of commercial business loans as a percent of asset.

o	HMN Financial, Inc. of Minnesota. Comparable due to similar asset size, similar concentration of commercial business loans as a percent of assets and relatively low ratio of non-performing assets as percent of assets.

o	HV Bancorp, Inc. of Pennsylvania. Comparable due to similar interest-earning asset composition and relatively low ratio of non-performing assets as a percent of assets.

o	IF Bancorp, Inc. of Illinois. Comparable due to similar size of branch network, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings and relatively low ratio of non-performing assets as a percent of assets.

o	PCSB Financial Corporation of New York. Comparable due to New York MSA market area, similar interest-bearing funding composition, limited earnings contribution from sources of non-interest operating income, similar concentration of multi-family loans as a percent of assets and relative low ratio of non-performing assets as a percent of assets.

o	Provident Bancorp, In. of Massachusetts. Comparable due to completed second-step conversion in 2019, Boston market area, similar size of branch network, similar interest-bearing funding composition, relative high net interest income to average assets ratio, limited earnings contribution from sources of non-interest operating income, similar operating expense to average assets ratio and relatively low concentration of 1-4 family loans as a percent of assets.

o	Prudential Bancorp, Inc. of Pennsylvania. Comparable due to completed second-step conversion in 2013, similar size of branch network, limited earnings contribution from sources of non-interest operating income and similar concentration of commercial real estate loans as a percent of assets.

o	Randolph Bancorp, Inc. of Massachusetts. Comparable due to Boston market area.

o	Severn Bancorp, Inc. of Maryland. Similar asset size, similar size of branch network, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings and similar concentration of commercial business loans as a percent of assets..

In aggregate, the Peer Group companies maintained a similar level of tangible equity compared to the industry average (11.19% of assets versus 11.69% for all public companies), generated similar earnings as a percent of average assets (0.90% core ROAA versus 0.87% for all public companies) and earned a similar ROE (7.67% core ROE versus 7.23% for all public companies). Overall, the Peer Group's average P/TB ratio and average core P/E multiple were below the respective averages for all publicly-traded thrifts.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

	All
	Publicly-Traded	Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$5,167	$1,087
Market capitalization ($Mil)	$601	$116
Tangible equity/assets (%)	11.69%	11.19%
Core return on average assets (%)	0.87	0.90
Core return on average equity (%)	7.23	7.67

Pricing Ratios (Averages)(1)
Core price/earnings (x)	13.98	x	13.13	x
Price/tangible book (%)	114.74		93.40%
Price/assets (%)	12.92		10.61

(1) As of February 5, 2021.

Ideally, the Peer Group companies would be comparable to NorthEast Community Bancorp in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to NorthEast Community Bancorp, as will be highlighted in the following comparative analysis. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

Financial Condition

Table 3.2 shows comparative balance sheet measures for NorthEast Community Bancorp and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group's ratios reflect balances as of December 31, 2020 and September 30, 2020, respectively. NorthEast Community Bancorp’s equity-to-assets ratio of 15.89% was above the Peer Group's average net worth ratio of 11.56%. The Company’s pro forma capital position will increase with the addition of stock proceeds, which will provide the Company with an equity-to-assets ratio that will further exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 15.82% and 11.19%, respectively. The increase in NorthEast Community Bancorp’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both NorthEast Community Bancorp’s and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

RP® Financial, LC.	Peer Group Analysis
Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2020

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
NorthEast Community Bancorp, Inc.		NY
December 31, 2020			7.15%	2.00%	2.55%	84.62%	79.70%	2.89%	0.00%	15.89%	0.07%	15.82%	1.37%	-40.26%	9.55%	-0.96%	33.33%	8.24%	8.35%	14.79%	13.23%	13.72%

All Non-MHC Public Thrifts
Averages			8.62%	12.96%	1.54%	73.21%	74.64%	10.75%	0.42%	12.62%	0.92%	11.69%	18.75%	0.00%	14.86%	19.30%	14.55%	9.52%	0.00%	10.75%	15.35%	16.79%
Medians			7.76%	9.10%	1.60%	74.90%	76.41%	8.50%	0.00%	11.51%	0.25%	10.31%	12.71%	0.00%	9.90%	15.09%	1.54%	3.55%	0.00%	10.35%	13.47%	14.67%

Comparable Group
Averages			8.57%	12.91%	1.52%	73.72%	78.04%	8.69%	0.22%	11.56%	0.37%	11.19%	15.01%	36.91%	12.66%	14.97%	27.79%	12.32%	11.79%	10.45%	14.76%	15.83%
Medians			8.77%	9.91%	1.35%	75.15%	79.76%	6.77%	0.00%	11.38%	0.11%	11.29%	11.10%	23.55%	5.56%	13.28%	-8.10%	5.80%	4.57%	10.10%	13.83%	15.02%

Comparable Group
ESBK	Elmira Savings Bank	NY	12.68%	3.35%	2.27%	76.47%	81.80%	8.40%	0.00%	8.90%	1.83%	7.07%	9.49%	115.16%	0.07%	6.02%	82.05%	2.63%	3.34%	7.87%	12.80%	14.05%
ESSA	ESSA Bancorp, Inc.	PA	8.23%	11.61%	2.14%	74.90%	81.53%	7.03%	0.00%	10.11%	0.77%	9.34%	5.23%	-0.39%	6.74%	14.96%	-46.42%	1.00%	1.24%	9.08%	12.64%	13.74%
HMNF	HMN Financial, Inc.	MN	8.46%	13.31%	0.00%	75.41%	87.60%	0.38%	0.00%	11.26%	0.10%	11.16%	17.72%	31.86%	14.66%	19.32%	-20.42%	10.91%	11.14%	9.73%	13.16%	14.41%
HVBC	HV Bancorp, Inc.	PA	9.28%	3.97%	1.25%	81.92%	73.09%	18.13%	0.00%	7.33%	0.00%	7.33%	42.40%	32.25%	44.62%	30.41%	164.08%	11.87%	5.61%	8.36%	12.22%	12.91%
IROQ	IF Bancorp, Inc.	IL	2.58%	22.79%	1.30%	71.38%	82.88%	4.32%	0.00%	11.51%	0.00%	11.51%	7.05%	14.00%	5.56%	8.13%	-10.59%	8.10%	8.10%	11.08%	NA	NA
PCSB	PCSB Financial Corporation	NY	9.09%	18.14%	1.40%	68.56%	76.88%	6.52%	0.00%	15.28%	0.35%	14.93%	7.99%	15.25%	5.56%	11.60%	-5.60%	-2.79%	-2.82%	12.41%	17.56%	18.24%
PVBC	Provident Bancorp, Inc.	MA	3.17%	2.36%	2.43%	89.54%	77.99%	5.21%	0.00%	15.98%	0.00%	15.98%	38.91%	-3.69%	44.81%	30.20%	130.37%	76.25%	76.25%	9.78%	18.30%	19.56%
PBIP	Prudential Bancorp, Inc.	PA	9.74%	37.26%	2.66%	48.09%	63.02%	23.43%	0.00%	10.55%	0.53%	10.03%	-5.12%	-11.30%	0.49%	3.42%	-23.94%	-7.52%	-7.81%	10.42%	16.87%	18.07%
RNDB	Randolph Bancorp, Inc.	MA	6.79%	8.21%	1.19%	79.17%	72.24%	11.37%	0.00%	13.13%	0.00%	13.13%	12.71%	81.07%	3.76%	6.41%	42.58%	19.28%	19.28%	12.17%	14.49%	15.62%
SVBI	Severn Bancorp, Inc.	MD	15.73%	8.05%	0.58%	71.72%	83.42%	2.13%	2.20%	11.53%	0.12%	11.41%	13.68%	94.86%	0.35%	19.19%	-34.16%	3.50%	3.53%	13.59%	NA	NA

(1)  Includes loans held for sale.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both NorthEast Community Bancorp and the Peer Group. The Company’s loans-to-assets ratio of 84.62% was higher than the comparable Peer Group ratio of 73.72%. Comparatively, the Company’s cash and investments-to-assets ratio of 9.15% was lower than the comparable Peer Group ratio of 21.48%. Overall, NorthEast Community Bancorp’s interest-earning assets amounted to 93.77% of assets, which was slightly less than the comparable Peer Group ratio of 95.20%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.52% of assets and goodwill/intangibles equal to 0.37% of assets, while the Company maintained BOLI equal to 2.55% of assets and goodwill/intangibles equal to 0.07% of assets.

NorthEast Community Bancorp’s funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group's funding composition. The Company’s deposits equaled 79.70% of assets, which was slightly above the Peer Group’s ratio of 78.04%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 2.89% and 8.91% for NorthEast Community Bancorp and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 82.59% and 86.95%, respectively.

A key measure of balance sheet strength for a thrift institution is its interest-earning assets/interest-bearing liabilities (“IEA/IBL”) ratio. Presently, the Company’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 113.54% and 109.49%, respectively. The additional capital realized from stock proceeds should serve to provide NorthEast Community Bancorp with an IEA/IBL ratio that further exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. NorthEast Community Bancorp’s and the Peer Group’s growth rates are based on annual growth for the twelve months ended December 31, 2020 and September 30, 2020, respectively. NorthEast Community Bancorp recorded a 1.37% increase in assets, versus asset growth of 15.01% recorded by the Peer Group. Asset growth for NorthEast Community Bancorp included a 9.55% increase in loans, which was largely offset by a 40.26% decrease in

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

cash and investments. Asset growth for the Peer Group included a 12.66% increase in loans and a 36.91% increase in cash and investments.

A 33.33% increase in borrowings funded the Company’s asset growth, as well as a 0.96% decline in deposits. Comparatively, asset growth for the Peer Group was funded through deposit growth of 14.97% and a 27.79% increase in borrowings. The Company’s tangible capital increased by 8.35%, which was less the Peer Group’s tangible capital growth rate of 11.79%. The Peer Group’s comparatively stronger capital growth rate was largely attributable to the 76.25% increase in tangible capital recorded by Provident Bancorp, Inc., which completed a second-step offering during the twelve-month period. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additional implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2020 and September 30, 2020, respectively. NorthEast Community Bancorp and the Peer Group reported net income to average assets ratios of 1.31% and 0.91%, respectively. A higher ratio of net interest income and lower ratios for loan loss provisions, operating expenses and effective tax rate represented earnings advantages for the Company, while a higher ratio of non-interest operating income was an earnings advantages for the Peer Group.

The Company’s higher net interest income to average assets ratio was realized through a higher interest income ratio, which was facilitated by a higher yield earned on interest-earning assets (5.59% versus 3.90% for the Peer Group). Likewise, the Peer Group’s lower interest expense ratio was facilitated by a lower cost of funds (1.18% versus 1.65% for the Company). Overall, NorthEast Community Bancorp and the Peer Group reported net interest income to average assets ratios of 4.15% and 2.81%, respectively.

In another key area of core earnings strength, the Company maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.67% and 3.06%, respectively. The Company’s lower operating expense ratio was in part realized through maintaining a comparatively lower number of employees relative to its asset size. Assets per

RP® Financial, LC.	Peer Group Analysis
Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2020 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
NorthEast Community Bancorp, Inc.		NY
December 31, 2020			1.31%	5.22%	1.06%	4.15%	0.09%	4.07%	0.00%	0.24%	2.67%	0.02%	0.00%	0.35%	5.59%	1.65%	3.94%	$7,868	21.02%

All Non-MHC Public Thrifts
Averages			0.84%	3.80%	0.85%	2.95%	0.30%	2.67%	0.84%	0.44%	2.78%	0.01%	0.00%	0.26%	4.03%	1.12%	2.91%	$8,680	22.93%
Medians			0.76%	3.63%	0.85%	2.82%	0.24%	2.58%	0.07%	0.30%	2.63%	0.00%	0.00%	0.22%	3.89%	1.13%	2.86%	$7,309	23.10%

Comparable Group
Averages			0.91%	3.70%	0.89%	2.81%	0.23%	2.58%	1.17%	0.47%	3.06%	0.02%	0.00%	0.27%	3.90%	1.18%	2.72%	$7,255	23.34%
Medians			0.76%	3.59%	0.87%	2.67%	0.21%	2.45%	0.38%	0.42%	2.57%	0.00%	0.00%	0.26%	3.81%	1.14%	2.59%	$6,262	24.49%

Comparable Group
ESBK	Elmira Savings Bank	NY	0.60%	3.61%	1.03%	2.58%	0.20%	2.38%	0.59%	0.37%	2.59%	0.00%	0.00%	0.14%	4.19%	1.37%	2.82%	$5,863	19.27%
ESSA	ESSA Bancorp, Inc.	PA	0.76%	3.38%	0.84%	2.54%	0.17%	2.37%	0.08%	0.47%	2.01%	0.02%	0.00%	0.17%	3.57%	1.10%	2.47%	$7,788	18.09%
HMNF	HMN Financial, Inc.	MN	1.03%	3.85%	0.39%	3.46%	0.22%	3.24%	0.93%	0.66%	3.37%	0.00%	0.00%	0.43%	3.98%	0.62%	3.36%	$5,249	29.47%
HVBC	HV Bancorp, Inc.	PA	1.02%	3.38%	0.90%	2.48%	0.27%	2.22%	2.32%	1.24%	4.40%	0.04%	0.00%	0.39%	3.55%	1.14%	2.41%	$4,287	27.77%
IROQ	IF Bancorp, Inc.	IL	0.64%	3.74%	1.09%	2.65%	0.07%	2.58%	0.17%	0.54%	2.48%	0.07%	0.00%	0.25%	3.85%	1.35%	2.50%	$6,661	27.95%
PCSB	PCSB Financial Corporation	NY	0.54%	3.51%	0.82%	2.69%	0.17%	2.53%	0.00%	0.16%	2.00%	0.00%	0.00%	0.15%	3.66%	1.13%	2.53%	$10,655	21.85%
PVBC	Provident Bancorp, Inc.	MA	0.81%	4.56%	0.53%	4.03%	0.51%	3.52%	0.00%	0.29%	2.55%	-0.14%	0.00%	0.30%	4.79%	0.96%	3.83%	$9,786	27.12%
PBIP	Prudential Bancorp, Inc.	PA	0.76%	3.36%	1.54%	1.81%	0.24%	1.57%	0.04%	0.12%	1.32%	0.47%	0.00%	0.13%	3.53%	1.83%	1.70%	$13,297	14.34%
RNDB	Randolph Bancorp, Inc.	MA	2.30%	3.57%	0.86%	2.71%	0.37%	2.34%	6.71%	0.12%	6.14%	-0.24%	0.00%	0.49%	3.77%	1.13%	2.64%	$3,644	17.51%
SVBI	Severn Bancorp, Inc.	MD	0.63%	4.02%	0.88%	3.14%	0.10%	3.04%	0.86%	0.72%	3.71%	-0.01%	0.00%	0.27%	4.10%	1.19%	2.91%	$5,321	30.04%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:  S&P Global Market Intelligence and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

full time equivalent employee equaled $7.868 million for the Company, versus $7.255 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings were more favorable than the Peer Group’s earnings. Expense coverage ratios for NorthEast Community Bancorp and the Peer Group equaled 1.55x and 0.92x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.24% and 1.64% of NorthEast Community Bancorp’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group's earnings, NorthEast Community Bancorp’s efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 60.82% was more favorable than the Peer Group's efficiency ratio of 68.76%.

Loan loss provisions had a greater impact on the Peer Group’s earnings, as loan loss provisions established by the Company and the Peer Group equaled 0.09% and 0.23% of average assets, respectively

The Company and the Peer Group both recorded net non-operating gains equal to 0.02% of average assets. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group's earnings.

The Company recorded an effective tax rate of 21.02%, which was slightly lower than the Peer Group’s effective tax rate of 23.34%. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 21.00%.

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). In comparison to the

RP® Financial, LC.	Peer Group Analysis
III.11

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of September 30, 2020

			Portfolio Composition as a Percent of Assets
				1-4	Constr.	Multi-		Commerc.		RWA/	Servicing
			MBS	Family	& Land	Family	Comm RE	Business	Consumer	Assets	Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
NorthEast Community Bancorp, Inc.		NY
December 31, 2020			0.33%	0.64%	56.37%	9.35%	9.42%	9.36%	0.01%	108.64%	$0

All Non-MHC Public Thrifts
Averages			7.79%	28.12%	4.32%	11.13%	17.58%	11.17%	1.73%	67.07%	$9,686
Medians			6.76%	24.76%	4.15%	4.17%	15.52%	7.81%	0.21%	67.50%	$295

Comparable Group
Averages			8.04%	29.81%	4.82%	5.12%	19.18%	14.08%	1.42%	66.47%	$1,836
Medians			6.52%	23.57%	3.55%	3.52%	18.20%	9.78%	1.08%	66.70%	$856

Comparable Group
ESBK	Elmira Savings Bank	NY	0.91%	46.49%	2.06%	6.31%	9.50%	7.79%	5.16%	62.34%	$1,306
ESSA	ESSA Bancorp, Inc.	PA	4.83%	36.73%	4.60%	5.38%	15.52%	11.29%	2.19%	74.00%	$393
HMNF	HMN Financial, Inc.	MN	7.95%	19.33%	5.32%	3.90%	33.80%	11.77%	2.34%	72.99%	$2,880
HVBC	HV Bancorp, Inc.	PA	1.41%	56.23%	1.07%	0.67%	4.31%	19.31%	1.04%	54.53%	$1,127
IROQ	IF Bancorp, Inc.	IL	20.38%	18.45%	2.14%	14.72%	20.87%	14.98%	1.12%	NA	$731
PCSB	PCSB Financial Corporation	NY	10.70%	15.42%	1.00%	10.89%	34.86%	5.70%	0.02%	71.05%	$0
PVBC	Provident Bancorp, Inc.	MA	1.24%	3.89%	2.66%	3.15%	23.25%	57.32%	0.47%	56.82%	$0
PBIP	Prudential Bancorp, Inc.	PA	19.91%	19.03%	14.17%	2.54%	11.43%	1.55%	0.05%	59.66%	$0
RNDB	Randolph Bancorp, Inc.	MA	6.49%	54.72%	4.44%	1.77%	14.71%	2.83%	1.62%	80.37%	$10,944
SVBI	Severn Bancorp, Inc.	MD	6.56%	27.80%	10.78%	1.89%	23.59%	8.27%	0.20%	NA	$980

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Peer Group, the Company’s loan portfolio composition reflected a significantly lower combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (0.97% of assets versus 37.85% for the Peer Group), as the Peer Group maintained significantly higher concentrations of 1-4 family loans and mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $1.8 million for the Peer Group compared to a zero balance for the Company.

Diversification into higher risk and higher yielding types of lending was more significant for the Company. The Company’s loan portfolio composition reflected higher concentrations of construction/land loans (56.37% of assets versus 4.82% of assets for the Peer Group) and multi-family loans (9.35% of assets versus 5.12% of assets for the Peer Group). Comparatively, the Peer Group maintained higher concentrations of commercial real estate loans (19.18% of assets versus 9.42% of assets for the Company), commercial business loans (14.08% of assets versus 9.36% of assets for the Company) and consumer loans (1.42% of assets versus 0.00% of assets for the Company). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 84.51% and 44.62% of the Company’s and the Peer Group’s assets, respectively. Overall, the Company’s asset composition provided for a higher risk weighted assets-to-assets ratio of 108.64% compared to 66.47% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, NorthEast Community Bancorp’s interest rate risk characteristics implied a lower degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were above the respective Peer Group ratios. At the same time, the Company’s higher ratio of non-interest earning assets as a percent of assets implied a slightly greater degree of balance sheet interest rate risk exposure for the Company. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Company’s balance sheet interest rate risk characteristics, given the increases that will be realized in Company’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for NorthEast Community Bancorp and the Peer Group. In general, the comparative fluctuations in the

RP® Financial, LC.	Peer Group Analysis
Page III.13

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of September 30, 2020 or the Most Recent Date Available.

			Balance Sheet Measures
			Tangible		Non-Earn.	Quarterly Change in Net Interest Income
			Equity/	IEA/	Assets/
			Assets	IBL	Assets	9/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
NorthEast Community Bancorp, Inc.		NY
December 31, 2020			15.8%	113.5%	6.2%	14	-9	49	-28	-31	-24

All Non-MHC Public Thrifts
Average			11.9%	135.4%	7.2%	-15	-3	-5	-3	-5	-3
Median			10.5%	132.9%	7.2%	-10	-4	-5	-2	-4	-6

Comparable Group
Average			11.2%	109.6%	4.8%	-6	-9	-2	-5	-4	-1
Median			11.3%	110.2%	4.9%	-5	-13	-3	-5	-1	-4

Comparable Group
ESBK	Elmira Savings Bank	NY	7.1%	102.5%	7.5%	-30	-30	15	8	-7	-10
ESSA	ESSA Bancorp, Inc.	PA	9.3%	107.0%	5.3%	10	-14	-8	4	2	5
HMNF	HMN Financial, Inc.	MN	11.2%	110.5%	2.8%	-11	-18	-4	-20	-35	27
HVBC	HV Bancorp, Inc.	PA	7.3%	104.3%	4.8%	-11	23	5	NA	NA	-2
IROQ	IF Bancorp, Inc.	IL	11.5%	110.9%	3.2%	-2	1	11	-12	10	-10
PCSB	PCSB Financial Corporation	NY	14.9%	114.8%	4.2%	-3	-17	-3	-9	7	1
PVBC	Provident Bancorp, Inc.	MA	16.0%	114.3%	4.9%	5	-13	-13	2	-6	11
PBIP	Prudential Bancorp, Inc.	PA	10.0%	110.0%	4.9%	4	-7	-15	-4	-8	-10
RNDB	Randolph Bancorp, Inc.	MA	13.1%	112.6%	5.8%	-7	-5	3	-9	3	-12
SVBI	Severn Bancorp, Inc.	MD	11.4%	108.8%	4.5%	-12	-15	-14	-5	-1	-6

NA=Change is greater than 100 basis points during the quarter.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Company’s and the Peer Group’s net interest income ratios implied that a greater degree of interest rate risk was associated with the Company’s net interest margin, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of NorthEast Community Bancorp’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Company’s implied credit risk exposure was viewed to be slightly less than the Peer Group’s implied credit risk exposure. As shown in Table 3.6, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.58% and 0.43%, respectively, versus comparable measures of 0.97% and 1.26% for the Peer Group. These ratios include accruing loans that are classified as troubled debt restructurings, which equaled a zero balance for the Company. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 142.44% and 155.60%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.62% for the Company, versus 1.14% for the Peer Group. Net loan charge-offs were a similar factor for the Peer Group and the Company, as net loan charge-offs for the Peer Group equaled 0.05% of loans compared to 0.04% of loans for the Company.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	Peer Group Analysis
Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2020

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan		NLCs/
			Assets	Assets (1)	Loans (2)	Loans HFI	NPLs (2)	90+Del (1)	Chargeoffs (3)		Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
NorthEast Community Bancorp, Inc.		NY
December 31, 2020			0.21%	0.58%	0.43%	0.62%	142.44%	91.38%		$337	0.04%

All Non-MHC Public Thrifts
Averages			0.04%	0.69%	0.55%	0.91%	1.16%	182.20%		158.17%	$2,583
Medians			0.01%	0.55%	0.38%	0.72%	1.20%	125.41%		126.86%	$268

Comparable Group
Averages			0.03%	0.97%	1.26%	1.14%	155.60%	131.46%		$306	0.05%
Medians			0.02%	0.96%	1.45%	1.27%	75.17%	75.17%		$342	0.05%

Comparable Group
ESBK	Elmira Savings Bank	NY	0.04%	0.84%	1.04%	1.06%	99.61%	95.12%		$416	0.08%
ESSA	ESSA Bancorp, Inc.	PA	0.01%	1.41%	1.85%	1.07%	58.13%	57.55%		$505	0.04%
HMNF	HMN Financial, Inc.	MN	0.05%	0.33%	0.38%	1.40%	369.17%	318.16%		$447	0.07%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.45%	0.54%	0.60%	84.54%	84.54%		$448	0.14%
IROQ	IF Bancorp, Inc.	IL	0.06%	0.24%	0.23%	1.24%	537.69%	369.45%		$268	0.05%
PCSB	PCSB Financial Corporation	NY	0.00%	0.33%	0.46%	0.71%	154.58%	146.56%		$159	0.01%
PVBC	Provident Bancorp, Inc.	MA	0.00%	1.81%	1.99%	1.31%	65.80%	65.80%		$1,057	0.09%
PBIP	Prudential Bancorp, Inc.	PA	0.00%	1.07%	2.19%	1.39%	63.69%	63.69%		$115	0.02%
RNDB	Randolph Bancorp, Inc.	MA	0.02%	1.68%	1.94%	1.34%	58.62%	54.01%		$38	0.01%
SVBI	Severn Bancorp, Inc.	MD	0.11%	1.55%	1.98%	1.31%	64.15%	59.67%	-$	394	-0.06%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.

(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.

(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the OCC, the FDIC and state banking agencies specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, particularly second-step conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in NorthEast Community Bancorp’s operations and financial condition; (2) monitor NorthEast Community Bancorp’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not

RP® Financial, LC.	VALUATION ANALYSIS IV.2

limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks and NECB’s stock specifically; and (4) monitor pending conversion offerings, particularly second-step conversions, (including those in the offering phase), both regionally and nationally. If during the second-conversion process material changes occur, RP Financial will determine if updated valuation reports should be prepared to reflect such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including NorthEast Community Bancorp’s value or NorthEast Community Bancorp’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and

RP® Financial, LC.	VALUATION ANALYSIS IV.3

quality and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

▪	Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments. Diversification into higher risk and higher yielding types of loans was more significant for the Company, while the Peer Group maintained a significantly higher concentration of 1-4 family loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for higher yield earned on interest-earning assets with a higher risk weighted assets-to-assets ratio. NorthEast Community Bancorp’s funding composition reflected a slightly higher level of deposits and a lower level of borrowings relative to the comparable Peer Group measures, which translated into a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained lower levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a higher IEA/IBL ratio for the Company. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should further exceed the Peer Group’s IEA/IBL ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

▪	Credit Quality. The Company’s ratios for non-performing assets as a percent of assets and non-performing loans as a percent of loans were lower than the comparable ratios for the Peer Group. In comparison to the Peer Group, the Company maintained lower loss reserves as a percent of non-performing loans and as a percent of loans. Net loan charge-offs as a percent of loans were similar for the Company and the Peer Group. The Company’s risk weighted assets-to-assets ratio was higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a neutral factor in our adjustment for financial condition.

▪	Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (9.15% of assets versus 21.48% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the net proceeds realized from the second-step offering will be initially deployed into cash and investments. The Company was viewed as having slightly greater future borrowing capacity relative to the Peer Group, based on the higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

▪	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were lower for the Company. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities was a neutral factor in our adjustment for financial condition.

▪

Capital. The Company currently operates with a higher tangible equity-to-assets ratio than the Peer Group. Following the stock offering, NorthEast Community Bancorp’s pro forma tangible capital position will significantly exceed the Peer

RP® Financial, LC.	VALUATION ANALYSIS IV.4

Group's tangible equity-to-assets ratio. The increase in the Company's pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, NorthEast Community Bancorp’s balance sheet strength was considered to be more favorable relative to the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

▪	Reported Earnings. The Company’s reported earnings were higher than the Peer Group’s on a ROAA basis (1.31% of average assets versus 0.91% for the Peer Group). The Company maintained earnings advantages with respect to a higher net interest income ratio and lower ratios for operating expenses, loan loss provisions and effective tax rate, while the Peer Group maintained an earnings advantage with respect to a higher non-interest operating income ratio. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by implementation of additional stock benefit plans in connection with the second-step offering. Overall, the Company’s pro forma reported earnings were considered to be slightly more favorable than the Peer Group’s reported earnings and, thus, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. The Company maintained a higher net interest income ratio, a lower operating expense ratio and a lower level of non-interest operating income. The Company’s more favorable net interest income and operating expense ratios translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.55x versus 0.92x for the Peer Group). Likewise, the Company’s efficiency ratio of 60.82% was more favorable than the Peer Group’s efficiency ratio of 68.76%. Loan loss provisions had a more significant impact on the Peer Group’s earnings. After adjusting for non-operating losses and gains, the Company’s ROAA ratio remained above the comparable Peer Group ratio. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock

RP® Financial, LC.	VALUATION ANALYSIS IV.5

benefit plans, indicate that the Company’s pro forma core earnings will remain slightly more favorable than the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group's net interest income to average assets ratios indicated a greater degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital, IEA/IBL and non-interest earning asset ratios were more favorable for the Company, with the exception of the Company’s higher ratio of non-interest earning assets. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with higher equity-to-assets and IEA/ILB ratios and perhaps provide greater stability in the quarterly net interest margin. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Credit Risk. Loan loss provisions were a less significant factor in the Company’s earnings (0.09% of average assets versus 0.23% of average assets for the Peer Group). In terms of future exposure to credit quality related losses, lending diversification into higher risk types of loans was more significant for the Company Group. The Company’s credit quality measures generally implied a similar degree of credit risk exposure relative to the comparable credit quality measures indicated for the Peer Group. Overall, RP Financial concluded that credit risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

▪	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a higher interest rate spread than the Peer Group, which would tend to facilitate continuation of a higher net interest margin for the Company going forward based on the current prevailing interest rate environment. The reinvestment of the net proceeds will add to net interest income, but the initial reinvestment yields are expected to reduce the overall spread. Second, the infusion of stock proceeds will provide the Company with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Company’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

▪	Return on Equity. Currently, the Company’s core ROE is slightly higher than the Peer Group’s core ROE. As the result of the increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return equity on a core earnings basis will be more comparable or slightly lower than the Peer Group’s core ROE. Accordingly, this was a neutral factor in the adjustment for profitability, growth and viability of earnings.

On balance, NorthEast Community Bancorp’s pro forma earnings strength was considered to be more favorable than the Peer Group’s earnings strength and, thus, a slight upward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

3.	Asset Growth

Comparative annual asset growth rates for the Company and the Peer Group showed respective increases of 1.37% and 15.01. The Company’s asset growth was realized through a 9.55% increase in loans, which was partially funded by a 40.26% decrease in cash and investments. Comparatively, asset growth for the Peer Group consisted of a 36.91% increase in cash and investments and a 12.66% increase in loans. On a pro forma basis, the Company’s tangible equity-to-assets ratio will further exceed the Peer Group's tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. NorthEast maintains branch offices in the New York and Boston metropolitan areas. Operating in a densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by NorthEast Community Bancorp.

The Peer Group companies generally operate in markets with smaller populations compared to Westchester County. Population growth for the primary market area counties served by the Peer Group companies reflected a range of growth rates, but, overall, population growth rates in the markets served by the Peer Group companies were stronger compared to Westchester County’s recent historical and projected population growth rates. Westchester County has a higher per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were less affluent markets within their respective states compared to Westchester County’s per capita income as a percent of New York’s per capita income (112.6% for the Peer Group versus 163.7% for Westchester County). The average and median deposit market shares maintained by the Peer Group companies were significantly higher than the Company’s market share of deposits in Westchester County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than the Company’s competitive environment in Westchester County, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be comparable to the growth potential provided by the Company’s primary market

RP® Financial, LC.	VALUATION ANALYSIS IV.7

area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was slightly higher than the unemployment rate reflected for Westchester County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
NorthEast Community Bancorp, Inc. and the Peer Group Companies(1)

		December 2020
	County	Unemployment
NorthEast Community Bancorp, Inc. - NY	Westchester	6.0%

Peer Group Average		6.3%

Prudential Bancorp, Inc. – PA	Philadelphia	9.3
Elmira Savings Bank - NY	Chemung	6.7
HMN Financial, Inc. – MN	Olmstead	3.8
ESSA Bancorp, Inc. – PA	Monroe	7.8
HV Bancorp, Inc. - PA	Bucks	5.3
IF Bancorp, Inc. – IL	Iroquois	4.7
Randolph Bancorp, Inc. - MA	Norfolk	6.4
Severn Bancorp, Inc. - MD	Anne Arundel	4.9
PCSB Financial Corporation - NY	Westchester	6.0
Provident Bancorp, Inc. – MA	Essex	7.7

(1)        Unemployment rates are not seasonally adjusted.

Source: S&P Global Market Intelligence.

5.	Dividends

NorthEast Community Bancorp has indicated its intention to continue to pay cash dividends following the second-step conversion. Initially, the Company expects to pay quarterly dividends of $0.06 per share or $0.24 per share annually, which equals a yield of 2.4% based on a price of $10.00 per share. The initial dividend and future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.02% to 4.90%. The average dividend yield on the stocks of the Peer Group institutions was 1.55% as of February 5, 2021. Comparatively, as of February 5, 2021, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.36%.

Overall, following the second-step conversion, the Company’s capacity to pay dividends is viewed to be comparable to the Peer Group’s capacity to pay dividends based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All of the Peer Group companies trade on NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $33.8 million to $241.4 million as of February 5, 2021, with average and median market values of $115.6 million and $100.7 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.0 million to 18.1 million, with average and median shares outstanding equal to 8.3 million and 6.6 million, respectively. The Company’s second-step stock offering is expected to provide for a pro forma market value that will be in the upper half of the Peer Group’s range of market values and pro forma shares outstanding that will be at the high end or exceed the Peer Group’s range of shares outstanding. Following the second-step conversion, the Company’s stock will be traded on the NASDAQ Capital Market. Overall, we anticipate that the Company’s stock will have a fairly comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that four separate markets exist for thrift stocks, including those coming to market such as NorthEast Community Bancorp: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis

RP® Financial, LC.	VALUATION ANALYSIS IV.9

without the benefit of prior operations as a fully-converted company; (C) the acquisition market for thrift and bank franchises based in New York; and (D) the market for the public stock of NECB. All of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for publicly-traded thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of February 5, 2021.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks opened the second quarter of 2020 with a bruising sell-off after President Trump issued a warning on the coronavirus pandemic, which was followed by major U.S. stock indexes surging higher. News that New York recorded its first daily decline in Covid-19 deaths and the Federal Reserve’s commitment to provide an unprecedent level of support for the economy were noted factors that powered the stock market rally. The second week of April concluded with stocks posting their biggest week of gains since 1974. Stocks advanced a second consecutive week going into mid-April, as investors reacted to reports that an antiviral medicine was showing promise and the growing potential for the gradual reopening of the U.S. economy. Energy shares led stocks lower heading into the second half of April, as oil prices plunged below $0 a barrel. Promising news for a coronavirus drug and the Federal Reserve’s statement that it was in no hurry to end stimulus measures contributed to broader stock market gains through the end of April. Overall, April was the best month for stocks in decades, as the Dow Jones Industrial Average (“DJIA”) and S&P 500 posted respective gains of 11% and 13%. Comparatively, the NASDAQ was down 0.3% in April. Following a sell-off at the start of May, the broader stock market trended higher ahead of the April employment report and then rallied sharply higher with the release of the April employment report on May 8th. Stocks fell broadly the first few trading days the following week, as investors reacted to a sharp decline in the April consumer price index and

RP® Financial, LC.	VALUATION ANALYSIS IV.10

the Federal Reserve’s grim assessment on how long it would take the U.S. economy to recover. Going into the second half of May, stocks surged higher on positive results reported by a drugmaker’s early study of a potential coronavirus vaccine and optimism that the U.S. economy would start to recover as all 50 states relaxed some of their coronavirus restrictions. Optimism about economies reopening and the potential development of a coronavirus vaccine continued to propel stock market gains in late-May and early-June. Stocks continued to surge higher to close out the first week of trading in June, as investors reacted to a surprisingly strong May employment report. The rebound in the broader stock market continued into the beginning of the second week of June, with the NASDAQ closing at a record high and the S&P 500 moving into positive territory for the year. Stocks closed out the second week of trading in June posting their worst weekly loss since March, as growing fears of a surge in coronavirus infections fueled a stock market route on June 11th. After Federal Reserve officials highlighted the pandemic’s potential to weaken the U.S. economy over the long-term, shares of banks and manufacturers were among the hardest hit stocks in the sell-off. A rebound in May retail sales and the Federal Reserve’s announcement that it would broaden its program to purchase bonds of U.S. companies translated into stocks rallying going into the second half of June, which was followed by a wavering stock market environment through multiple trading sessions as investors weighed a rise in coronavirus infections against signs of the U.S. economy recovering. A record number of new coronavirus cases in some large states fueled a late-June sell-off in the broader stock market, as investors reacted to reinstatement of lockdown measures by some of those states. Growing expectations for additional stimulus from the Federal Reserve contributed to stocks rallying to close out the second quarter, as U.S. stocks wrapped up their best quarter in more than 20 years. For the second quarter of 2020, the DJIA was up 18%, the S&P 500 was up 20% and the NASDAQ was up 31%.

Stocks started out the third quarter of 2020 trading mixed ahead of the release of the June employment report and then rallied higher with the release of the June employment report, which showed the U.S. economy added more jobs than expected. Volatility prevailed in the broader stock market through mid-July, as investors weighed hopes of a Covid-19 vaccine after two companies received “fast track” designations for the development of their coronavirus vaccine candidates against a resurgence in Covid-19 positive cases that was providing for an uneven reopening of the U.S. economy. Stocks retreated heading into the last week of July, as the first weekly increase in new unemployment claims since March raised concerns that mounting coronavirus infections and a renewed wave of mandated lockdowns could slow an

RP® Financial, LC.	VALUATION ANALYSIS IV.11

economic recovery. The broader stock market continued to trade unevenly in the final week of July, as investors reacted to mixed second quarter earnings reports by some large companies, a record decline in second quarter GDP and the Federal Reserve’s reiteration that it would continue to support the U.S. economy. Overall, technology stocks were the strongest performing stocks during July, as the NASDAQ closed out July at a new record high. Progress in Congressional negotiations for a new coronavirus relief package and initial weekly unemployment claims falling to their lowest level since the coronavirus hit the U.S. in March fueled stock market gains during the first week of August. The DJIA extended its winning streak to seven sessions on August 10th, as investors assessed the likelihood of another round of stimulus spending and the slowing pace of new coronavirus infections. Led by advances in technology shares, the broader stock market continued to surge higher through the second half of August with the NASDAQ and S&P 500 posting a number of new record highs. Overall, the month of August was the best month for U.S. stocks since April, with stimulus from the U.S. Government, signs of economic revival and progress toward a coronavirus vaccine fueling the gains in the broader stock market. An upbeat report on August manufacturing activity helped to extend the stock market rally into early-September, as the DJIA closed above 29000 for the first time since February. A sell-off in technology stocks led the stock market lower going into the second week of September, as NASDAQ fell into correction territory amid concerns that technology shares had become overvalued. Stocks rebounded heading into mid-September, as technology stocks led the broader stock market higher on large acquisitions announced by Oracle and Nvidia. A decline in oil and gold prices pressured economically sensitive shares lower going in the second half of September, which was followed by a one-day sell-off in technology shares as hopes for additional fiscal stimulus dimmed and investors continued to question the valuation of tech stocks. Stocks regained some lost ground in the final week of the third quarter, which was led by a rebound in economically sensitive shares.

Stocks traded lower at the start of the fourth quarter of 2020, as investors reacted to the September employment report that showed job growth was less than expected. News of President Trump’s improving health propelled stocks higher at the beginning of the second week of October, which was followed by a one-day sell-off caused by a halt in negotiations for a new economic relief package. Stocks rallied higher following the one-day sell-off on revived hopes for a new stimulus deal, as Democratic and White House negotiators resumed negotiations for a coronavirus relief bill. Mixed earnings reports at the start of the third quarter earnings season pressured stocks lower going into mid-October. The sell-off in the broader

RP® Financial, LC.	VALUATION ANALYSIS IV.12

stock market sharpened during the second half of October, as a surge in coronavirus cases added to worries about the economic outlook in the absence of a stimulus deal. Better-than-expected economic data for third quarter GDP growth and October manufacturing activity contributed to stocks rallying ahead of the election in early-November. The stock market rallied continued on Election Day and the following day, as Wall Street reacted to election results that indicated a Biden presidency gridlocked by a Republican-controlled Senate. News of promising results for two Covid-19 vaccines bolstered stock markets gains through the end of November, which included the DJIA closing above 30000 for the first time. Overall, for the month of November, the DJIA increased 12%, marking its best month since January 1987, while the NASDAQ and S&P 500 posted respective gains of 12% and 11%. Signs of progress on a stimulus relief package and the effectiveness rates for the forthcoming Covid-19 vaccines helped to sustain the broader stock market rally through the first week of December, with the NASDAQ and S&P 500 closing at new record highs. Stocks retreated going into mid-December, as negotiations over a coronavirus relief package stalled. As Congress neared a deal on a new coronavirus relief package, all three major U.S. stock indexes closed at record highs going into the second half of December. Stocks paused after closing at new record highs, as Covid-19 concerns overshadowed Congress’s approval of a coronavirus relief package. All three major U.S. stock indexes closed at record highs in the final week of 2020, as the rollout of the coronavirus vaccine and passage of a new stimulus package buoyed investors’ sentiment.

A wave of new Covid-19 infections prompted a sell-off in the broader stock at the at the start of 2021, which was followed by stocks rallying higher on expectations that there would be a big boost in government spending under a Democrat-controlled Senate. Stocks fell in mid-January, as initial jobless claims posted their biggest weekly increase since the Covid-19 pandemic hit in March. After all three major U.S. stock indexes closed at record highs going into the second half of January, all three major U.S. stock indexes suffered their sharpest losses in late-January amid concerns about how effectively the Covid-19 vaccine was being distributed. Robust fourth quarter earnings posted by some large-cap stocks and a decline in initial jobless claims for a third straight week contributed to stocks rallying higher in the first week of February. On February 5, 2021, the DJIA closed at 31148.24, an increase of 7.0% from one year ago and an increase of 1.8% year-to-date, and the NASDAQ closed at 13856.30, an increase of 45.5% from one year ago and an increase of 7.5% year-to-date. The S&P 500 Index closed at 3886.83 on February 5, 2021, an increase of 16.8% from one year ago and an increase of 3.5% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS IV.13

The market for thrift stocks has also experienced varied trends in recent quarters. Financial shares pulled back in early-July 2020 amid a dramatic surge in confirmed coronavirus infections in the south and west regions of the U.S., which forced several states to pause or reverse plans to reopen businesses. Growing optimism of a Covid-19 vaccine being developed in the near term contributed to financial shares trading higher along with the broader stock market heading into mid-July, which was followed by a slight pullback in financial shares as big bank second quarter earnings reports warned of a protracted downturn for the U.S. economy. Financial shares traded unevenly throughout the second half of July, in light of uncertainty over the outlook for the U.S. economy and related impact on credit quality. After trading lower the first few trading days of August, financial shares participated in the broader stock market rally going into mid-August. Financial shares diverged from the broader stock market rally in the second half of August and into early-September, as economic uncertainty revolving around the Covid-19 pandemic weighed on the shares of economically sensitive stocks. After trading higher with the release of the better-than-expected employment report for August 2020, thrift stocks retreated in the second week of September. Financial shares edged higher at the conclusion of the Federal Reserve’s mid-September policy meeting, whereby the Federal Reserve pledged to support the economic recovery by setting a higher bar to raise interest rates and by signaling it expected to hold rates near zero for at least three more years. The sell-off in economically sensitive shares going into the second half of September translated into market losses for bank and thrift stocks, which was followed by an uptick in financial shares at the close of the third quarter.

The positive trend in thrift stocks continued through the first two weeks of October 2020, as economically sensitive stocks climbed on hopes for passage of a new coronavirus stimulus bill. Despite better-than-expected third quarter earnings results posted by some big banks at the start of the third quarter earnings season, financial shares traded lower in mid-October. Financial shares rallied going into late-October, as news that weekly initial jobless claims fell by 55,000 pushed the 10-year Treasury yield up to 0.85%. Financial shares sold-off along with the broader stock market during the last week of October, as rising coronavirus cases shook investors’ confidence in the economic recovery. Financial shares also participated in the broader stock market rally during the first two trading days of November and on Election Day, but then diverged from the broader stock market rally the day following the election as investors bet that the election results and a potentially long period of vote counting would delay and potentially reduce another round of stimulus. Amid building hopes that drug-makers were

RP® Financial, LC.	VALUATION ANALYSIS IV.14

on the brink of pushing out vaccines effective enough to fight the coronavirus, economically sensitive stocks, such as bank stocks, were among the strongest performing sectors for the balance of November. After trading lower on last day of November, the positive trend in thrift stocks resumed through the first half of December on signs of a progress in negotiations over a coronavirus relief package. Amid a surge in coronavirus infections and the Federal Reserve leaving its benchmark interest rate near zero, thrift shares edged lower going into final week of 2020 and then rebounded in the last week of 2020 after President Trump signed a Covid-19 relief bill.

Thrift shares traded flat at the start of 2021 and then rallied higher in the second week of January on expectations of additional stimulus after Democrats took control of the Senate. Thrift shares reversed course and trended lower in the second half of January on concerns over the lingering economic impact of the coronavirus and related impact on loan demand and credit quality. A decline in coronavirus cases across the U.S. helped thrift shares to rebound in the first week of February. On February 5, 2021, the SNL Thrift Index for all publicly-traded thrifts closed at 851.8, a decrease of 5.2% from one year ago and an increase of 4.3% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two second-step conversion offerings have been

RP® Financial, LC.
Valuation Analysis
IV.15

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases					Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Char. Found.		% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation					% of	Benefit Plans				Initial									First		After		After
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.		Core			Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Inc. Fdn.	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	Week(3)	Chg	Month(4)	Chg	2/5/2021	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
Eastern Bankshares, Inc., MA*	10/15/20	EBC-NASDAQ	$13,997	12.10%	0.04%	211%	$1,797.1	100%	118%	1.6%	S	4.0%	8.0%	4.0%	10.0%	0.1%	0.00%	65.0%	22.8	x	12.0%	0.5%	19.0%	2.5%	$10.00	$12.15	21.5%	$12.48	24.8%	$13.62	36.2%	$16.18	61.8%
Systematic Savings Bank, MO	10/14/20	SSSB-OTCPink	$40	12.64%	8.00%	NM	$6.0	100%	132%	14.3%	N.A.	N.A.	0.0%	0.0%	0.0%	18.0%	0.00%	58.6%	46.5	x	13.2%	0.3%	22.5%	1.3%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%

	Averages - Standard Conversions:		$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7	x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$13.09	30.9%
	Medians - Standard Conversions:		$7,018	12.37%	4.02%	211%	$901.5	100%	125%	7.9%	N.A.	N.A.	4.0%	2.0%	5.0%	9.1%	0.00%	61.8%	34.7	x	12.6%	0.4%	20.8%	1.9%	$10.00	$11.08	10.8%	$11.24	12.4%	$11.81	18.1%	$13.09	30.9%

Second Step Conversions
Affinity Bancshares, Inc., GA	1/21/21	AFBI-NASDAQ	$888	8.93%	0.56%	154%	$37.0	54%	132%	4.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.5%	0.00%	75.3%	17.6	x	7.5%	0.4%	10.2%	3.6%	$10.00	$10.85	8.5%	$10.75	7.5%	$10.75	7.5%	$10.75	7.5%
Generations Bancorp NY, Inc.	1/13/21	GBNY-NASDAQ	$368	8.10%	1.08%	54%	$14.8	60%	98%	8.8%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	61.7%	15.0	x	6.5%	0.4%	10.5%	4.0%	$10.00	$10.05	0.5%	$9.56	-4.4%	$9.74	-2.6%	$9.74	-2.6%

	Averages - Second Step Conversions:		$628	8.52%	0.82%	104%	$25.9	57%	115%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	68.5%	16.3	x	7.0%	0.4%	10.3%	3.8%	$10.00	$10.45	4.5%	$10.16	1.6%	$10.25	2.5%	$10.25	2.5%
	Medians - Second Step Conversions:		$628	8.52%	0.82%	104%	$25.9	57%	115%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	68.5%	16.3	x	7.0%	0.4%	10.3%	3.8%	$10.00	$10.45	4.5%	$10.16	1.6%	$10.25	2.5%	$10.25	2.5%

Mutual Holding Companies

	Averages - All Conversions:		$3,823	10.44%	2.42%	139%	$463.7	78%	120%	7.2%	N.A.	N.A.	6.0%	3.0%	7.5%	6.2%	0.00%	65.1%	23.6	x	9.8%	0.4%	15.5%	2.8%	$10.00	$10.76	7.6%	$10.70	7.0%	$11.03	10.3%	$11.67	16.7%
	Medians - All Conversions:		$628	10.52%	4.02%	154%	$25.9	80%	125%	6.5%	N.A.	N.A.	8.0%	4.0%	10.0%	3.3%	0.00%	63.4%	20.2	x	9.8%	0.4%	14.8%	3.0%	$10.00	$10.45	4.5%	$10.38	3.8%	$10.38	3.8%	$10.38	3.8%

Note:  * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.	(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.	(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.	(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.	(8) Former credit union.	2/5/2021

RP® Financial, LC.	VALUATION ANALYSIS IV. 16

completed during the past twelve months. Both of the second-step conversion offerings were completed in January 2021. The average closing pro forma price/tangible book ratio of the two second-step conversion offerings equaled 68.5%. On average, the two second-step conversion offerings reflected price appreciation of 1.6% after the first week of trading. As of February 5, 2021, the two second-step conversion offerings reflected a 2.5% increase in price on average from their IPO prices.

C.            The Acquisition Market

Also considered in the valuation was the potential impact on NorthEast Community Bancorp’s stock price of recently completed and pending acquisitions of other thrift and bank institutions operating in New York. As shown in Exhibit IV-4, there were 19 acquisitions of New York based bank and savings institutions completed from the beginning of 2017 through February 5, 2021 and there are currently two acquisitions pending for a New York based bank or savings institution. The recent acquisition activity involving New York bank and savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence NorthEast Community Bancorp’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in NorthEast Community Bancorp’s stock would tend to be less compared to the stocks of the Peer Group companies.

D.            Trading in NECB’s Stock

Since NECB’s minority stock currently trades under the symbol “NECB” on the OTC Pink Sheets, RP Financial also considered the recent trading activity in the valuation analysis. NECB had a total of 12,194,611 shares issued and outstanding at December 31, 2020, of which 4,920,861 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $6.80 to $14.30 per share and its closing price on February 5, 2020 was $14.30 per share. There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock and the stock is currently traded based on its MHC ownership structure. Since the pro forma impact has not been publicly

RP® Financial, LC.	VALUATION ANALYSIS IV. 17

disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversions, the acquisition market and recent trading activity in the Company’s minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.             Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.             Effect of Government Regulation and Regulatory Reform

As a fully-converted regulated institution, NorthEast Community Bancorp will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV. 18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	No Adjustment
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FRB, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

▪	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma basis for the Company; and (2) the Peer Group companies have had the opportunity to realize the benefit of reinvesting and leveraging their offering proceeds, we also gave weight to the other valuation approaches.

RP® Financial, LC.	VALUATION ANALYSIS IV. 19

▪	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

▪	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

▪	Trading of NECB stock. Converting institutions generally do not have stock outstanding. NECB, however, has public shares outstanding due to the mutual holding company form of ownership and first-step minority stock offering. Since NECB’s stock is currently quoted on the OTC Pink Sheets, it is an indicator of the Company’s current market value and therefore received some weight in our valuation. Based on the February 5, 2021 closing stock price of $14.30 per share and the 12,194,611 shares of NECB common stock outstanding, the Company’s implied market value of $174.4 million was considered in the valuation process. However, since the Company’s stock is not actively traded, the conversion stock will have different characteristics than the minority shares, and the pro forma information has not been publicly disseminated to date, the current trading price of NECB’s stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC’s net assets (i.e., unconsolidated equity) that will be consolidated with the Company and, thus, will increase equity. At December 31, 2020, the MHC had net assets of $370,000, which has been added to the Company’s December 31, 2020 pro forma equity to

RP® Financial, LC.	VALUATION ANALYSIS IV. 20

reflect the consolidation of the MHC into the Company’s operations. Exhibit IV-9 shows that after accounting for the impact of the MHC’s net assets, the public shareholders’ ownership interest was reduced by approximately 0.08%. Accordingly, for purposes of the Company’s pro forma valuation, the public shareholders’ ownership interest was reduced from 40.35% to 40.27% and the MHC’s ownership interest was increased from 59.65% to 59.73%.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of February 5, 2021, the aggregate pro forma market value of NorthEast Community Bancorp’s conversion stock equaled $171,593,320 at the midpoint, equal to 17,159,332 shares at $10.00 per share. The $10.00 per share price was determined by the Boards of Directors of NECB and the MHC. The midpoint and resulting valuation range is based on the sale of an 59.73% ownership interest to the public, which provides for a $102,500,000 public offering at the midpoint value.

1.       Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $12.329 million for the twelve months ended December 31, 2020. In deriving NorthEast Community Bancorp’s core earnings, the adjustments we made to reported earnings included eliminating gain on equity securities of $288,000 and loss on disposition of equipment of $61,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 21.0% for the earnings adjustments, the Company’s core earnings were determined to equal $12.150 million for the twelve months ended December 31, 2020.

Amount
($000)
Net income(loss)	$12,329
Deduct: Gain on equity securities(1)	(227)
Add: Loss on disposition of equipment(1)	48
Core earnings estimate	$12,150

(1) Tax effected at 21.0%.

RP® Financial, LC.	VALUATION ANALYSIS IV. 21

Based on the Company’s reported earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $171.6 million midpoint value equaled 15.77x and 16.03x, respectively, indicating premiums of 23.40% and 22.09% relative to the Peer Group’s average reported and core earnings multiples of 12.78x and 13.13x, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples of 11.32x and 10.71x, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 39.31% and 49.67%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 13.14x and 18.50x, respectively, and based on core earnings at the minimum and the maximum equaled 13.35x and 18.81x, respectively.

2.            Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $171.6 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios equaled 70.92% and 71.12%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 90.10% and 93.40%, respectively, the Company’s ratios reflected discounts of 21.29% on a P/B basis and 23.88% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 89.45% and 92.99%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 20.72% on a P/B basis and 23.52% on a P/TB basis. At the maximum of the range, the Company’s P/B and P/TB ratios equaled 77.28% and 77.46%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 14.23% and 17.07%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratio at the maximum of the range reflected discounts of 13.61% and 16.70%, respectively.

3.            Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $171.6 million midpoint of the valuation range, the Company’s value equaled 16.24% of pro forma assets. Comparatively, the Peer Group companies exhibited an average

RP ® Financial, LC.	Valuation Analysis ANALYSIS IV.22

Table 4.3
Market Pricing Versus Peer Group
Northeast Community Bancorp, Inc.
As of February 5, 2021

		Market		Per Share Data
		Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)								Exchange		Offering
		Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Ratio		Size
		Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	(x)		($Mil)
		($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)			($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
NorthEast Community Bancorp, Inc.	NY
Maximum		$10.00	$197.33	$0.53	$12.94	18.50	x	77.28%	18.45%	77.46%	18.81	x	$0.24	2.40%	45.28%	$1,070	23.87%	23.82%	0.52%	1.00%	4.18%	0.98%	4.11%	1.6147	x	$117.88
Midpoint		$10.00	$171.59	$0.62	$14.10	15.77	x	70.92%	16.24%	71.12%	16.03	x	$0.24	2.40%	38.71%	$1,056	22.91%	22.86%	0.53%	1.03%	4.50%	1.01%	4.42%	1.4041	x	$102.50
Minimum		$10.00	$145.85	$0.75	$15.67	13.14	x	63.82%	13.98%	63.98%	13.35	x	$0.24	2.40%	32.00%	$1,043	21.92%	21.87%	0.53%	1.06%	4.86%	1.05%	4.78%	1.1935	x	$87.13

All Non-MHC Public Thrifts(6)
Averages		$23.33	$601.07	$1.85	$19.90	13.96		103.63%	12.92%	114.74%	13.98		$0.43	2.36%	47.00%	$5,167	12.62%	11.78%	0.69%	0.84%	6.91%	0.87%	7.23%
Median		$15.28	$192.19	$0.87	$15.86	12.66		94.14%	11.60%	100.75%	13.14		$0.32	2.21%	35.59%	$1,791	11.51%	10.33%	0.55%	0.76%	5.88%	0.78%	6.15%

All Non-MHC State of NY(6)
Averages		$10.59	$965.46	$0.32	$12.52	14.37		88.33%	8.81%	101.87%	14.43		$0.34	3.33%	49.85%	$12,761	10.62%	9.41%	0.66%	0.42%	3.16%	0.39%	2.85%
Medians		$10.08	$142.27	$0.59	$13.43	11.14		89.80%	8.65%	96.39%	11.25		$0.27	4.19%	53.66%	$1,791	9.77%	8.21%	0.59%	0.60%	6.32%	0.60%	6.25%

Comparable Group
Averages		$15.25	$115.59	$1.30	$16.83	12.78	x	90.10%	10.61%	93.40%	13.13	x	$0.21	1.55%	24.70%	$1,087	11.56%	11.22%	0.94%	0.91%	7.85%	0.90%	7.67%
Medians		$15.67	$100.73	$1.21	$16.88	11.32	x	89.45%	9.64%	92.99%	10.71	x	$0.16	1.24%	21.90%	$919	11.38%	11.30%	0.96%	0.76%	6.65%	0.70%	5.82%

Comparable Group
ESBK Elmira Savings Bank	NY	$12.24	$43.12	$1.09	$17.01	10.29	x	71.03%	6.69%	89.11%	10.30	x	$0.60	4.90%	57.14%	$674	8.90%	7.20%	0.84%	0.60%	6.42%	0.60%	6.44%
ESSA ESSA Bancorp, Inc.	PA	$15.59	$157.22	$1.38	$17.60	10.68	x	86.89%	9.03%	93.91%	10.71	x	$0.44	2.82%	30.14%	$1,894	10.11%	9.41%	1.09%	0.76%	7.43%	0.75%	7.37%
HMNF HMN Financial, Inc.	MN	$19.00	$90.61	$1.84	$20.91	8.56	x	87.76%	9.96%	88.50%	NM		$0.00	0.00%	0.00%	$898	11.26%	11.17%	0.38%	1.03%	8.83%	1.04%	8.95%
HVBC HV Bancorp, Inc.	PA	$16.81	$33.81	$1.87	$16.75	8.76	x	100.35%	7.36%	100.35%	9.01	x	$0.00	0.00%	0.00%	$508	7.33%	7.33%	0.49%	1.02%	11.87%	0.99%	11.54%
IROQ IF Bancorp, Inc.	IL	$20.50	$66.43	$1.34	$25.78	12.58	x	78.23%	9.31%	78.23%	NM		$0.30	1.46%	18.40%	$726	11.51%	11.51%	0.24%	0.64%	5.57%	0.59%	5.10%
PCSB PCSB Financial Corporation	NY	$15.75	$241.41	$0.59	$16.45	25.00	x	94.14%	14.17%	96.39%	24.90	x	$0.16	1.02%	25.40%	$1,791	15.28%	14.98%	0.33%	0.54%	3.34%	0.54%	3.36%
PVBC Provident Bancorp, Inc.	MA	$12.10	$219.00	$0.66	$12.30	18.33	x	97.72%	15.31%	97.72%	16.00	x	$0.12	0.99%	18.18%	$1,498	15.98%	15.98%	1.81%	0.81%	4.57%	0.93%	5.21%
PBIP Prudential Bancorp, Inc.	PA	$12.69	$101.48	$0.58	$15.86	11.97	x	77.32%	8.50%	81.30%	NM		$0.28	2.21%	66.98%	$1,223	10.55%	10.08%	1.10%	0.76%	6.88%	0.39%	3.56%
RNDB Randolph Bancorp, Inc.	MA	$20.00	$102.86	$3.28	$17.19	6.60	x	116.38%	15.28%	116.38%	6.11	x	$0.00	0.00%	0.00%	$723	13.13%	13.13%	1.57%	2.30%	18.55%	2.49%	20.05%
SVBI Severn Bancorp, Inc.	MD	$7.80	$99.98	$0.42	$8.45	15.00	x	91.15%	10.49%	92.08%	14.87	x	$0.16	2.05%	30.77%	$939	11.53%	11.43%	1.57%	0.63%	5.06%	0.64%	5.11%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.23

P/A ratio of 10.61%, which implies a premium of 53.06% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 9.64%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 68.46%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two second-step offerings were completed in January 2021. In comparison, to the 68.50% average closing pro P/TB ratio of the two second-step offerings, the Company’s pro forma P/TB ratio of 71.12% at the midpoint value reflects an implied premium of 3.82%. At the maximum of the offering range, the Company’s P/TB ratio of 77.46% reflects an implied premium of 13.09% relative to the two second-step offerings average P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 5, 2021, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company and (2) exchange shares issued to existing public shareholders of the Company - was $171,593,320 at the midpoint, equal to 17,159,332 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are shown below.

RP® Financial, LC.	VALUATION ANALYSIS IV.24

			Exchange Shares
		Offering	Issued to Public	Exchange
	Total Shares	Shares	Shareholders	Ratio
Shares
Maximum	19,733,231	11,787,500	7,945,731	1.6147
Midpoint	17,159,332	10,250,000	6,909,332	1.4041
Minimum	14,585,432	8,712,500	5,872,932	1.1935

Distribution of Shares
Maximum	100.00%	59.73%	40.27%
Midpoint	100.00%	59.73%	40.27%
Minimum	100.00%	59.73%	40.27%
Aggregate Market Value at $10 per share
Maximum	$197,332,310	$117,875,000	$79,457,310
Midpoint	$171,593,320	$102,500,000	$69,093,320
Minimum	$145,854,320	$87,125,000	$58,729,320

The pro forma valuation calculations relative to the Peer Group are shown in Table 4.3 and are detailed in Exhibit IV-7 and Exhibit IV-8.

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and NECB have independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company (adjusted for the dilution resulting from the consolidation of the MHC’s unconsolidated equity into the Company). The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the second-step conversion offering and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.4041 shares of the Company for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1935 at the minimum and 1.6147 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued

RP® Financial, LC.	VALUATION ANALYSIS IV.25

Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description
I-1	Map of Office Locations
I-2	Audited Financial Statements
I-3	Key Operating Ratios
I-4	Investment Portfolio Composition
I-5	Yields and Costs
I-6	Loan Loss Allowance Activity
I-7	Interest Rate Risk Analysis
I-8	Fixed and Adjustable Rate Loans
I-9	Loan Portfolio Composition
I-10	Contractual Maturity by Loan Type
I-11	Non-Performing Assets
I-12	Deposit Composition
I-13	Maturity of Time Deposits
I-14	Borrowing Activity

II-1	Description of Office Properties
II-2	Historical Interest Rates
III-1	Characteristics of Publicly-Traded Thrifts
III-2	Public Market Pricing of Mid-Atlantic and New England Thrifts
III-3	Public Market Pricing of Midwest Thrifts
III-4	Peer Group Market Area Comparative Analysis

LIST OF EXHIBITS (continued)

Exhibit
Number	Description
IV-1	Stock Prices: As of February 5, 2021
IV-2	Historical Stock Price Indices
IV-3	Stock Price Indices as of February 5, 2021
IV-4	New York Bank and Thrift Acquisitions 2017 - Present
IV-5	Director and Senior Management Summary Resumes
IV-6	Pro Forma Regulatory Capital Ratios
IV-7	Pro Forma Analysis Sheet
IV-8	Pro Forma Effect of Conversion Proceeds
IV-9	Calculation of Minority Ownership Dilution in a Second-Step Offering

V-1	Firm Qualifications Statement

EXHIBIT I-1

NorthEast Community Bancorp, Inc.

Map of Office Locations

Exhibit I-1
NorthEast Community Bancorp, Inc.
Map of Office Locations

EXHIBIT I-2

NorthEast Community Bancorp, Inc.

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

NorthEast Community Bancorp, Inc.
Key Operating Ratios

Exhibit I-3

NorthEast Community Bancorp, Inc.
Key Operating Ratios

	At or for the Year Ended December 31,
	2020	2019	2018	2017	2016
Performance Ratios:
Return on average assets	1.31%	1.35%	1.54%	1.06%	0.76%
Return on average equity	8.31	9.43	10.55	7.09	4.68
Interest rate spread(1)	3.94	3.82	4.36	3.99	3.55
Net interest margin(2)	4.45	4.34	4.72	4.28	3.79
Non-interest expense to average assets	2.67	2.50	2.56	2.33	2.56
Efficiency ratio(3)	60.43	57.56	54.72	54.68	67.27
Average interest-earning assets/average interest- bearing liabilities	144.75	130.99	130.52	131.09	127.27
Average equity to average assets	15.80	14.25	14.58	15.02	16.18
Capital Ratios(4):
Total capital (to risk-weighted assets)	13.72%	14.56%	13.44%	13.41%	14.00%
Tier 1 capital (to risk-weighted assets)	13.23	14.04	12.96	12.96	13.45
Common equity Tier 1 capital (to risk-weighted assets)	13.23	14.04	12.96	12.96	13.45
Core (Tier 1) capital (to adjusted total assets)	14.79	12.68	13.27	13.05	13.20
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.62%	0.61%	0.56%	0.50%	0.60%
Allowance for loan losses as a percent of non-performing loans	142.44	116.59	78.27	73.84	69.37
Net charge-offs to average outstanding loans during the period	0.04	0.04	0.06	0.05	0.05
Non-performing loans as a percent of total loans(5)	0.43	0.53	0.71	0.67	0.86
Non-performing assets as a percent of total assets(5)	0.58	0.64	0.86	0.89	1.59
Other Data:
Number of offices	13	13	12	11	12

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents non-interest expense divided by the sum of net interest income and non- interest income.

(4)	Ratios are for NorthEast Community Bank. During the fiscal year ended December 31, 2020, NorthEast Community Bank elected the “community bank leverage ratio” alternative reporting framework.
(5)	Non-performing loans include loans on non-accrual, accruing loans past due 90 days or more and non-performing assets include non-performing loans and other real estate owned.

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-4

NorthEast Community Bancorp, Inc.
Investment Portfolio Composition

Exhibit I-4
NorthEast Community Bancorp, Inc.
Investment Portfolio Composition

	At December 31,
	2020		2019		2018
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:

Marketable equity securities:
Mutual funds	$10,000	$10,332	$10,000	$10,044	$9,000	$8,753
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	2	2	4	4	16	16
Federal National Mortgage Association	—	—	1	1	1	1
Total mortgage-backed securities	2	2	5	5	17	17

Total securities available-for-sale	10,000	10,334	10,005	10,049	9,017	8,770

Securities held-to-maturity:
Municipal bonds	4,189	4,189	4,190	4,190	—	—

Mortgage-backed securities:
Government National Mortgage Association	933	958	1,416	1,444	1,962	2,005
Federal Home Loan Mortgage Association	59	58	66	67	74	75
Federal National Mortgage Association	1,097	1,141	1,563	1,576	1,802	1,755
Collateralized mortgage obligations – GSE	1,104	1,173	1,914	1,938	2,203	2,127
Total mortgage-backed securities	3,193	3,330	4,959	5,025	6,041	5,962

Total securities held-to-maturity	7,382	7,519	9,149	9,215	6,041	5,962
Total investment securities	$17,384	$17,853	$19,154	$19,264	$15,058	$14,732

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-5

NorthEast Community Bancorp, Inc.
Yields and Costs

Exhibit I-5
NorthEast Community Bancorp, Inc.
Yields and Costs

	Year Ended December 31,
	2020			2019				2018
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Loans receivable	$797,735	$48,202	6.04%	$767,309		$50,918	6.64%	$739,880	$45,449	6.14%
Securities (1)	20,264	415	2.05	16,964		485	2.86	17,869	539	3.02
Other interest-earning assets	58,438	360	0.62	109,859	(1)	2,413	2.20	30,128	715	2.37
Total interest-earning assets	876,437	48,977	5.59	894,132		53,816	6.02	787,877	46,703	5.93
Allowance for loan losses	(4,965)			—				—
Non-interest-earning assets	67,494			69,173				62,141
Total assets	$938,966			$963,305				$850,018

Interest bearing demand	$104,390	$768	0.74%	$109,524		$1,637	1.49%	$114,314	$1,334	1.17%
Savings and club accounts	101,738	626	0.62	89,706		832	0.93	81,564	495	0.61
Certificates of deposit	372,535	7,860	2.11	455,286		11,822	2.60	343,633	6,725	1.96
Interest-bearing deposits	578,663	9,254	1.60	654,516		14,291	2.18	539,511	8,554	1.59

Borrowed money	$26,811	723	2.70	28,095		743	2.64	64,128	924	1.44
Interest-bearing liabilities	605,474	9,977	1.65	682,611		15,034	2.20	603,639	9,478	1.57
Non-interest-bearing demand	172,508			127,134				108,649
Other non-interest-bearing liabilities	12,595			12,531				10,636
Total liabilities	790,577			822,276				722,924
Equity	148,389			136,659				123,436
Total liabilities and equity	$938,966			$958,935				$846,360

Net interest income/interest spread		$39,000	3.94%			$38,782	3.82%		$37,225	4.36%
Interest rate margin			4.45%				4.34%			4.72%
Net interest-earning assets	$270,963			$211,521				$184,238
Average interest-earning assets to interest-bearing liabilities	144.75%			130.99%				130.52%

(1) Cash on deposit at Federal Home Loan Bank or Federal Reserve Board.

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-6

NorthEast Community Bancorp, Inc.
Loan Loss Allowance Activity

Exhibit I-6
NorthEast Community Bancorp, Inc.
Loan Loss Allowance Activity

	At or For the Year Ended December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016
Allowance at beginning of period	$4,611	$4,196	$3,506	$3,771	$3,895

Provision for loan losses	814	727	1,114	51	146

Charge-offs:
Residential real estate loans:
One- to four-family	—	—	—	—	—
Multifamily	—	—	10	202	246
Mixed-use	—	—	—	8	103
Total residential real estate loans	—	—	10	210	349

Non-residential real estate loans	65	67	—	125	5
Construction loans	—	—	—	—	—
Commercial and industrial loans	271	96	3,126	—	—
Consumer loans	28	157	—	—	—

Total charge-offs	364	320	3,136	335	354

Recoveries:
Residential real estate loans:
One- to four-family	—	—	—	—	—
Multifamily	—	—	—	12	61
Mixed-use	—	3	12	7	9
Total residential real estate loans	—	3	12	19	70

Non-residential real estate loans	9	—	—	—	14
Construction loans	—	—	—	—	—
Commercial and industrial loans	15	—	2,700	—	—
Consumer loans	3	5	—	—	—

Total recoveries	27	8	2,712	19	84

Allowance at end of period	$5,088	$4,611	$4,196	$3,506	$3,771

Total loans outstanding	$824,708	$752,488	$752,093	$707,445	$630,009
Average loans outstanding	797,735	767,309	739,880	654,494	563,405
Ratio of allowance to non-performing loans	142.44%	116.59%	225.71%	73.84%	70.67%
Ratio of allowance to total loans	0.62%	0.61%	0.56%	0.50%	0.60%
Ratio of net charge-offs to average loans	0.04%	0.04%	0.06%	0.05%	0.05%

Non-performing loans	$3,572	$3,955	$1,859	$4,748	$5,336
Net charge-offs (charge-offs less recoveries)	337	312	424	316	270

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-7

NorthEast Community Bancorp, Inc.
Interest Rate Risk Analysis

Exhibit I-7
NorthEast Community Bancorp, Inc.
Interest Rate Risk Analysis

	Twelve Month Net Interest Income	Net Portfolio Value
Change in Interest Rates (Basis Points)	Percent of Change	Estimated NPV	Percent of Change
+200	24.96%	$178,557	11.43%
+100	12.16	168,944	5.43
0	—	160,243	—
-100	(4.54)%	159,679	(0.35)%

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-8

NorthEast Community Bancorp, Inc.
Fixed and Adjustable Rate Loans

Exhibit I-8
NorthEast Community Bancorp, Inc.
Fixed and Adjustable Rate Loans

The following table sets forth all loans at December 31, 2020 that are due after December 31, 2021 and have either fixed interest rates or floating or adjustable interest rates:

(Dollars in thousands)	Fixed Rates	Floating or Adjustable Rates	Total at December 31, 2020
Residential real estate loans:
One- to four-family	$771	$5,399	$6,170
Multifamily	18,666	67,375	86,041
Mixed-use	3,367	26,247	29,614

Non-residential real estate loans	13,464	31,778	45,242

Construction loans	—	167,869	167,869

Commercial and industrial loans	5,483	19,650	25,134

Consumer loans	19	—	19
Total	$41,770	$318,318	$360,088

Source: NorthEast Community Bancorp, Inc.’s prospectus.

EXHIBIT I-9

NorthEast Community Bancorp, Inc.
Loan Portfolio Composition

Exhibit I-9
NorthEast Community Bancorp, Inc.
Loan Portfolio Composition

	At December 31,
	2020		2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Residential real estate loans:
One- to four-family	$6,170	0.75%	$9,188	1.22%
Multifamily	90,506	10.97	98,751	13.12
Mixed-use	30,508	3.70	32,460	4.31
Total residential real estate loans	127,184	15.42	140,399	18.65

Non-residential real estate loans	60,665	7.36	66,894	8.89
Construction loans	545,788	66.18	465,379	61.85
Commercial and industrial loans	90,577	10.98	79,765	10.60
Overdrafts	452	0.05	—	0.00
Consumer loans	42	0.01	51	0.01
Total loans	824,708	100.00%	752,488	100.00%

Allowance for losses	(5,088)		(4,611)
Deferred loan costs, net	113		5

Loans, net	$819,733		$747,882

Exhibit I-9 (continued)
NorthEast Community Bancorp, Inc.
Loan Portfolio Composition

	At December 31,
	2018		2017		2016
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Residential real estate loans:
One- to four-family	$12,839	1.71%	$15,080	2.13%	$13,704	2.18%
Multifamily	138,368	18.40	152,881	21.61	174,718	27.73
Mixed-use	45,536	6.05	57,861	8.18	62,584	9.93
Total residential real estate loans	196,743	26.16	225,822	31.92	251,006	39.84

Non-residential real estate loans	67,326	8.95	70,613	9.98	70,526	11.20
Construction loans	415,066	55.19	341,105	48.22	251,017	39.84
Commercial and industrial loans	72,882	9.69	69,812	9.87	57,349	9.10
Overdrafts	—	0.00	—	0.00	—	0.00
Consumer loans	76	0.01	93	0.01	111	0.02
Total loans	752,093	100.00%	707,445	100.00%	630,009	100.00%

Allowance for losses	(4,196)		(3,506)		(3,771)
Deferred loan (fees) costs, net	(56)		185		(99)

Loans, net	$747,841		$704,124		$626,139

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-10

NorthEast Community Bancorp, Inc.
Contractual Maturity by Loan Type

Exhibit I-10
NorthEast Community Bancorp, Inc.
Contractual Maturity by Loan Type

December 31, 2020

(Dollars in thousands)	One- to Four-Family	Multi- Family	Mixed- Use	Non-Residential Real Estate	Construction	Commercial and Industrial	Overdrafts	Consumer	Total Loans
Amounts due in:
One year or less	$—	$4,465	$894	$15,423	$377,919	$65,443	$452	$23	$464,619
More than 1-5 years	3,080	31,376	10,347	18,503	167,869	22,034	—	19	253,228
More than 5-10 years	1,816	44,201	18,175	23,313	—	8,100	—	—	90,505
More than 10 years	1,274	10,464	1,092	3,526	—	—	—	—	16,356
Total	$6,170	$90,506	$30,508	$60,765	$545,788	$95,577	$452	$42	$829,356

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-11

NorthEast Community Bancorp, Inc.
Non-Performing Assets

Exhibit I-11
NorthEast Community Bancorp, Inc.
Non-Performing Assets

	At December 31,
(Dollars in thousands)	2020	2019	2018	2017	2016
Non-accrual loans:
Residential real estate loans:
Multifamily	$—	$—	$—	$—	$197
Mixed-use	—	415	1,762	1,585	1,567
Total residential real estate loans	—	415	1,762	1,585	1,764

Non-residential real estate loans	3,572	3,540	—	—	—
Construction loans	—	—	—	—	—
Commercial and industrial loans	—	—	—	2,919	2,691
Consumer loans	—	—	—	—	—
Total non-accrual loans	3,572	3,955	1,762	4,504	4,455

Accruing loans past due 90 days or more:
Residential real estate loans:
Multifamily	—	—	—	144	—
Total residential real estate loans	—	—	—	144	—

Non-residential real estate loans	—	—	—	—	481
Construction loans	—	—	—	—	400
Commercial and industrial loans	—	—	97	99	—
Consumer loans	—	—	—	1	—
Total accruing loans past due 90 days or more	—	—	97	244	881
Total non-performing loans	3,572	3,955	1,859	4,748	5,336

Real estate owned	1,996	2,164	2,164	2,491	6,272

Total non-performing assets	$5,560	$6,119	$4,023	$7,239	$11,608

Total non-performing loans to total loans	0.43%	0.53%	0.25%	0.67%	0.85%

Total non-performing assets to total assets	0.58%	0.64%	0.46%	0.89%	1.58%

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-12

NorthEast Community Bancorp, Inc.
Deposit Composition

Exhibit I-12
NorthEast Community Bancorp, Inc.
Deposit Composition

	At December 31,
	2020		2019		2018
(Dollars in thousands)	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
Demand deposits:
Non-interest-bearing accounts	$221,371	28.69%	$140,001	17.97%	$108,353	15.77%
Now and money market accounts	100,945	13.08	116,613	14.97	105,643	15.37
Savings accounts	101,693	13.18	98,283	12.61	77,903	11.34
Certificates of deposit	347,697	45.05	424,261	54.45	395,197	57.52
Total	$771,706	100.00%	$779,158	100.00%	$687,096	100.00%

Source: NorthEast Community Bancorp, Inc.’s prospectus.

EXHIBIT I-13

NorthEast Community Bancorp, Inc.
Maturity of Time Deposits

Exhibit I-13
NorthEast Community Bancorp, Inc.
Maturity of Time Deposits

	Period to Maturity
(Dollars in thousands)	Less Than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years to Four Years	More than Four Years	Total	Percent of Total Certificate Accounts
Less than 0.50%	$7,364	$157	$—	$—	$25,025	$32,546	9.40
0.50% to 0.99%	73,238	15,158	3,532	2,157	677	94,763	27.30
1.00% to 1.49%	52,854	35,873	390	147	18,537	107,801	31.00
1.50% to 1.99%	16,557	2,805	608	533	483	20,955	6.00
2.00% to 2.99%	51,084	14,679	1,433	4,228	282	71,706	20.60
3.00% and greater	10,737	2,709	2,999	3,451	—	19,896	5.70
Total	$211,834	$71,381	$8,962	$10,516	$45,004	$347,697	100.00

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT I-14

NorthEast Community Bancorp, Inc.
Borrowing Activity

Exhibit I-14
NorthEast Community Bancorp, Inc.
Borrowing Activity

At or For the Year Ended December 31,
(Dollars in thousands)	2020	2019	2018
Maximum amount outstanding at any month-end during period:
Lines of credit	—	—	—
Federal Home Loan Bank advances	$28,000	$38,405	$72,869
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—

Average outstanding balance during period:
Lines of credit	$—	$—	$115
Federal Home Loan Bank advances	26,811	28,095	64,013
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—
—
Weighted average interest rate during period:
Lines of credit	$—	$—	$1.85
Federal Home Loan Bank advances	2.70	2.64	1.44
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—
—
Balance outstanding at end of period:
Lines of credit	$—	$—	$—
Federal Home Loan Bank advances	28,000	21,000	42,461
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—

Weighted average interest rate at end of period:
Lines of credit	$—	$—	$—
Federal Home Loan Bank advances	2.52	2.83	1.87
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1
NorthEast Community Bancorp, Inc.
Description of Office Properties

Properties

At December 31, 2020, we conducted business through our administrative headquarters located in White Plains, New York and through our nine branch offices located in Bronx, New York, Rockland, Orange and Westchester Counties in New York and Essex, Middlesex and Norfolk Counties in Massachusetts and three loan production offices located in White Plains and New City, New York and Danvers, Massachusetts. We also have a wealth management office in Westport, Connecticut. At December 31, 2020, we leased six of our offices, and the total net book value of our land, buildings, furniture, fixtures and equipment was $18.7 million.

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

		Prime	90 Day	One Year	10 Year
Year/Qtr. Ended		Rate	T-Note	T-Note	T-Note
2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%
As of February 5, 2021		3.25%	0.03%	0.06%	1.19%

(1)   End of period data.

Sources:  Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

Characteristics of Publicly-Traded Thrifts

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 5, 2021

										As of
										February 5, 2021
						Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Region	City	State	Assets	Offices	Mth End	Date	Price	Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$888	3	Dec	4/27/17	$10.75	$74
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$13,382	1	Jun	3/14/05	$43.95	$2,595
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$499	3	Dec	1/8/96	$2.21	$41
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,487	54	Sep	3/31/99	$12.65	$1,711
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$673	7	Mar	10/24/94	$8.90	$27
CBMB	CBM Bancorp, Inc.	NASDAQCM	MA	Baltimore	MD	$232	4	Dec	9/27/18	$13.95	$48
CNNB	Cincinnati Bancorp, Inc.	NASDAQCM	MW	Cincinnati	OH	$232	6	Dec	10/14/15	$11.96	$36
ESBK	Elmira Savings Bank	NASDAQCM	MA	Elmira	NY	$674	12	Dec	3/1/85	$12.24	$43
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,894	23	Sep	4/3/07	$15.59	$157
FFBW	FFBW, Inc.	NASDAQCM	MW	Brookfield	WI	$286	7	Dec	10/10/17	$10.42	$74
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$1,565	12	Dec	1/29/15	$15.71	$149
FBC	Flagstar Bancorp, Inc.	NYSE	MW	Troy	MI	$29,476	159	Dec	4/30/97	$45.06	$2,373
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,055	23	Dec	7/9/12	$58.85	$253
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	#VALUE!	11	Dec	7/10/06	$9.74	$24
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$4,428	29	Dec	6/29/16	$11.32	$616
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$2,719	10	Dec	12/13/88	$236.30	$505
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$898	14	Dec	6/30/94	$19.00	$91
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$542	8	Jun	1/18/05	$29.09	$45
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$508	5	Dec	1/11/17	$16.81	$34
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$726	8	Jun	7/7/11	$20.50	$66
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,310	49	Jun	2/23/05	$10.65	$922
EBSB	Meridian Bancorp, Inc.	NASDAQGS	NE	Peabody	MA	$6,567	43	Dec	1/22/08	$15.91	$799
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$218	3	Dec	4/8/98	$16.24	$48
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Westbury	NY	$54,932	239	Dec	11/23/93	$10.41	$4,829
NFBK	Northfield Bancorp, Inc.	NASDAQGS	MA	Woodbridge	NJ	$5,589	38	Dec	11/7/07	$13.22	$690
NWBI	Northwest Bancshares, Inc.	NASDAQGS	MA	Warren	PA	$13,789	171	Dec	11/4/94	$13.17	$1,673
PCSB	PCSB Financial Corporation	NASDAQCM	MA	Yorktown Heights	NY	$1,791	16	Jun	4/20/17	$15.75	$241
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,498	7	Dec	7/15/15	$12.10	$219
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,184	14	Jun	6/27/96	$15.40	$115
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$12,871	101	Dec	1/15/03	$18.99	$1,446
PBIP	Prudential Bancorp, Inc.	NASDAQGM	MA	Philadelphia	PA	$1,223	10	Sep	3/29/05	$12.69	$101
RNDB	Randolph Bancorp, Inc.	NASDAQGM	NE	Stoughton	MA	$723	5	Dec	7/1/16	$20.00	$103
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,425	17	Mar	10/26/93	$5.62	$126
SVBI	Severn Bancorp, Inc.	NASDAQCM	MA	Annapolis	MD	$939	7	Dec		$7.80	$100
STXB	Spirit of Texas Bancshares, Inc.	NASDAQGS	SW	Conroe	TX	$2,925	37	Dec	5/3/18	$19.37	$331
SBT	Sterling Bancorp, Inc.	NASDAQCM	MW	Southfield	MI	$3,937	30	Dec	11/16/17	$5.11	$255
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,106	30	Dec	7/13/09	$24.77	$226
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,566	24	Sep	1/12/98	$27.10	$225
TBK	Triumph Bancorp, Inc.	NASDAQGS	SW	Dallas	TX	$5,837	64	Dec	11/6/14	$64.06	$1,580
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$5,736	148	Dec		$6.51	$628
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$2,221	16	Dec	10/4/05	$19.19	$455
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,487	27	Dec	12/27/01	$7.23	$165
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$13,830	93	Dec	11/26/86	$45.26	$2,161
WVFC	WVS Financial Corp.	NASDAQGM	MA	Pittsburgh	PA	$332	6	Jun	11/29/93	$15.15	$26
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	NASDAQCM	MW	Greenfield	WI	$505	6	Dec	1/8/19	$9.85	$45
BSBK	Bogota Financial Corp. (MHC)	NASDAQCM	MA	Teaneck	NJ	$754	4	Dec	1/15/20	$9.12	$120
CLBK	Columbia Financial, Inc. (MHC)	NASDAQGS	MA	Fair Lawn	NJ	$8,865	61	Dec	4/19/18	$15.80	$1,753
FSEA	First Seacoast Bancorp (MHC)	NASDAQCM	NE	Dover	NH	$477	5	Dec	7/16/19	$8.73	$51
GCBC	Greene County Bancorp, Inc. (MHC)	NASDAQCM	MA	Catskill	NY	$1,799	19	Jun	12/30/98	$24.70	$210
KFFB	Kentucky First Federal Bancorp (MHC)	NASDAQGM	MW	Frankfort	KY	$328	7	Jun	3/2/05	$6.46	$53
LSBK	Lake Shore Bancorp, Inc. (MHC)	NASDAQGM	MA	Dunkirk	NY	$683	12	Dec	4/3/06	$13.44	$77
MGYR	Magyar Bancorp, Inc. (MHC)	NASDAQGM	MA	New Brunswick	NJ	$754	7	Sep	1/23/06	$10.61	$62
OFED	Oconee Federal Financial Corp. (MHC)	NASDAQCM	SE	Seneca	SC	$520	8	Jun	1/13/11	$24.00	$135
PDLB	PDL Community Bancorp (MHC)	NASDAQGM	MA	Bronx	NY	$1,277	14	Dec	9/29/17	$9.72	$161
PBFS	Pioneer Bancorp, Inc. (MHC)	NASDAQCM	MA	Albany	NY	$1,629	23	Jun	7/17/19	$10.91	$273
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NASDAQCM	MA	Poughkeepsie	NY	$1,113	15	Dec	1/16/19	$9.21	$99
TFSL	TFS Financial Corporation (MHC)	NASDAQGS	MW	Cleveland	OH	$14,642	37	Sep	4/20/07	$17.53	$4,848

Source:  S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic and New England Thrifts

 Exhibit III-2

Public Market Pricing of Mid-Atlantic and New England Institutions

As of February 5, 2021

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$23.33	$601.07	$1.85	$19.90	13.96		103.6%	12.9%	114.7%	13.98		$0.43	2.36%	47%	$5,167	12.62%	11.78%	0.69%	0.84%	6.91%	0.87%	7.23%
Median			$15.28	$192.19	$0.87	$15.86	12.66		94.1%	11.6%	100.8%	13.14		$0.32	2.21%	36%	$1,791	11.51%	10.33%	0.55%	0.76%	5.88%	0.78%	6.15%

Comparable Group
Averages			$23.90	$676.53	$1.69	$20.30	14.31	x	96.95%	11.70%	108.27%	14.05	x	$0.45	2.74%	55.10%	$6,397	12.21%	11.11%	0.72%	0.76%	6.22%	0.75%	6.12%
Medians			$13.17	$219.00	$0.74	$14.31	13.73	x	92.27%	11.76%	97.72%	13.43	x	$0.32	2.64%	44.44%	$2,190	11.48%	10.08%	0.65%	0.76%	5.54%	0.74%	5.63%

Comparable Group
CARV	Carver Bancorp, Inc.	NY	$8.90	$27.26	($1.44)	$9.91	NM		89.80%	3.89%	89.80%	NM		$0.00	0.00%	NA	$673	6.90%	6.90%	1.25%	-0.79%	-9.90%	-0.90%	-11.29%
CBMB	CBM Bancorp, Inc.	MD	$13.95	$48.02	$0.17	$14.34	NM		97.29%	22.31%	97.29%	NM		NA	NA	250.00%	$232	22.94%	22.94%	0.55%	0.32%	1.27%	0.27%	1.07%
ESBK	Elmira Savings Bank	NY	$12.24	$43.12	$1.09	$17.01	10.29	x	71.03%	6.69%	89.11%	10.30	x	$0.60	4.90%	57.14%	$674	8.90%	7.20%	NA	0.60%	6.42%	0.60%	6.44%
ESSA	ESSA Bancorp, Inc.	PA	$15.59	$157.22	$1.38	$17.60	10.68	x	86.89%	9.03%	93.91%	10.71	x	$0.44	2.82%	30.14%	$1,894	10.11%	9.41%	1.09%	0.76%	7.43%	0.75%	7.37%
GBNY	Generations Bancorp NY, Inc.	NY	$9.74	$23.94	NA	NA	NM		NA	NA	NA	NM		NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
HVBC	HV Bancorp, Inc.	PA	$16.81	$33.81	$1.87	$16.75	8.76	x	100.35%	7.36%	100.35%	9.01	x	NA	NA	NA	$508	7.33%	7.33%	0.49%	1.02%	11.87%	0.99%	11.54%
KRNY	Kearny Financial Corp.	NJ	$10.65	$922.29	$0.58	$12.56	17.46	x	82.81%	12.33%	104.93%	16.59	x	$0.32	3.00%	52.46%	$7,310	15.38%	12.81%	0.72%	0.66%	4.11%	0.70%	4.40%
NYCB	New York Community Bancorp, Inc.	NY	$10.41	$4,829.22	$0.83	$13.43	10.21	x	76.18%	8.65%	123.43%	10.30	x	$0.68	6.53%	66.67%	$54,932	12.26%	8.21%	0.13%	0.79%	6.32%	0.78%	6.25%
NFBK	Northfield Bancorp, Inc.	NJ	$13.22	$690.21	$0.78	$14.26	17.39	x	91.54%	12.52%	96.94%	15.30	x	$0.44	3.33%	57.89%	$5,589	13.55%	12.89%	0.39%	0.67%	4.78%	0.73%	5.26%
NWBI	Northwest Bancshares, Inc.	PA	$13.17	$1,672.85	$0.70	$12.11	21.24	x	108.72%	12.12%	147.19%	16.48	x	$0.76	5.77%	122.58%	$13,789	11.22%	8.52%	0.92%	0.54%	4.53%	0.68%	5.70%
PCSB	PCSB Financial Corporation	NY	$15.75	$241.41	$0.59	$16.45	25.00	x	94.14%	14.17%	96.39%	24.90	x	$0.16	1.02%	25.40%	$1,791	15.28%	14.98%	NA	0.54%	3.34%	0.54%	3.36%
PFS	Provident Financial Services, Inc.	NJ	$18.99	$1,446.18	$1.32	$20.41	13.66	x	90.99%	11.41%	127.76%	13.22	x	$0.92	4.84%	66.19%	$12,871	12.44%	9.30%	0.71%	0.78%	5.70%	0.84%	6.15%
PBIP	Prudential Bancorp, Inc.	PA	$12.69	$101.48	$0.58	$15.86	11.97	x	77.32%	8.50%	81.30%	NM		$0.28	2.21%	66.98%	$1,223	10.55%	10.08%	1.10%	0.76%	6.88%	0.39%	3.56%
SVBI	Severn Bancorp, Inc.	MD	$7.80	$99.98	$0.42	$8.45	15.00	x	91.15%	10.49%	92.08%	14.87	x	$0.16	2.05%	30.77%	$939	11.53%	11.43%	1.57%	0.63%	5.06%	0.64%	5.11%
TRST	TrustCo Bank Corp NY	NY	$6.51	$627.78	$0.53	$5.81	11.99	x	110.49%	10.64%	110.60%	12.20	x	$0.27	4.19%	50.19%	$5,736	9.77%	9.76%	0.59%	0.97%	9.64%	0.95%	9.47%
WSFS	WSFS Financial Corporation	DE	$45.26	$2,161.44	$2.02	$36.77	19.94	x	120.63%	15.08%	175.11%	22.48	x	$0.48	1.06%	21.15%	$13,830	13.46%	9.83%	0.33%	0.78%	5.38%	0.80%	5.55%
WVFC	WVS Financial Corp.	PA	$15.15	$26.33	$1.22	$19.94	15.30	x	75.00%	9.08%	75.00%	15.10	x	$0.40	2.64%	40.40%	$332	11.42%	11.42%	0.00%	0.59%	5.88%	0.60%	5.96%
HONE	HarborOne Bancorp, Inc.	MA	$11.32	$616.39	$0.61	$11.90	13.80	x	93.00%	14.44%	104.09%	13.43	x	$0.12	1.06%	10.98%	$4,428	15.67%	14.23%	1.22%	0.76%	4.66%	0.80%	4.91%
HIFS	Hingham Institution for Savings	MA	$236.30	$504.95	$18.50	$130.24	10.16	x	172.45%	17.68%	172.45%	11.64	x	$1.88	0.80%	10.62%	$2,719	10.24%	10.24%	0.27%	1.71%	17.54%	1.53%	15.71%
EBSB	Meridian Bancorp, Inc.	MA	$15.91	$799.05	$1.21	$14.28	12.33	x	108.46%	12.60%	111.66%	13.05	x	$0.32	2.01%	24.81%	$6,567	11.39%	11.09%	0.08%	1.00%	8.73%	0.97%	8.46%
PVBC	Provident Bancorp, Inc.	MA	$12.10	$219.00	$0.66	$12.30	18.33	x	97.72%	15.31%	97.72%	16.00	x	$0.12	0.99%	18.18%	$1,498	15.98%	15.98%	NA	0.81%	4.57%	0.93%	5.21%
RNDB	Randolph Bancorp, Inc.	MA	$20.00	$102.86	$3.28	$17.19	6.60	x	116.38%	15.28%	NA	6.11	x	NA	NA	NA	$723	13.13%	NA	1.57%	2.30%	18.55%	2.49%	20.05%
WNEB	Western New England Bancorp, Inc.	MA	$7.23	$165.39	$0.40	$8.99	16.07	x	80.63%	7.72%	86.52%	15.23	x	$0.20	2.77%	44.44%	$2,487	9.26%	8.69%	NA	0.42%	4.16%	0.45%	4.45%

MHCs
BSBK	Bogota Financial Corp. (MHC)	NJ	$9.12	$120.00	NA	$9.68	NM		93.41%	16.20%	93.41%	27.98	x	NA	NA	NA	$754	16.91%	16.91%	NA	0.25%	1.63%	0.50%	3.27%
CLBK	Columbia Financial, Inc. (MHC)	NJ	$15.80	$1,752.85	$0.51	$8.89	30.38	x	173.33%	19.92%	189.54%	27.57	x	NA	NA	NA	$8,865	11.48%	10.55%	NA	0.60%	4.98%	0.66%	5.55%
GCBC	Greene County Bancorp, Inc. (MHC)	NY	$24.70	$210.28	$2.19	$15.62	10.65	x	151.57%	11.28%	151.57%	NM		$0.48	1.94%	20.26%	$1,799	7.39%	7.39%	0.29%	1.19%	15.05%	1.19%	15.05%
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	$13.44	$76.62	$0.76	$14.55	17.45	x	91.09%	11.41%	91.09%	17.62	x	$0.52	3.87%	48.05%	$683	12.43%	12.43%	0.56%	0.70%	5.34%	0.70%	5.31%
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	$10.61	$61.62	$0.37	$9.78	20.79	x	105.88%	8.31%	105.88%	21.16	x	NA	NA	NA	$754	7.54%	7.54%	2.03%	0.32%	3.85%	0.31%	3.75%
PDLB	PDL Community Bancorp (MHC)	NY	$9.72	$161.09	($0.01)	$9.25	NM		105.05%	13.02%	105.05%	NM		NA	NA	NA	$1,277	12.40%	12.40%	1.38%	-0.46%	-3.28%	-0.02%	-0.15%
PBFS	Pioneer Bancorp, Inc. (MHC)	NY	$10.91	$273.28	$0.27	$8.68	NM		125.74%	17.40%	131.19%	NM		NA	NA	NA	$1,629	13.84%	13.34%	1.01%	0.51%	3.35%	0.48%	3.11%
RBKB	Rhinebeck Bancorp, Inc. (MHC)	NY	$9.21	$98.87	$0.50	$10.35	16.75	x	88.02%	9.08%	89.25%	16.62	x	NA	NA	NA	$1,113	10.35%	10.22%	0.63%	0.51%	4.72%	0.51%	4.78%
FSEA	First Seacoast Bancorp (MHC)	NH	$8.73	$51.21	$0.18	$9.66	NM		90.40%	11.13%	90.40%	NM		NA	NA	NA	$477	12.31%	12.31%	0.19%	0.30%	2.29%	0.25%	1.88%

(1)  Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  Equity and tangible equity equal common equity and tangible common equity, respectively.  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Midwest Thrifts

 Exhibit III-3

Public Market Pricing of Midwest Institutions

As of February 5, 2021

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core
			Share	Value	EPS(1)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$23.33	$601.07	$1.85	$19.90	13.96		103.6%	12.9%	114.7%	13.98		$0.43	2.36%	47%	$5,167	12.62%	11.78%	0.69%	0.84%	6.91%	0.87%	7.23%
Median			$15.28	$192.19	$0.87	$15.86	12.66		94.1%	11.6%	100.8%	13.14		$0.32	2.21%	36%	$1,791	11.51%	10.33%	0.55%	0.76%	5.88%	0.78%	6.15%

Comparable Group
Averages			$17.79	$567.60	$1.85	$17.63	13.39	x	99.11%	16.68%	100.90%	14.56	x	$0.25	1.36%	38.47%	$5,276	16.18%	16.08%	0.75%	0.96%	7.17%	1.01%	7.94%
Medians			$16.24	$90.61	$0.97	$15.20	10.57	x	89.56%	16.81%	89.97%	12.68	x	$0.20	0.74%	24.32%	$898	13.54%	13.41%	0.54%	0.69%	5.57%	0.74%	5.64%

Comparable Group
CFFN	Capitol Federal Financial, Inc.	KS	$12.65	$1,710.52	$0.48	$9.25	28.75	x	137.54%	18.28%	138.41%	28.22	x	$0.34	2.69%	106.82%	$9,487	13.54%	13.41%	0.27%	0.69%	4.92%	0.70%	5.04%
CNNB	Cincinnati Bancorp, Inc.	OH	$11.96	$35.59	$0.61	$13.35	19.93	x	89.56%	15.34%	89.97%	19.71	x	NA	NA	NA	$232	17.13%	17.07%	0.54%	0.77%	6.10%	0.78%	6.17%
FFBW	FFBW, Inc.	WI	$10.42	$74.11	NA	$13.32	NM		78.24%	28.10%	78.28%	NM		NA	NA	NA	$286	35.92%	35.90%	0.63%	0.63%	2.41%	NA	NA
FBC	Flagstar Bancorp, Inc.	MI	$45.06	$2,372.68	$7.90	$38.41	4.73	x	117.33%	NA	126.55%	4.64	x	$0.20	0.44%	1.58%	$29,476	7.45%	6.94%	0.33%	1.75%	22.74%	1.79%	23.96%
HMNF	HMN Financial, Inc.	MN	$19.00	$90.61	$1.84	$20.91	8.56	x	87.76%	9.96%	88.50%	NM		$0.00	0.00%	NA	$898	11.26%	11.17%	0.38%	1.03%	8.83%	1.04%	8.95%
IROQ	IF Bancorp, Inc.	IL	$20.50	$66.43	$1.34	$25.78	12.58	x	78.23%	9.31%	78.23%	NM		$0.30	1.46%	18.40%	$726	11.51%	11.51%	0.24%	0.64%	5.57%	0.59%	5.10%
MSVB	Mid-Southern Bancorp, Inc.	IN	$16.24	$48.50	$0.35	$15.20	NM		106.86%	23.91%	106.86%	NM		$0.12	0.74%	24.32%	$218	22.38%	22.38%	1.19%	0.56%	2.36%	0.52%	2.20%
SBT	Sterling Bancorp, Inc.	MI	$5.11	$255.41	($0.30)	$6.63	NM		79.92%	6.53%	79.92%	NM		$0.00	0.00%	NA	$3,937	8.41%	8.41%	2.50%	-0.43%	-4.39%	-0.43%	-4.43%
WSBF	Waterstone Financial, Inc.	WI	$19.19	$454.54	$2.60	$15.84	5.82	x	116.54%	22.04%	121.36%	5.66	x	$0.80	4.17%	41.21%	$2,221	17.99%	17.96%	0.70%	2.97%	15.96%	3.07%	16.53%

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	WI	$9.85	$45.20	$0.12	$12.50	32.83	x	78.78%	9.31%	78.78%	NM		NA	NA	NA	$505	11.81%	11.81%	0.37%	0.30%	2.52%	0.13%	1.05%
KFFB	Kentucky First Federal Bancorp (MHC)	KY	$6.46	$53.05	($0.21)	$6.29	NM		102.66%	16.09%	104.57%	NM		$0.40	6.19%	NA	$328	15.82%	15.57%	NA	-3.81%	-20.62%	-0.54%	-2.94%
TFSL	TFS Financial Corporation (MHC)	OH	$17.53	$4,848.02	NA	$5.97	NM		296.67%	33.75%	298.42%	NM		$1.12	6.39%	373.33%	$14,642	11.42%	11.36%	1.04%	0.56%	4.88%	NA	NA

(1) Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.  P/E and P/Core =NM if the ratio is negative or above 35x.

(3)  Indicated 12 month dividend, based on last quarterly dividend declared.

(4)  Indicated 12 month dividend as a percent of trailing 12 month earnings.

(5)  Equity and tangible equity equal common equity and tangible common equity, respectively.  ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
		Population		Pop.	2016-2021	2021-2026	2021	% State	Market
Institution	County	2016	2021	2026	% Change	% Change	Amount	Average	Share(1)
Prudential Bancorp, Inc.	Philadelphia, PA	1,569,473	1,588,749	1,606,225	0.2%	0.2%	30,040	81.4%	1.02%
Elmira Savings Bank	Chemung, NY	86,984	82,370	80,032	-1.1%	-0.6%	31,386	74.5%	24.23%
HMN Financial, Inc.	Olmsted, MN	152,655	160,589	167,296	1.0%	0.8%	43,936	107.2%	6.04%
ESSA Bancorp, Inc.	Monroe, PA	164,857	171,166	172,658	0.8%	0.2%	32,216	112.8%	28.72%
HV Bancorp, Inc.	Bucks, PA	627,070	628,796	630,606	0.1%	0.1%	51,097	138.5%	0.41%
IF Bancorp, Inc.	Iroquois, IL	28,599	26,613	25,608	-1.4%	-0.8%	28,928	76.6%	22.22%
Randolph Bancorp, Inc.	Norfolk, MA	699,079	711,405	729,065	0.4%	0.5%	60,544	123.6%	1.65%
Severn Bancorp, Inc.	Anne Arundel, MD	567,226	585,055	603,525	0.6%	0.6%	53,217	116.8%	4.87%
PCSB Financial Corporation	Westchester, NY	979,959	967,400	970,003	-0.3%	0.1%	60,382	163.7%	0.41%
Provident Bancorp, Inc.	Essex, MA	777,791	793,814	813,863	0.4%	0.5%	48,443	131.3%	2.29%

	Averages:	565,369	571,596	579,888	0.1%	0.2%	44,019	112.6%	9.19%
	Medians:	597,148	606,926	617,066	0.3%	0.2%	46,190	114.8%	3.58%

NorthEast Community Bancorp, Inc.	Westchester, NY	979,959	967,400	970,003	-0.3%	0.1%	60,382	163.7%	0.12%

(1) Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2020.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of February 5, 2021

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of February 5, 2021

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share	Assets
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
AFBI	Affinity Bancshares, Inc.	SE	10.75	6,876	73.9	11.80	5.36	10.67	0.75	-8.46	8.60	0.26	0.56	10.46	7.95	129.18	888,170
AX	Axos Financial, Inc.	WE	43.95	59,077	2,595.0	44.05	13.69	38.95	12.84	53.40	17.11	3.45	3.71	21.79	19.75	243.64	14,393,267
BYFC	Broadway Financial Corporation	WE	2.21	27,466	60.7	7.23	1.04	2.03	8.87	47.33	19.46	0.00	NA	1.76	1.76	18.18	499,217
CFFN	Capitol Federal Financial, Inc.	MW	12.65	135,324	1,710.5	13.50	8.75	12.42	1.85	-5.10	1.20	0.44	0.45	9.20	NA	70.99	9,606,964
CARV	Carver Bancorp, Inc.	MA	8.90	3,063	27.3	22.97	1.25	8.19	8.67	256.00	37.13	-1.31	-1.44	9.91	9.91	219.62	672,653
CBMB	CBM Bancorp, Inc.	MA	13.95	3,442	48.0	15.05	10.61	13.95	0.00	-2.52	5.05	0.20	0.17	14.34	14.34	67.45	232,186
CNNB	Cincinnati Bancorp, Inc.	MW	11.96	2,976	35.6	12.00	6.33	11.75	1.79	11.88	0.08	0.60	0.61	13.35	13.29	77.95	231,943
ESBK	Elmira Savings Bank	MA	12.24	3,523	43.1	16.57	10.30	12.21	0.25	-26.27	6.43	1.19	1.19	17.23	13.74	0.00	644,587
ESSA	ESSA Bancorp, Inc.	MA	15.59	10,085	157.2	17.58	9.70	14.28	9.17	-10.20	3.93	1.46	1.46	17.94	16.60	0.00	1,868,818
FFBW	FFBW, Inc.	MW	10.42	7,112	74.1	10.76	6.74	10.28	1.36	-3.07	3.99	0.26	NA	13.32	13.31	0.00	285,787
FNWB	First Northwest Bancorp	WE	15.71	9,480	148.9	17.85	8.77	13.70	14.67	-6.77	0.71	1.10	0.84	18.19	18.19	0.00	1,654,349
FBC	Flagstar Bancorp, Inc.	MW	45.06	52,656	2,372.7	47.92	16.76	42.85	5.16	23.28	10.55	9.52	9.70	NA	NA	0.00	31,038,000
FSBW	FS Bancorp, Inc.	WE	58.85	4,157	252.6	60.65	27.50	53.62	9.75	8.56	7.39	8.97	8.77	54.27	52.61	0.00	2,113,241
GBNY	Generations Bancorp NY, Inc.	MA	9.74	2,458	23.9	11.75	5.85	9.83	-0.91	-5.98	-6.53	NA	NA	NA	NA	0.00	371,789
HONE	HarborOne Bancorp, Inc.	NE	11.32	54,451	616.4	11.65	6.45	10.86	4.24	2.44	4.24	0.82	0.84	12.17	10.88	0.00	4,483,615
HIFS	Hingham Institution for Savings	NE	236.30	2,137	504.9	238.99	125.55	219.26	7.77	15.29	9.40	23.25	20.31	137.02	137.02	0.00	2,857,093
HMNF	HMN Financial, Inc.	MW	19.00	4,769	90.6	21.50	13.06	17.76	6.98	-9.97	10.46	2.22	NA	21.65	21.47	0.00	909,580
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	29.09	1,563	45.5	35.93	20.00	30.91	-5.89	-15.02	0.73	2.71	NA	30.46	30.46	0.00	535,394
HVBC	HV Bancorp, Inc.	MA	16.81	2,012	33.8	17.48	9.75	16.40	2.50	-1.98	-2.10	1.92	1.87	16.75	16.75	0.00	507,739
IROQ	IF Bancorp, Inc.	MW	20.50	3,240	66.4	23.00	15.03	19.82	3.41	-10.87	-6.95	1.63	NA	26.21	26.21	0.00	713,399
KRNY	Kearny Financial Corp.	MA	10.65	86,600	922.3	12.26	6.91	10.35	2.90	-12.27	0.85	0.61	0.64	12.86	NA	0.00	7,335,153
EBSB	Meridian Bancorp, Inc.	NE	15.91	50,223	799.1	18.36	8.88	15.15	5.02	-11.98	6.71	1.29	1.22	14.67	14.25	0.00	6,619,848
MSVB	Mid-Southern Bancorp, Inc.	MW	16.24	2,986	48.5	16.59	9.71	15.13	7.34	20.30	12.70	0.37	0.35	15.20	15.20	0.00	218,281
NYCB	New York Community Bancorp, Inc.	MA	10.41	463,902	4,829.2	11.88	7.72	10.46	-0.48	-8.76	-1.33	1.02	1.01	13.66	8.43	0.00	56,306,120
NFBK	Northfield Bancorp, Inc.	MA	13.22	52,210	690.2	16.33	8.72	12.36	6.96	-18.55	7.22	0.76	0.86	14.44	13.64	0.00	5,514,544
NWBI	Northwest Bancshares, Inc.	MA	13.17	127,019	1,672.8	15.99	8.52	12.75	3.29	-16.27	3.38	0.62	0.80	12.11	8.95	0.00	13,806,268
PCSB	PCSB Financial Corporation	MA	15.75	15,328	241.4	20.35	11.01	14.74	6.89	-22.38	-1.19	0.63	0.63	16.73	16.34	0.00	1,789,839
PVBC	Provident Bancorp, Inc.	NE	12.10	18,099	219.0	12.50	7.21	11.53	4.94	1.00	0.83	0.66	0.76	12.38	12.38	0.00	1,505,781
PROV	Provident Financial Holdings, Inc.	WE	15.40	7,442	114.6	22.46	11.40	16.05	-4.05	-30.88	-1.97	0.72	0.72	16.79	16.79	0.00	1,170,727
PFS	Provident Financial Services, Inc.	MA	18.99	76,155	1,446.2	23.56	9.05	18.52	2.54	-19.09	5.73	1.39	1.44	20.87	14.86	0.00	12,919,741
PBIP	Prudential Bancorp, Inc.	MA	12.69	7,997	101.5	18.36	9.53	11.81	7.45	-28.91	-8.38	1.06	NA	16.41	15.61	0.00	1,193,267
RNDB	Randolph Bancorp, Inc.	NE	20.00	5,143	102.9	24.70	7.92	19.00	5.26	23.08	-9.34	3.03	3.28	17.19	NA	0.00	722,968
RVSB	Riverview Bancorp, Inc.	WE	5.62	22,345	125.6	7.35	3.77	5.21	7.87	-22.38	6.84	0.44	0.45	6.80	5.56	0.00	1,436,184
SVBI	Severn Bancorp, Inc.	MA	7.80	12,817	100.0	8.80	4.26	7.75	0.65	-4.67	9.24	0.52	0.52	8.56	8.47	0.00	952,553
STXB	Spirit of Texas Bancshares, Inc.	SW	19.37	17,082	330.9	21.59	8.96	17.94	7.97	-7.05	15.30	1.78	1.99	21.12	15.94	0.00	3,085,464
SBT	Sterling Bancorp, Inc.	MW	5.11	49,982	255.4	7.58	2.53	4.68	9.19	-30.85	12.56	-0.26	NA	6.39	6.39	0.00	3,914,045
TBNK	Territorial Bancorp Inc.	WE	24.77	9,110	225.7	30.41	19.23	23.86	3.81	-16.82	3.08	2.01	1.90	26.14	26.14	0.00	2,110,799
TSBK	Timberland Bancorp, Inc.	WE	27.10	8,318	225.4	28.28	13.60	25.25	7.33	-3.25	11.71	2.97	3.01	23.24	21.24	0.00	1,588,405
TBK	Triumph Bancorp, Inc.	SW	64.06	24,660	1,579.7	65.63	19.03	57.34	11.72	49.25	31.95	2.53	NA	27.42	19.78	0.00	5,935,791
TRST	TrustCo Bank Corp NY	MA	6.51	96,433	627.8	8.19	4.30	6.22	4.66	-19.83	-2.40	0.54	0.53	5.89	5.89	0.00	5,901,796
WSBF	Waterstone Financial, Inc.	MW	19.19	23,686	454.5	19.98	12.10	18.47	3.90	7.03	1.97	3.30	3.39	16.47	NA	0.00	2,184,587
WNEB	Western New England Bancorp, Inc.	NE	7.23	24,664	165.4	9.53	4.45	6.41	12.79	-22.92	4.93	0.45	0.47	8.97	8.36	0.00	2,365,886
WSFS	WSFS Financial Corporation	MA	45.26	47,756	2,161.4	47.78	17.84	42.97	5.33	8.54	0.85	2.27	2.01	37.52	25.85	0.00	14,333,914
WVFC	WVS Financial Corp.	MA	15.15	1,742	26.3	16.89	13.00	14.70	3.06	-9.85	5.75	0.99	1.00	20.20	20.20	0.00	317,444

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	9.85	4,589	45.2	12.01	7.43	9.46	4.12	-17.02	-1.10	0.30	0.12	12.50	12.50	0.00
BSBK	Bogota Financial Corp. (MHC)	MA	9.12	13,158	120.0	11.50	6.07	9.07	0.55	-20.70	2.36	0.17	0.33	9.76	9.76	0.00
CLBK	Columbia Financial, Inc. (MHC)	MA	15.80	110,940	1,752.8	17.34	10.27	15.42	2.46	-8.09	1.54	0.52	0.57	9.12	8.34	0.00
FSEA	First Seacoast Bancorp (MHC)	NE	8.73	5,866	51.2	9.80	5.07	8.67	0.69	-9.06	-1.68	0.22	0.18	9.66	9.66	0.00
GCBC	Greene County Bancorp, Inc. (MHC)	MA	24.70	8,513	210.3	30.25	15.01	23.72	4.13	-16.13	-3.10	2.32	NA	16.30	16.30	0.00
KFFB	Kentucky First Federal Bancorp (MHC)	MW	6.46	8,212	53.1	8.16	4.40	6.31	2.38	-17.22	2.22	-1.50	NA	6.29	6.18	0.00
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	13.44	5,701	76.6	15.90	8.95	13.01	3.31	-13.35	3.38	0.77	0.76	14.75	14.75	0.00
MGYR	Magyar Bancorp, Inc. (MHC)	MA	10.61	5,811	61.6	14.30	7.50	11.00	-3.59	-14.20	10.01	0.51	0.50	10.02	10.02	0.00
OFED	Oconee Federal Financial Corp. (MHC)	SE	24.00	5,604	134.5	28.00	15.25	24.39	-1.60	-8.01	-5.14	0.73	0.73	15.87	15.37	0.00
PDLB	PDL Community Bancorp (MHC)	MA	9.72	16,574	161.1	14.64	7.31	9.42	3.18	-32.97	-7.52	-0.29	-0.01	9.25	9.25	0.00
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	10.91	25,048	273.3	15.28	8.02	10.45	4.40	-28.22	3.22	0.30	0.27	8.68	8.32	0.00
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	9.21	10,735	98.9	11.25	5.90	9.03	2.05	-15.74	7.72	0.55	0.55	10.46	10.32	0.00
TFSL	TFS Financial Corporation (MHC)	MW	17.53	276,556	4,848.0	22.47	12.65	17.67	-0.79	-18.08	-0.57	0.30	NA	5.91	5.87	0.00

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of February 5, 2021

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
AFBI	Affinity Bancshares, Inc.	SE	8.92	6.93	0.32	2.55	0.69	5.55	0.76	103.99	41.35	102.74	9.16	135.14	19.09	NA	NA	NM
AX	Axos Financial, Inc.	WE	8.95	8.18	1.59	16.93	1.71	18.20	1.22	80.58	12.74	201.65	18.04	222.50	11.85	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	9.89	9.89	-0.03	-0.26	NA	NA	0.96	66.99	NM	125.52	12.41	125.52	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	13.29	NA	0.64	4.69	0.64	4.69	NA	NA	28.75	137.54	18.28	138.41	28.22	0.34	2.69	106.82
CARV	Carver Bancorp, Inc.	MA	6.90	6.90	-0.79	-9.90	-0.90	-11.29	1.25	58.83	NM	89.80	3.89	89.80	NM	0.00	0.00	NM
CBMB	CBM Bancorp, Inc.	MA	22.94	22.94	0.32	1.27	0.27	1.07	0.55	337.30	69.75	97.29	22.31	97.29	84.11	NA	NA	250.00
CNNB	Cincinnati Bancorp, Inc.	MW	17.13	17.07	0.77	6.10	0.78	6.17	0.54	118.50	19.93	89.56	15.34	89.97	19.71	NA	NA	NM
ESBK	Elmira Savings Bank	MA	9.43	7.66	0.64	6.95	0.64	6.97	NA	103.71	10.29	71.03	6.69	89.11	10.30	0.60	4.90	57.14
ESSA	ESSA Bancorp, Inc.	MA	10.39	9.69	0.79	7.77	0.78	7.75	NA	NA	10.68	86.89	9.03	93.91	10.71	0.44	2.82	30.14
FFBW	FFBW, Inc.	MW	35.92	35.90	0.63	2.41	NA	NA	0.63	143.79	40.08	78.24	28.10	78.28	NA	NA	NA	NM
FNWB	First Northwest Bancorp	WE	11.27	11.27	0.72	5.79	0.55	4.40	NA	NA	14.28	86.37	9.73	86.37	18.80	0.24	1.53	20.00
FBC	Flagstar Bancorp, Inc.	MW	7.09	6.62	2.00	26.22	2.04	NA	0.35	247.06	4.73	117.33	NA	126.55	4.64	0.20	0.44	1.58
FSBW	FS Bancorp, Inc.	WE	10.88	10.59	2.02	18.74	1.98	18.32	NA	NA	6.56	108.43	11.80	111.87	6.71	0.84	1.43	7.02
GBNY	Generations Bancorp NY, Inc.	MA	7.75	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
HONE	HarborOne Bancorp, Inc.	NE	15.53	14.11	1.05	6.55	1.08	6.73	NA	NA	13.80	93.00	14.44	104.09	13.43	0.12	1.06	10.98
HIFS	Hingham Institution for Savings	NE	10.25	10.25	1.88	18.96	1.65	16.56	NA	NA	10.16	172.45	17.68	172.45	11.64	1.88	0.80	10.62
HMNF	HMN Financial, Inc.	MW	11.35	11.27	1.21	10.56	NA	NA	NA	NA	8.56	87.76	9.96	88.50	NA	0.00	0.00	NM
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	9.61	9.61	0.93	9.31	NA	NA	NA	NA	10.73	95.50	9.18	95.50	NA	0.66	2.27	24.17
HVBC	HV Bancorp, Inc.	MA	7.33	7.33	1.02	11.87	0.99	11.54	0.49	76.54	8.76	100.35	7.36	100.35	9.01	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	11.90	11.90	0.70	6.06	NA	NA	NA	NA	12.58	78.23	9.31	78.23	NA	0.30	1.46	18.40
KRNY	Kearny Financial Corp.	MA	14.89	NA	0.73	4.66	0.76	4.85	NA	NA	17.46	82.81	12.33	104.93	16.59	0.32	3.00	52.46
EBSB	Meridian Bancorp, Inc.	NE	11.61	11.32	1.01	8.76	0.95	8.28	NA	NA	12.33	108.46	12.60	111.66	13.05	0.32	2.01	24.81
MSVB	Mid-Southern Bancorp, Inc.	MW	22.38	22.38	0.56	2.36	0.52	2.20	1.19	63.20	43.89	106.86	23.91	106.86	46.93	0.12	0.74	24.32
NYCB	New York Community Bancorp, Inc.	MA	12.15	8.19	0.94	7.62	0.94	7.55	NA	NA	10.21	76.18	8.65	123.43	10.30	0.68	6.53	66.67
NFBK	Northfield Bancorp, Inc.	MA	13.67	13.01	0.70	5.07	0.80	5.76	NA	231.96	17.39	91.54	12.52	96.94	15.30	0.44	3.33	57.89
NWBI	Northwest Bancshares, Inc.	MA	11.14	8.48	0.58	4.72	0.75	6.09	0.92	108.18	21.24	108.72	12.12	147.19	16.48	0.76	5.77	122.58
PCSB	PCSB Financial Corporation	MA	15.05	14.75	0.55	3.50	0.55	3.51	NA	194.03	25.00	94.14	14.17	96.39	24.90	0.16	1.02	25.40
PVBC	Provident Bancorp, Inc.	NE	15.66	15.66	0.89	5.05	1.02	5.79	NA	NA	18.33	97.72	15.31	97.72	16.00	0.12	0.99	18.18
PROV	Provident Financial Holdings, Inc.	WE	10.68	10.68	0.47	4.34	0.47	4.34	0.88	83.14	21.39	91.70	9.79	91.70	21.39	0.56	3.64	77.78
PFS	Provident Financial Services, Inc.	MA	12.54	9.26	0.86	6.49	0.88	6.70	NA	NA	13.66	90.99	11.41	127.76	13.22	0.92	4.84	66.19
PBIP	Prudential Bancorp, Inc.	MA	11.00	10.52	0.73	6.77	NA	NA	NA	NA	11.97	77.32	8.50	81.30	NA	0.28	2.21	66.98
RNDB	Randolph Bancorp, Inc.	NE	13.13	NA	2.30	18.55	2.49	20.05	1.57	58.62	6.60	116.38	15.28	NA	6.11	NA	NA	NM
RVSB	Riverview Bancorp, Inc.	WE	10.57	8.81	0.74	6.61	0.75	6.68	NA	NA	12.77	82.69	8.74	101.16	12.63	0.20	3.56	45.45
SVBI	Severn Bancorp, Inc.	MA	11.51	11.41	0.76	6.21	0.76	6.27	1.26	79.04	15.00	91.15	10.49	92.08	14.87	0.16	2.05	30.77
STXB	Spirit of Texas Bancshares, Inc.	SW	11.69	9.09	1.12	8.97	1.25	10.03	NA	NA	10.88	91.71	10.72	121.50	9.73	0.36	1.86	8.99
SBT	Sterling Bancorp, Inc.	MW	8.17	8.17	-0.35	-3.85	NA	NA	NA	NA	NM	79.92	6.53	79.92	NA	0.00	0.00	NM
TBNK	Territorial Bancorp Inc.	WE	11.78	11.78	0.89	7.55	0.84	7.12	NA	NA	12.32	94.75	11.16	94.75	13.06	0.92	3.71	50.75
TSBK	Timberland Bancorp, Inc.	WE	12.17	11.24	1.69	13.63	1.71	13.79	0.37	246.50	9.12	116.60	14.19	127.60	9.02	0.84	3.10	30.64
TBK	Triumph Bancorp, Inc.	SW	12.24	9.34	1.18	9.67	NA	NA	NA	NA	25.32	233.66	27.04	323.89	NA	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.63	9.62	0.94	9.47	0.93	9.31	NA	NA	11.99	110.49	10.64	110.60	12.20	0.27	4.19	50.19
WSBF	Waterstone Financial, Inc.	MW	18.91	NA	3.77	20.62	3.87	21.19	NA	NA	5.82	116.54	22.04	121.36	5.66	0.80	4.17	41.21
WNEB	Western New England Bancorp, Inc.	NE	9.58	8.99	0.48	4.86	0.51	5.13	NA	NA	16.07	80.63	7.72	86.52	15.23	0.20	2.77	44.44
WSFS	WSFS Financial Corporation	MA	12.48	8.94	0.86	6.18	0.76	5.46	0.42	398.30	19.94	120.63	15.08	175.11	22.48	0.48	1.06	21.15
WVFC	WVS Financial Corp.	MA	12.11	12.11	0.50	4.81	0.51	4.87	NA	NA	15.30	75.00	9.08	75.00	15.10	0.40	2.64	40.40

MHCs
BCOW	1895 Bancorp Of Wisconsin, Inc. (MHC)	MW	11.81	11.81	0.30	2.52	0.13	1.05	0.37	143.09	32.83	78.78	9.31	78.78	79.58	NA	NA	NM
BSBK	Bogota Financial Corp. (MHC)	MA	17.34	17.34	0.28	1.66	0.54	3.19	NA	NA	53.65	93.41	16.20	93.41	27.98	NA	NA	NM
CLBK	Columbia Financial, Inc. (MHC)	MA	11.49	10.62	0.66	5.67	0.73	6.25	NA	NA	30.38	173.33	19.92	189.54	27.57	NA	NA	NM
FSEA	First Seacoast Bancorp (MHC)	NE	12.31	12.31	0.30	2.29	0.25	1.88	0.19	349.03	39.68	90.40	11.13	90.40	48.17	NA	NA	NM
GCBC	Greene County Bancorp, Inc. (MHC)	MA	7.44	7.44	1.18	15.37	NA	NA	NA	NA	10.65	151.57	11.28	151.57	NA	0.48	1.94	20.26
KFFB	Kentucky First Federal Bancorp (MHC)	MW	15.67	15.43	-3.78	-21.67	NA	NA	NA	NA	NM	102.66	16.09	104.57	NA	0.40	6.19	NM
LSBK	Lake Shore Bancorp, Inc. (MHC)	MA	12.52	12.52	0.69	5.38	0.68	5.33	NA	NA	17.45	91.09	11.41	91.09	17.62	0.52	3.87	48.05
MGYR	Magyar Bancorp, Inc. (MHC)	MA	7.85	7.85	0.41	5.31	0.40	5.21	NA	NA	20.79	105.88	8.31	105.88	21.16	NA	NA	NM
OFED	Oconee Federal Financial Corp. (MHC)	SE	17.11	16.66	0.82	4.72	0.82	4.71	0.49	57.09	32.88	151.25	25.88	156.14	32.86	0.40	1.67	54.79
PDLB	PDL Community Bancorp (MHC)	MA	12.40	12.40	-0.46	-3.28	-0.02	-0.15	1.38	81.43	NM	105.05	13.02	105.05	NM	NA	NA	NM
PBFS	Pioneer Bancorp, Inc. (MHC)	MA	13.84	13.34	0.51	3.35	0.48	3.11	1.01	145.52	36.37	125.74	17.40	131.19	39.86	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc. (MHC)	MA	10.32	10.19	0.55	5.18	0.55	5.22	NA	NA	16.75	88.02	9.08	89.25	16.62	NA	NA	NM
TFSL	TFS Financial Corporation (MHC)	MW	11.38	11.32	0.56	4.89	NA	NA	NA	NA	58.43	296.67	33.75	298.42	NA	1.12	6.39	373.33

(1) Average of High/Low or Bid/Ask price per share.
(2) Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3) EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4) Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6) Annualized based on last regular quarterly cash dividend announcement.
(7) Indicated dividend as a percent of trailing 12 month earnings.
(8) Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9) For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2021 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2
Historical Stock Price Indices(1)

					SNL	SNL
				NASDAQ	Thrift	Bank
Year/Qtr. Ended		DJIA	S&P 500	Composite	Index	Index
2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1

2011:	Quarter 1	12319.7	1325.8	2781.1	578.1	293.1
	Quarter 2	12414.3	1320.6	2773.5	540.8	266.8
	Quarter 3	10913.4	1131.4	2415.4	443.2	198.9
	Quarter 4	12217.6	1257.6	2605.2	481.4	221.3

2012:	Quarter 1	13212.0	1408.5	3091.6	529.3	284.9
	Quarter 2	12880.1	1362.2	2935.1	511.6	257.3
	Quarter 3	13437.1	1440.7	3116.2	557.6	276.8
	Quarter 4	13104.1	1426.2	3019.5	565.8	292.7

2013:	Quarter 1	14578.5	1569.2	3267.5	602.3	318.9
	Quarter 2	14909.6	1606.3	3404.3	625.3	346.7
	Quarter 3	15129.7	1681.6	3771.5	650.8	354.4
	Quarter 4	16576.7	1848.4	4176.6	706.5	394.4

2014:	Quarter 1	16457.7	1872.3	4199.0	718.9	410.8
	Quarter 2	16826.6	1960.2	4408.2	723.9	405.2
	Quarter 3	17042.9	1972.3	4493.4	697.7	411.0
	Quarter 4	17823.1	2058.9	4736.1	738.7	432.8

2015:	Quarter 1	17776.1	2067.9	4900.9	749.3	418.8
	Quarter 2	17619.5	2063.1	4986.9	795.7	448.4
	Quarter 3	16284.7	1920.0	4620.2	811.7	409.4
	Quarter 4	17425.0	2043.9	5007.4	809.1	431.5

2016:	Quarter 1	17685.1	2059.7	4869.9	788.1	381.4
	Quarter 2	17930.0	2098.9	4842.7	780.9	385.6
	Quarter 3	18308.2	2168.3	5312.0	827.2	413.7
	Quarter 4	19762.6	2238.8	5383.1	966.7	532.7

2017:	Quarter 1	20663.2	2362.7	5911.7	918.9	535.8
	Quarter 2	21349.6	2423.4	6140.4	897.1	552.4
	Quarter 3	22405.1	2519.4	6496.0	939.3	573.2
	Quarter 4	24719.2	2673..6	6903.4	937.6	617.7

2018:	Quarter 1	24103.1	2640.9	7063.5	941.5	606.8
	Quarter 2	24271.4	2718.4	7510.3	961.2	597.8
	Quarter 3	26458.3	2914.0	8046.4	905.6	597.8
	Quarter 4	23327.5	2506.9	6635.3	772.0	502.9

2019:	Quarter 1	25928.7	2834.4	7729.3	837.8	543.8
	Quarter 2	26600.0	2941.8	8006.2	845.3	573.0
	Quarter 3	26916.8	2976.7	7999.3	890.5	584.5
	Quarter 4	28538.4	3230.8	8972.6	920.7	663.9

2020:	Quarter 1	21917.2	2584.6	7700.1	632.8	392.9
	Quarter 2	25812.9	3100.3	10058.8	658.5	430.8
	Quarter 3	27781.7	3363.0	11167.5	605.8	417.8
	Quarter 4	30606.5	3756.1	12888.3	816.7	558.8
As of February 5, 2021		31148.2	3886.8	13856.3	851.8	604.8

(1) End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Price Indices as of February 5, 2021

Index Summary (Current Data)

Industry Banking
Geography All

Index Name	Current Value	As Of	Day's Change	Day's Change (%)
SNL Banking Indexes
SNL U.S. Bank and Thrift	576.20	2/5/2021	(0.66)	(0.11)
SNL U.S. Bank	604.77	2/5/2021	(0.66)	(0.11)
SNL U.S. Thrift	851.79	2/5/2021	(2.74)	(0.32)
SNL TARP Participants	143.21	2/5/2021	1.23	0.87
KBW Nasdaq Bank Index	106.28	2/5/2021	(0.08)	(0.07)
KBW Nasdaq Regional Bank Index	106.62	2/5/2021	(0.10)	(0.10)
S&P 500 Bank	339.96	2/5/2021	(0.82)	(0.24)
NASDAQ Bank	3,972.37	2/5/2021	(2.57)	(0.06)
S&P 500 Commercial Banks	485.69	2/5/2021	(1.17)	(0.24)
S&P 500 Diversified Banks	569.50	2/5/2021	(1.04)	(0.18)
S&P 500 Regional Banks	126.76	2/5/2021	(0.54)	(0.42)
SNL Asset Size Indexes
SNL U.S. Bank < $250M	34.52	2/5/2021	(1.49)	(4.13)
SNL U.S. Bank $250M-$500M	534.79	2/5/2021	16.23	3.13
SNL U.S. Thrift < $250M	1,612.75	2/5/2021	(2.19)	(0.14)
SNL U.S. Thrift $250M-$500M	5,753.50	2/5/2021	52.37	0.92
SNL U.S. Bank < $500M	1,054.55	2/5/2021	13.01	1.25
SNL U.S. Thrift < $500M	2,025.68	2/5/2021	11.48	0.57
SNL U.S. Bank $500M-$1B	1,159.06	2/5/2021	12.41	1.08
SNL U.S. Thrift $500M-$1B	3,623.95	2/5/2021	9.87	0.27
SNL U.S. Bank $1B-$5B	1,102.99	2/5/2021	2.55	0.23
SNL U.S. Thrift $1B-$5B	2,416.16	2/5/2021	6.03	0.25
SNL U.S. Bank $5B-$10B	1,473.68	2/5/2021	2.06	0.14
SNL U.S. Thrift $5B-$10B	1,029.23	2/5/2021	0.79	0.08
SNL U.S. Bank > $10B	487.22	2/5/2021	(0.61)	(0.13)
SNL U.S. Thrift > $10B	149.61	2/5/2021	(1.01)	(0.67)
SNL Market Cap Indexes
SNL Micro Cap U.S. Bank	556.34	2/5/2021	2.27	0.41
SNL Micro Cap U.S. Thrift	1,078.57	2/5/2021	4.11	0.38
SNL Micro Cap U.S. Bank & Thrift	654.43	2/5/2021	2.64	0.41
SNL Small Cap U.S. Bank	659.74	2/5/2021	0.92	0.14
SNL Small Cap U.S. Thrift	654.55	2/5/2021	0.08	0.01
SNL Small Cap U.S. Bank & Thrift	677.04	2/5/2021	0.86	0.13
SNL Mid Cap U.S. Bank	401.78	2/5/2021	0.11	0.03
SNL Mid Cap U.S. Thrift	286.55	2/5/2021	(1.40)	(0.49)
SNL Mid Cap U.S. Bank & Thrift	395.31	2/5/2021	(0.12)	(0.03)
SNL Large Cap U.S. Bank	384.45	2/5/2021	(0.54)	(0.14)
SNL Large Cap U.S. Thrift	97.84	1/29/2021	(4.65)
SNL Large Cap U.S. Bank & Thrift	387.76	2/5/2021	(0.54)	(0.14)
SNL Geographic Indexes
SNL Mid-Atlantic U.S. Bank	631.73	2/5/2021	(0.44)	(0.07)
SNL Mid-Atlantic U.S. Thrift	2,883.60	2/5/2021	(20.56)	(0.71)
SNL Midwest U.S. Bank	630.72	2/5/2021	(0.26)	(0.04)
SNL Midwest U.S. Thrift	3,188.59	2/5/2021	(23.51)	(0.73)
SNL New England U.S. Bank	558.98	2/5/2021	2.12	0.38
SNL New England U.S. Thrift	3,150.15	2/5/2021	(8.49)	(0.27)
SNL Southeast U.S. Bank	420.99	2/5/2021	(1.01)	(0.24)
SNL Southeast U.S. Thrift	447.93	2/5/2021	3.16	0.71
SNL Southwest U.S. Bank	1,153.01	2/5/2021	(4.16)	(0.36)
SNL Southwest U.S. Thrift	1,305.60	2/5/2021	16.43	1.27
SNL Western U.S. Bank	1,137.71	2/5/2021	(0.97)	(0.09)
SNL Western U.S. Thrift	190.79	2/5/2021	2.98	1.59
SNL Stock Exchange Indexes
SNL U.S. Bank NYSE	521.89	2/5/2021	(0.71)	(0.14)
SNL U.S. Thrift NYSE	121.84	2/5/2021	(0.51)	(0.42)
SNL U.S. Bank NYSE American	763.00	2/5/2021	2.35	0.31
SNL U.S. Bank NASDAQ	903.80	2/5/2021	(0.09)	(0.01)
SNL U.S. Thrift NASDAQ	2,496.30	2/5/2021	(6.89)	(0.28)
SNL U.S. Bank Pink	448.34	2/5/2021	1.17	0.26
SNL U.S. Thrift Pink	411.35	2/5/2021	1.88	0.46
SNL Bank TSX	1,184.94	2/5/2021	1.54	0.13
SNL OTHER Indexes
SNL U.S. Thrift MHCs	5,695.92	2/5/2021	(45.06)	(0.78)
SNL Pink Asset Size Indexes
SNL U.S. Bank Pink < $100M	213.80	2/5/2021	0.00	0.00
SNL U.S. Bank Pink $100M-$500M	511.65	2/5/2021	(1.07)	(0.21)
SNL U.S. Bank Pink > $500M	387.59	2/5/2021	1.30	0.34
Broad Market Indexes

DJIA	31,148.24	2/5/2021	92.38	0.30
S&P 500	3,886.83	2/5/2021	15.09	0.39
S&P 400 Mid Cap	2,476.67	2/5/2021	24.35	0.99
S&P 600 Small Cap	1,252.75	2/5/2021	14.47	1.17
S&P 500 Financials	512.69	2/5/2021	0.44	0.09
SNL U.S. Financial Institutions	1,090.64	2/5/2021	(0.82)	(0.08)
MSCI US IMI Financials	1,857.09	2/5/2021	3.47	0.19
NASDAQ	13,856.30	2/5/2021	78.56	0.57
NASDAQ Finl	5,553.40	2/5/2021	15.51	0.28
NYSE	15,069.60	2/5/2021	94.17	0.63
Russell 1000	2,204.27	2/5/2021	10.49	0.48
Russell 2000	2,233.33	2/5/2021	30.91	1.40
Russell 3000	2,350.17	2/5/2021	12.68	0.54
S&P TSX Composite	18,135.90	2/5/2021	93.92	0.52

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available.  Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

All SNL indexes are market-value weighted; i.e., an institution's effect on an index is proportional to that institution's market capitalization.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other

EXHIBIT IV-4

New York Bank and Thrift Acquisitions 2017 - Present

Exhibit IV-4

New York Bank and Thrift Acquisitions 2017-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
						Total					NPAs/	Rsrvs/	Deal	Value/					Prem/
Announce	Complete					Assets	E/A	TE/A	ROAA	ROAE	Assets	NPLs	Value	Share	P/B	P/TB	P/E	P/A	Cdeps
Date	Date	Buyer Name		Target Name		($000)	(%)	(%)	(%)	(%)	(%)	(%)	($M)	($)	(%)	(%)	(x)	(%)	(%)
10/16/2020	Pending	First Citizens BancShares Inc.	NC	CIT Group Inc.	NY	60,865,000	9.47	9.05	-0.87	-8.15	NA	NA	2158.6	21.906	41.20	43.56	NA	3.55	-7.35
08/27/2020	Pending	Hanover Bancorp Inc.	NY	Savoy Bank	NY	596,948	7.11	7.08	1.14	11.93	0.89	190.48	63.0	NA	148.49	149.20	13.03	10.55	16.45
07/01/2020	02/01/2021	Dime Community Bancshares Inc.	NY	Bridge Bancorp, Inc.	NY	6,150,664	8.17	6.53	0.94	9.73	0.51	137.21	498.2	14.800	NA	NA	NA	NA	NA
10/25/2019	10/30/2020	Flushing Financial Corp.	NY	Empire Bancorp, Inc.	NY	1,012,542	8.02	NA	0.35	4.68	NA	NA	111.4	14.242	134.62	141.00	30.96	11.00	3.60
12/18/2019	07/17/2020	CNB Financial Corp.	PA	Bank of Akron	NY	388,877	9.88	9.88	1.30	13.00	1.21	124.19	65.8	219.255	171.21	171.21	13.92	16.91	9.58
01/09/2020	07/07/2020	Norwood Financial Corp.	PA	UpState New York Bancorp, Inc.	NY	435,907	10.39	10.39	1.19	11.65	0.93	173.71	80.0	36.233	177.94	177.94	17.29	18.42	18.95
12/23/2019	07/01/2020	Northfield Bancorp Inc.	NJ	VSB Bancorp, Inc.	NY	375,704	10.14	10.14	0.95	10.30	0.58	79.69	64.4	33.300	161.62	161.62	16.32	17.14	9.54
10/21/2019	06/12/2020	Community Bank System Inc.	NY	Steuben Trust Corporation	NY	576,601	11.06	11.05	1.25	11.96	0.55	517.24	108.8	64.033	170.63	170.80	15.36	18.87	11.55
12/19/2019	05/01/2020	Evans Bancorp Inc.	NY	FSB Bancorp, Inc.	NY	324,810	9.83	9.83	0.00	0.02	0.32	166.28	34.6	17.829	108.40	108.40	NM	10.65	1.72
07/24/2019	04/03/2020	Investors Bancorp Inc	NJ	Gold Coast Bancorp, Inc.	NY	572,323	8.07	8.07	0.45	5.65	NA	NA	63.6	15.838	134.91	134.91	25.14	11.12	5.05
08/09/2019	01/01/2020	OceanFirst Financial Corp.	NJ	Country Bank Holding Company, Inc.	NY	783,352	8.62	NA	NA	NA	NA	NA	102.2	46280.000	151.00	151.00	9.80	13.05	7.50
09/20/2018	08/09/2019	Hanover Bancorp Inc.	NY	Chinatown Federal Savings Bank	NY	131,610	19.39	19.39	0.01	0.03	2.15	27.17	28.8	140.762	112.84	112.84	NM	21.88	3.65
01/22/2019	07/12/2019	Community Bank System Inc.	NY	Kinderhook Bank Corp.	NY	631,996	8.97	8.08	0.86	10.04	NA	NA	93.2	62.000	161.47	186.68	17.13	14.74	NA
07/12/2018	01/02/2019	ConnectOne Bancorp, Inc.	NJ	Greater Hudson Bank	NY	519,643	10.13	10.13	-0.59	-5.13	1.09	131.33	76.3	NA	144.96	144.96	NA	14.69	6.84
04/23/2018	10/15/2018	RBB Bancorp	CA	First American International Corp.	NY	889,618	9.23	9.23	0.95	10.62	0.30	357.42	115.3	52.321	177.21	177.21	15.57	12.96	NA
03/05/2018	09/29/2018	Seneca-Cayuga Bncp Inc. (MHC)	NY	Medina Savings and Loan Association	NY	53,925	6.90	6.90	0.06	0.95	0.31	284.85	NA	NA	NA	NA	NA	NA	NA
01/22/2018	05/22/2018	Investor group	NY	Bank Leumi Le-Israel Corporation	NY	7,026,521	11.02	10.96	0.54	4.96	1.68	37.31	141.0	42.119	121.44	122.16	24.90	13.38	4.73
03/15/2017	11/10/2017	Kinderhook Bank Corp.	NY	Patriot Federal Bank	NY	141,246	8.73	8.61	0.37	4.09	0.55	231.02	14.6	9.945	118.10	119.86	28.65	10.30	2.61
03/07/2017	10/02/2017	Sterling Bancorp	NY	Astoria Financial Corporation	NY	14,558,652	11.77	10.64	0.48	4.23	1.70	37.04	2229.7	NA	140.74	159.36	31.17	15.32	9.86

				Average:		5,054,523	9.84	9.76	0.52	5.59	0.91	178.21			139.81	143.10	19.94	13.80	6.95
				Median:		576,601	9.47	9.83	0.51	5.31	0.73	151.75			144.96	149.20	17.13	13.38	6.84

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

NorthEast Community Bancorp, Inc.

Director and Senior Management Summary Resumes

Exhibit IV-5
NorthEast Community Bancorp, Inc.
Director and Senior Management Summary Resumes

The following directors have terms ending in 2021:

Diane B. Cavanaugh has served as a Principal Appellate Court Attorney for the First Judicial Department of the Appellate Division of the New York State Supreme Court since February 2019. Ms. Cavanaugh was an attorney with Lyons McGovern, LLP from January 2010 to January 2019. Age 64. Director since 1992.

Ms. Cavanaugh has the ability to provide the board with the legal knowledge necessary to assess issues facing the Board effectively.

Charles A. Martinek has served as Senior Vice President and Chief Compliance Officer of NorthEast Community Bank since September 2013. Prior to that time, Mr. Martinek served as Internal Loan Review and Community Reinvestment Officer of NorthEast Community Bank since May 2007, commercial loan officer with NorthEast Community Bank since 2001, and as an assistant vice president since 2002. Before serving with NorthEast Community Bank, Mr. Martinek was a quality control analyst with C. Cowles & Co. Mr. Martinek is also the owner of Martinek Investment Properties, LLC. Mr. Martinek’s brother, Kenneth Martinek, also serves on the Board of Directors. Age 59. Director since 2002.

Mr. Martinek’s commercial loan and compliance experience is crucial to the ability of the board of directors to comprehend the complex compliance issues facing us.

Kenneth H. Thomas has been an independent bank analyst and consultant since 1969 and has been President of K.H. Thomas Associates, LLC since 1975. Dr. Thomas is also a registered investment advisor and President of Community Development Advisors, LLC. Dr. Thomas holds a Ph.D. in Finance from the Wharton School and has written extensively on the Community Reinvestment Act of 1977. Age 73. Director since 2001.

As an independent bank analyst for over 40 years, Dr. Thomas offers the board essential industry experience.

The following directors have terms ending in 2022:

Charles M. Cirillo is a certified public accountant and is a partner in the accounting firm Cirillo & Cirillo CPAs LLP. Age 55. Director since 2018.

Mr. Cirillo’s accounting and business experience provides the board of directors with valuable insight and expertise with regard to various financial and accounting matters affecting us.

Eugene M. Magier is an attorney and has been President of the Law Offices of Eugene M. Magier, P.C. since 1994. Mr. Magier is a licensed Massachusetts Real Estate Broker and has managed residential and commercial real estate. Prior to starting his own law firm, Mr. Magier served as Legal Counsel for CVS Corporation. Age 59. Director since 2012.

Mr. Magier’s experience and background as an attorney specializing in commercial real estate, acquisitions, workouts and contracts provides the board with valuable knowledge and expertise directly related to the business issues we face.

Kenneth A. Martinek has served as Chairman of the Board and Chief Executive Officer of NorthEast Community Bancorp since its formation in 2006 and previously served as President from 2006 until January 2013. He has served with NorthEast Community Bank since 1976 and has been the Chief Executive Officer of NorthEast Community Bank since 1991 and was the President from 1991 until January 2013. Mr. Martinek was first elected as a director of NorthEast Community Bank in 1983 and was appointed Chairman of the Board in 2002. Mr. Martinek’s brother, Charles A. Martinek, also serves on the board of directors. Age 68.

Exhibit IV-5 (continued)
NorthEast Community Bancorp, Inc.
Director and Senior Management Summary Resumes

Since becoming Chief Executive Officer of NorthEast Community Bank in 1991, Mr. Martinek has successfully completed a mutual holding company reorganization and minority stock offering and navigated the issues facing a public company in the banking sector. Mr. Martinek’s knowledge of all aspects of the business and its history, combined with his success and strategic vision, position him well to continue to serve as our Chairman and Chief Executive Officer.

The following directors have terms ending in 2023:

Jose M. Collazo has served as President of NorthEast Community Bancorp and NorthEast Community Bank since January 2013 and Chief Operating Officer of NorthEast Community Bancorp and NorthEast Community Bank since February 2012. Mr. Collazo served as Senior Vice President and Chief Information Officer from 2002 until February 2012. Mr. Collazo joined NorthEast Community Bank in January 1986. Age 55. Director since 2013.

Mr. Collazo’s extensive knowledge of NorthEast Community Bank’s and NorthEast Community Bancorp’s business and history, combined with his strategic vision, position him well to continue to serve as our director, President and Chief Operating Officer.

John F. McKenzie is a retired insurance executive. Prior to his retirement in early 2008, Mr. McKenzie was the owner of an insurance agency in Orange, Connecticut, providing multiline personal and commercial insurance products. Age 77. Director since November 2006.

Mr. McKenzie provides the board with significant management, strategic and operational knowledge through his previous experience as owner of an insurance agency.

Kevin P. O’Malley is an attorney and is president of the Kevin P. O’Malley, P.C., a law firm located in Tappan, New York. Age 75. Director since 2016.

Mr. O’Malley is a critical member of the board of directors. As a practicing attorney, Mr. O’Malley provides knowledge and expertise directly related to the high absorption, homogeneous communities in which we operate.

Exhibit IV-5 (continued)
NorthEast Community Bancorp, Inc.
Director and Senior Management Summary Resumes

Executive Officers

Our executive officers are elected annually by the board of directors and serve at the board’s discretion. The following individuals currently serve as our executive officers and will serve in the same positions following the conversion and offering:

Name	Position
Kenneth A. Martinek	Chairman and Chief Executive Officer of NorthEast Community Bancorp, Inc., NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank

Jose M. Collazo	President and Chief Operating Officer of NorthEast Community Bancorp, Inc., NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank

Donald S. Hom	Executive Vice President and Chief Financial Officer of NorthEast Community Bancorp, Inc, NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank

Below is information regarding our executive officer who is not also a director. Mr. Hom has held his current position for the period indicated below. Age presented is as of December 31, 2020.

Donald S. Hom joined NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank in 2007, serving as Chief Financial Officer since 2013. Prior to joining NorthEast Community Bancorp, Mr. Hom served for 23 years as a bank examiner and financial analyst for a Federal banking regulatory agency and six years as the chief executive officer of a New Jersey community bank. Age 66.

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT IV-6

NorthEast Community Bancorp, Inc.

Pro Forma Regulatory Capital Ratios

Exhibit IV-6
NorthEast Community Bancorp, Inc.

	NorthEast Community Bank Historical at		Pro Forma at December 31, 2020, Based Upon the Sale in the Offering of
	December 31, 2020		8,712,500 Shares		10,250,000 Shares		11,787,500 Shares
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$142,180	14.85%	$174,140	17.38%	$179,911	17.82%	$185,683	18.25%
Tier 1 leverage capital(1)(2)	$137,962	14.79%	$169,922	17.43%	$175,693	17.88%	$181,465	18.33%
Tier 1 leverage requirement	46,629	5.00	48,750	5.00	49,131	5.00	49,512	5.00
Excess	$91,333	9.79%	$121,972	12.43%	$126,562	12.88%	$131,953	13.33%
Tier 1 risk-based capital(1)(2)	$137,962	13.23%	$169,922	16.17%	$175,693	16.69%	$181,465	17.22%
Tier 1 risk-based requirement	83,399	8.00	84,078	8.00	84,200	8.00	84,322	8.00
Excess	$54,563	5.23%	$85,844	8.17%	$91,493	8.69%	$97,143	9.22%
Total risk-based capital(1)(2)	$143,021	13.72%	$174,981	16.65%	$180,752	17.17%	$186,524	17.70%
Total risk-based requirement	104,249	10.00	105,098	10.00	105,250	10.00	105,402	10.00
Excess	$38,772	3.72%	$69,883	6.65%	$75,502	7.17%	$81,122	7.70%
Common equity tier 1 risk-based capital(1)(2)	$137,962	13.23%	$169,922	16.17%	$175,693	16.69%	$181,465	17.22%
Common equity tier 1 risk-based requirement	67,762	6.50	68,313	6.50	68,412	6.50	68,511	6.50
Excess	$70,200	6.73%	$101,609	9.67%	$107,281	10.19%	$112,954	10.72%
Reconciliation of capital infused into NorthEast Community Bank:
Net proceeds			$42,415		$50,031		$57,648
Less: Common stock acquired by new equity incentive plan			(3,485)		(4,100)		(4,715)
Less: Common stock acquired by employee stock ownership plan			(6,970)		(8,200)		(9,430)
Pro forma increase			$31,960		$37,731		$43,503

Source: NorthEast Community Bancorp’s prospectus.

EXHIBIT IV-7

NorthEast Community Bancorp, Inc.

Pro Forma Analysis Sheet

EXHIBIT IV-7
PRO FORMA ANALYSIS SHEET
NorthEast Community Bancorp, Inc.
Prices as of February 5, 2021

			Subject		Peer Group				New York				All Public
Valuation Midpoint Pricing Multiples		Symbol	at Midpoint		Mean		Median		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	15.77	x	12.78	x	11.32	x	14.37	x	11.14	x	13.96	x	12.66	x
Price-core earnings multiple	=	P/CE	16.03	x	13.13	x	10.71	x	14.43	x	11.25	x	13.98	x	13.14	x
Price-book ratio	=	P/B	70.92%		90.10%		89.45%		88.33%		89.80%		103.63%		94.14%
Price-tangible book ratio	=	P/TB	71.12%		93.40%		92.99%		101.87%		96.39%		114.74%		100.75%
Price-assets ratio	=	P/A	16.24%		10.61%		9.64%		8.81%		8.65%		12.92%		11.60%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$12,330,052	(12 Mths 6/20(2)	ESOP Stock (% of Offering + Foundation) (E)	8.00%
Pre-Conversion Core Earnings (YC)	$12,151,052	(12 Mths 6/20(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$154,195,000	(2)	ESOP Amortization (T)	15.00	Years
Pre-Conv. Tang. Book Value (B)	$153,544,000	(2)	Stock Program (% of Offering + Foundation (M)	4.00%
Pre-Conversion Assets (A)	$968,591,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	0.36%		Fixed Expenses	$1,300,000
Tax rate (TAX)	21.00%		Variable Expenses (Blended Commission %)	0.91%
After Tax Reinvest. Rate (R)	0.28%		Percentage Sold (PCT)	59.7343%
Est. Conversion Expenses (1)(X)	2.38%		MHC Assets	$370,000
Insider Purchases	$590,000		Options as (% of Offering + Foundation) (O1)	10.00%
Price/Share	$10.00		Estimated Option Value (O2)	31.70%
Foundation Cash Contribution (FC)	$-		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$-		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$-

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y - FC * R)	V=	$171,593,320
	1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2. V=	P/Core E * (YC)	V=	$171,593,320
	1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3. V=	P/B * (B-FC+FT)	V=	$171,593,320
	1 - P/B * PCT * (1-X-E-M)

4. V=	P/TB * (B-FC+FT)	V=	$171,593,320
	1 - P/TB * PCT * (1-X-E-M)

5. V=	P/A * (A-FC+FT)	V=	$171,593,320
	1 - P/A * PCT * (1-X-E-M)

Shares		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	11,787,500	7,945,731	19,733,231	0	19,733,231	1.6147
Midpoint	10,250,000	6,909,332	17,159,332	0	17,159,332	1.4041
Minimum	8,712,500	5,872,932	14,585,432	0	14,585,432	1.1935

Market Value
		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$117,875,000	$79,457,310	$197,332,310	0	$197,332,310
Midpoint	$102,500,000	$69,093,320	$171,593,320	0	$171,593,320
Minimum	$87,125,000	$58,729,320	$145,854,320	0	$145,854,320

(1) Estimated offering expenses at midpoint of the offering.
(2) Adjusted to reflect consolidation and reinvesment of $370,000 of MHC net assets.

EXHIBIT IV-8

NorthEast Community Bancorp, Inc.

Pro Forma Effect of Conversion Proceeds

	Exhibit IV-8
	PRO FORMA EFFECT OF CONVERSION PROCEEDS
	NorthEast Community Bancorp, Inc.
	At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value				$145,854,320
	Exchange Ratio				1.19348
	2nd Step Offering Proceeds				$87,125,000
	Less: Estimated Offering Expenses				2,295,650
	2nd Step Net Conversion Proceeds				$84,829,350

2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds				$84,829,350
	Less: Cash Contribution to Foundation				0
	Less: ESOP Stock Purchases (1)				(6,970,000)
	Less: RRP Stock Purchases (2)				(3,485,000)
	Net Cash Proceeds				$74,374,350
	Estimated after-tax net incremental rate of return				0.28%
	Earnings Increase				$211,521
	Less: Consolidated interest cost of ESOP borrowings				0
	Less: Amortization of ESOP borrowings(3)				(367,087)
	Less: RRP Vesting (3)				(550,630)
	Less: Option Plan Vesting (4)				(523,373)
	Net Earnings Increase				$(1,229,569)

				Net
			Before	Earnings	After
3.	Pro Forma Earnings		Conversion(5)	Increase	Conversion
	12 Months ended December 31, 2020 (reported)		$12,330,052	$(1,229,569)	$11,100,483
	12 Months ended December 31, 2020 (core)		$12,151,052	$(1,229,569)	$10,921,483

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion(5)	Proceeds	and Other	Conversion
	December 31, 2020	$154,195,000	$74,374,350	$0	$228,569,350
	December 31, 2020 (Tangible)	$153,544,000	$74,374,350	$0	$227,918,350

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion(5)	Proceeds	and Other	Conversion
	December 31, 2020	$968,591,000	$74,374,350	$0	$1,042,965,350

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 15 years, RRP amortized over 5 years, tax effected at:	21.00%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8
PRO FORMA EFFECT OF CONVERSION PROCEEDS
NorthEast Community Bancorp, Inc.
At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value			$171,593,320
	Exchange Ratio			1.40409
	2nd Step Offering Proceeds			$102,500,000
	Less: Estimated Offering Expenses			2,437,100
	2nd Step Net Conversion Proceeds			$100,062,900

2.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds			$100,062,900
	Less: Cash Contribution to Foundation			0
	Less: ESOP Stock Purchases (1)			(8,200,000)
	Less: RRP Stock Purchases (2)			(4,100,000)
	Net Cash Proceeds			$87,762,900
	Estimated after-tax net incremental rate of return			0.28%
	Earnings Increase			$249,598
	Less: Consolidated interest cost of ESOP borrowings			0
	Less: Amortization of ESOP borrowings(3)			(431,867)
	Less: RRP Vesting (3)			(647,800)
	Less: Option Plan Vesting (4)			(615,733)
	Net Earnings Increase			$(1,445,802)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion
	12 Months ended December 31, 2020 (reported)	$12,330,052	$(1,445,802)	$10,884,250
	12 Months ended December 31, 2020 (core)	$12,151,052	$(1,445,802)	$10,705,250

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion(5)	Proceeds	of Foundation	Conversion
	December 31, 2020	$154,195,000	$87,762,900	$0	$241,957,900
	December 31, 2020 (Tangible)	$153,544,000	$87,762,900	$0	$241,306,900

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion(5)	Proceeds	of Foundation	Conversion
	December 31, 2020	$968,591,000	$87,762,900	$0	$1,056,353,900

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 15 years, RRP amortized over 5 years, tax effected at:	21.00%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

NorthEast Community Bancorp, Inc.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio

Fully Converted Value	$197,332,310
Exchange Ratio	1.61470

2nd Step Offering Proceeds	$117,875,000
Less: Estimated Offering Expenses	2,578,550
2nd Step Net Conversion Proceeds	$115,296,450

2.	Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds	$115,296,450
Less: Cash Contribution to Foundation	0
Less: ESOP Stock Purchases (1)	(9,430,000)
Less: RRP Stock Purchases (2)	(4,715,000)
Net Cash Proceeds	$101,151,450
Estimated after-tax net incremental rate of return	0.28%
Earnings Increase	$287,675
Less: Consolidated interest cost of ESOP borrowings	0
Less: Amortization of ESOP borrowings(3)	(496,647)
Less: RRP Vesting (3)	(744,970)
Less: Option Plan Vesting (4)	(708,093)
Net Earnings Increase	$(1,662,035)

			Net
		Before	Earnings	After
3.	Pro Forma Earnings	Conversion(5)	Increase	Conversion
	12 Months ended December 31, 2020 (reported)	$12,330,052	$(1,662,035)	$10,668,018
	12 Months ended December 31, 2020 (core)	$12,151,052	$(1,662,035)	$10,489,018

		Before	Net Cash	Tax Benefit	After
4.	Pro Forma Net Worth	Conversion (5)	Proceeds	of Foundation	Conversion
	December 31, 2020	$154,195,000	$101,151,450	$0	$255,346,450
	December 31, 2020 (Tangible)	$153,544,000	$101,151,450	$0	$254,695,450

		Before	Net Cash	Tax Benefit	After
5.	Pro Forma Assets	Conversion (5)	Proceeds	of Foundation	Conversion
	December 31, 2020	$968,591,000	$101,151,450	$0	$1,069,742,450

(1) Includes ESOP purchases of 8.0% of the second step offering.
(2) Includes RRP purchases of 4.0% of the second step offering.
(3) ESOP amortized over 15 years, RRP amortized over 5 years, tax effected at:	21.00%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% of the options are taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT IV-9

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit IV-9

  NorthEast Community Bancorp, Inc.

  Calculation of Minority Ownership Dilution in a Second-Step Offering

  Stock Ownership Data as of December 31, 2020

  Financial Data as of December 31, 2020

  Reflects Pro Forma Market Value as of February 5, 2021

Key Input Assumptions

Mid-Tier Stockholders' Equity	$153,825,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	40.3528%	(PCT)
Pro Forma Market Value	$171,593,320	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$370,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	40.3528%

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	40.2657%	(rounded)

Current Ownership

MHC Shares	7,273,750	59.65%
Public Shares	4,920,861	40.35%
Total Shares	12,194,611	100.00%

EXHIBIT V-1

RP® Financial, LC.
Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (40)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (36)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (37)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (33)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (33)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters

1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com